As filed with the Securities and Exchange Commission on June 13, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

THE GRILLED CHEESE TRUCK, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	5812	27-3120288
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

151 North Nob Hill Road, Suite 321

Fort Lauderdale, FL 33324

(949) 478-2571

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Peter Goldstein

President, Interim Chief Financial Officer, Treasurer, Secretary and Director

Robbie Lee

Interim Chief Executive Officer, Executive Chairman

151 North Nob Hill Road, Suite 321Fort Lauderdale, FL 33324

(949) 478-2571

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Barry I. Grossman, Esq.
Sarah Williams, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
(212) 370-1300
(212) 370-7889 — Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock underlying Senior Convertible Promissory Notes sold in a private placement(1)	2,875,000	$1.25	$3,593,750	$462.88
Shares of common stock underlying warrants sold in a private placement(2)	1,437,500	2.00	2,875,000	370.30
Shares of common stock underlying warrants issued to Placement Agent (4)	287,500	2.40	690,000	88.87
Shares of common stock underlying Senior Convertible Promissory Notes sold in a private placement(5)	645,000	1.25	806,250	103.85
Shares of common stock underlying warrants sold in a private placement(6)	322,500	2.00	645,000	83.08
Shares of common stock underlying warrants issued to Placement Agent(7)	64,500	2.40	154,800	19.94
Shares of common stock underlying founder shares issued to Peter Goldstein (8)	1,000,000	1.25	1,250,000	161.00
Shares of common stock sold in a private placement(9)	322,500	1.25	403,125	51.92
Shares of common stock sold in the Stock Purchase Agreement (10)	2,000,000	1.25	2,500,000	322.00
Shares of common stock issued in Share Exchange(11)	1,845,000	1.25	2,306,250	296.56
Shares of common stock underlying warrants granted pursuant to the Chord Advisory Agreement (12)	100,000	2.00	200,000	25.76
Shares of common stock underlying warrants granted pursuant to the Clark Advisory Agreement, as Amended (13)	700,000	2.00	1,400,000	180.32
Shares of common stock underlying warrants granted pursuant to the Clark Advisory Agreement, as Amended (13)	1,000,000	1.25	1,250,000	161.00
Shares of common stock issued upon conversion of Bridge Notes (14)	1,696,834	1.25	2,121,042.50	273.19
Shares of common stock underlying Advisory and Employment Agreements (15)	324,750	1.25	405,937.50	52.28
Shares of common stock underlying the Pallas Advisory Agreement (16)	473,000	1.25	591,250	76.15
Shares of common stock issued in connection with the Asset Purchase Agreement (17)	500,000	1.25	625,000	80.50
Shares of common stock underlying warrants issued in connection with the Asset Purchase Agreement (18)	250,000	1.25	312,500	40.25
Shares of common stock underlying warrants issued pursuant to the TRIG Capital Group, LLC Advisory Agreement (19)	1,800,000	2.00	3,600,000	463.68
Shares of common stock issued in connection for settlement of a Letter Agreement (20)	56,571	1.25	70,713.75	9.10
Shares of common stock issued in connection for services rendered to the Company (21)	25,000	1.25	31,250	4.03
Shares of common stock purchased in a private transaction (22)	50,000	1.25	62,500	8.05
Shares of common stock issued for services in connection with an Advisory Agreement (23)	50,000	1.25	62,500	8.05
Shares of common stock underlying warrants granted for services pursuant to an Advisory Agreement (23)	100,000	2.00	200,000	25.76
Shares of common stock issued in connection with the conversion of a promissory note (24)	202,353	1.25	252,941.25	32.57
Shares of common stock issued in connection with the issuance of a promissory note (25)	8,000	1.25	10,000	1.28
Shares of common stock sold in the 506(c) private placement offering (26)	1,928,500	1.25	2,410,625	310.48
Shares of common stock underlying warrants issued in connection with the 506(c) private placement offering (26)	1,928,500	2.50	4,821,250	620.97
Shares of common stock issued in connection with the conversion of promissory notes sold in a private placement (27)	100,000	1.25	125,000	16.10
Shares of common stock underlying warrants issued in connection with the conversion of promissory notes sold in a private placement (27)	12,500	2.00	25,000	3.22
Total	22,105,508		$33,801,685	$4,353.66

Calculation of Registration Fee

(1)	Represents shares of common stock issuable upon the conversion of our 10% Convertible Senior Secured Notes, which were part of units, issued in a private placement which closed on April 18, 2013. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)	Represents shares of common stock issuable upon the exercise of warrants, which were part of units, sold in a private placement which closed on April 18, 2013. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions. Proposed maximum offering price per share is based on the exercise price of the warrant in accordance with Rule 457(g).

(3)	No market presently exists for our common stock. The selling stockholders will be required to offer their shares at $1.25 per share until our common stock is listed for quotation on the OTC Bulletin Board or OTCQB Market. Assuming such listing is obtained, offers may be made at prevailing market prices or at privately negotiated prices.

(4)	Represents shares of common stock issuable upon the exercise of warrants, which were part of compensation due to the Placement Agent, sold in a private placement which closed on April 18, 2013. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions. Proposed maximum offering price per share is based on the exercise price of the warrant in accordance with Rule 457(g).

(5)	Represents shares of common stock issuable upon the conversion of our 10% Convertible Senior Secured Notes, which were part of units, issued in a private placement which closed on June 21, 2013. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(6)	Represents shares of common stock issuable upon the exercise of warrants, which were part of units, sold in a private placement which closed on June 21, 2013. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions. Proposed maximum offering price per share is based on the exercise price of the warrant in accordance with Rule 457(g).

(7)	Represents shares of common stock issuable upon the exercise of warrants, which were part of compensation due to the Placement Agent, sold in a private placement which closed on June 21, 2013. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions. Proposed maximum offering price per share is based on the exercise price of the warrant in accordance with Rule 457(g).

(8)	Represents shares of common stock issued to Peter Goldstein on December 31, 2009 in exchange for founder services in connection with setting up and forming the Corporation.

(9)	Represents shares of common stock, which were part of units sold in a private placement which closed on August 27, 2012. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions. Proposed maximum offering price per share is based on the exercise price of the warrant in accordance with Rule 457(g).

(10)	Represents shares of common stock which were sold in a Stock Purchase Agreement to Robert Lee and Trilogy Capital Partners, Inc. on April 12, 2012.

(11)	Represents shares of common stock issued in connection with the Share Exchange, which closed on October 18, 2012.

(12)	Represents shares of common stock issuable upon the exercise of warrants, which were part of an Advisory Agreement, dated August 25, 2012 with Chord Advisors, LLC. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions. Proposed maximum offering price per share is based on the exercise price of the warrant in accordance with Rule 457(g).

(13)	Represents shares of common stock issuable upon the exercise of warrants, which were part of an Advisory Agreement, dated August 15, 2012 with Wesley K. Clark and Associates, LLC, and common stock issuable upon exercise of warrants, which were issued pursuant to Amendment No. 1 to the Advisory Agreement, dated September 6, 2013 with Wesley K. Clark and Associates, LLC. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions. Proposed maximum offering price per share is based on the exercise price of the warrant in accordance with Rule 457(g).

(14)	Represents shares of common stock issued upon the conversion of our Bridge Loan Notes. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(15)	Represents shares of common stock issued in connection with various Advisory and Employment Agreements.

(16)	Represents shares of common stock issued to Brian Pallas in accordance with his Advisory Agreement.

(17)	Represents shares of common stock to be issued to Deepak Deveraj in accordance with the Asset Purchase Agreement.

(18)	Represents shares of common stock to be issued to Deepak Deveraj upon exercise of warrants issued in accordance the Asset Purchase Agreement.

(19)	Represents shares of common stock issuable upon the exercise of warrants, which were part of an Advisory Agreement, dated July 16, 2012 with Trig Capital Partners, Inc. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions. Proposed maximum offering price per share is based on the exercise price of the warrant in accordance with Rule 457(g).

(20)	Represents shares of common stock issued to Chord Advisors LLC as settlement for all fees due pursuant to the Letter Agreement dated August 11, 2012.

(21)	Represents shares of common stock issued to Benjamin Cohen for services rendered to the company.

(22)	Represents shares issued to Chord Advisors LLC for services previously rendered, which was subsequently sold to an independent third party.

(23)	Represents shares of common stock issued and shares of common stock issuable upon the exercise of warrants, which were part of an Advisory Agreement, dated April 11, 2014 with PBNJ Advisors.

(24)	Represents shares of common stock issued in connection with the conversion of a promissory note, dated October 23, 2013, by R3 Trading Partners LLC.

(25)	Represents shares of common stock issued in connection pursuant to the terms of a promissory note, dated December 27, 2013, issued to Benjamin Cohen.

(26)	Represents shares of common stock and shares of common stock issuable upon the exercise of warrants, which were part of units, sold in a 506(c) private placement which closed on May 29, 2014. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions. Proposed maximum offering price per share is based on the exercise price of the warrant in accordance with Rule 457(g).

(27)	Represents shares of common stock and shares of common stock underlying warrants issued in connection with the conversion of 12% Secured Promissory Notes sold to investors in a private placement offering on September 12, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED June 13, 2014

THE GRILLED CHEESE TRUCK, INC.

22,105,508 Shares of Common Stock

This prospectus relates to the offer for sale of an aggregate of 22,105,508 shares of common stock, par value $.001 per share, of The Grilled Cheese Truck, Inc. by the selling stockholders named herein. The company is not offering any securities pursuant to this prospectus.

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any exchange. We are seeking sponsorship for the trading of our common stock on the OTC Bulletin Board and/or OTCQB Market upon the effectiveness of the registration statement of which this prospectus forms a part. The 22,105,508 shares of our common stock can be sold by selling security holders at a fixed price of $1.25 per share until our shares are quoted on the OTC Bulletin Board and/or OTCQB Market and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to complete the necessary documents with the Financial Industry Regulatory Authority, or FINRA, nor can we provide any assurance that our shares will actually be quoted on the OTC Bulletin Board and/or OTCQB Market or, if quoted, that a viable public market will materialize.

Following the effectiveness of the registration statement of which this prospectus forms a part, the sale and distribution of securities offered hereby may be effected in one or more transactions that may take place on the OTC Bulletin Board and/or OTCQB Market, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders.

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

We are an “emerging growth company” under the federal securities laws and may be subject to reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 14 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 13, 2014.

(Above pictures from left to right: Vernon Gibson, employee, General Wesley Clark, Director, and David Danhi, Director and COO)

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read the entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes included in this prospectus, before investing. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. Unless otherwise stated in this prospectus, references to “we,” “us” or “our company” refer to The Grilled Cheese Truck, Inc.

Overview

We were incorporated in the state of Nevada on December 31, 2009 as GSP-1, Inc.  We were formed as a vehicle to pursue a business combination. The company selected December 31 as its fiscal year end. On July 6, 2011, we filed a Certificate of Amendment to our Articles of Incorporation to change our name from “GSP-1, Inc.” to “TRIG Acquisition 1, Inc.” In connection with our acquisition of Grilled Cheese, Inc. on February 19, 2013, we filed a Certificate of Amendment to our Articles of Incorporation to change our name from “TRIG Acquisition 1, Inc.” to “The Grilled Cheese Truck, Inc.”

Our Company

The Grilled Cheese Truck, Inc. is an American entrepreneurial “emerging growth” company with a brand and menu that we intend to expand throughout the nation. We believe that gourmet grilled cheese is the “new pizza.”  Many Americans enjoyed eating grilled cheese sandwiches as a child and some consider grilled cheese sandwiches as a comfort food. The Grilled Cheese Truck is a fast growing, early mover in the gourmet food truck industry. Management believes that we are one of the most followed gourmet food trucks on Facebook, and we believe we are the only known gourmet food truck verified by Twitter.

Whenever available, we strive to use fresh ingredients in the preparation of our sandwiches, as opposed to frozen or canned goods. Further, all of our ingredients are side-by-side taste-tested for quality prior to use. We believe that the use of fresh ingredients, when available, helps elevate our sandwiches above other local venues and we believe that partially explains why people line up in front of our trucks sometimes for over an hour to get one of our delicious creations, whether it’s a Plain and Simple Melt or The Cheesy Mac and Rib fully loaded.

Our grilled cheese sandwiches have received numerous accolades and social media notoriety, including being cited:

•	by relish.com as one of America’s top 10 grilled cheese sandwiches on April 9, 2013 (http://relish.com/slideshows/americas-10-best-grilled-cheese-sandwiches-2/), and

•	by thedailymeal.com as one of the Sandwiches of the Week: America’s Top 20 New Sandwiches on March 21, 2011 (Thedailymeal.com\ at http://www.thedailymeal.com/america-s-top-20-new-sandwiches?utm_source=Outbrain).

The report of our independent registered public accounting firm on our consolidated financial statements for the year ended December 31, 2013 contains an explanatory paragraph regarding our ability to continue as a going concern. Our business will require significant amounts of capital to sustain operations and make the investments we need to execute our longer term business plan. Our net loss for the year ended December 31, 2013 was $5,612,919 and the deficit accumulated by us amounts to $7,916,778 as of December 31, 2013. Our net loss for the three-month period ended March 31, 2014 amounted to approximately $1.2 million and the accumulated deficit amounted to approximately $9.1 million at March 31, 2014. This raises substantial doubt about our ability to continue as a going concern. The accompanying audited consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

2

In order to continue as a going concern and achieve a profitable level of operations, we will need, among other things, additional capital resources.  Management’s plan to continue as a going concern includes raising capital through increased food truck sales and conducting additional financings through debt and equity transactions. However, management cannot provide any assurances that we will be successful in accomplishing any of our plans. Our ability to continue as a going concern is dependent upon management’s ability to successfully implement the plans described above, including securing additional sources of financing and attaining profitable operations.   Management cannot provide any assurance that unforeseen circumstances that may occur at anytime within the next twelve months or thereafter will not increase the need for us to raise additional capital on an immediate basis. We are actively targeting sources of additional financing through debt and equity transactions and other transactions, but there can be no assurance that we will be able to continue to raise funds in which case the company may be unable to meet its obligations.

We generate revenue from food and beverage sales through our company-operated food trucks in Southern California and Phoenix, Arizona. In addition, we generate revenue from licensing the right to use certain portions of our intellectual property. Such licensing not only provides us with revenue, but it also enables us to further establish our brand. We have licensed these intellectual property rights for use in counties throughout California, including Ventura County, Santa Barbara County, and portions of Los Angeles County which are commonly referred to as the San Fernando Valley, where our licensees currently license and operate two trucks. Further, we intend to expand nationally and prospectively generate revenue from franchise sales, royalties based on a percentage of sales by franchisees and sales of food products to our franchisees, however there is no guarantee or assurance that we will be able to implement our franchise expansion or that we will be able to collect royalties from the sales made by our potential franchisees. In addition to our potential franchise operations, we intend to expand and increase the number of company-owned trucks, to begin operating brick and mortar restaurants, and expand our operations within sports venues and airports and bring our food trucks to special events throughout the United States and internationally.

Truck Economics

The current anticipated average cost to obtain a Grilled Cheese Truck franchise is estimated to be under $25,000. However, the $25,000 does not include deposits for a leased or rental truck, exterior wrap, point of sale system, equipment, permits, uniforms and new staff training, which is estimated to be $35,000, but such estimate will differ depending on location.

Our Industry

We believe that the United States retail market for gourmet food trucks is a large, growing and fragmented segment with increasing consumer demand. We believe our company was and is an early mover in this segment due to our current efforts to become a publically traded gourmet food truck company and a national grilled cheese chain.

We believe gourmet food trucks are an alternative to fast food and quick service restaurants for consumers. Once commonplace only in big cities on the east and west coasts of the United States, food trucks can now be found in both urban and rural areas throughout the United States. The food truck provides a means for the on-the-go person to grab a quick bite at a low cost and is increasingly becoming known for gourmet fare as the popularity of food trucks continues to rise. We believe the industry is growing so rapidly because gourmet food trucks satisfy the desires of the consumer beyond quality, value and speed. Media venues such as The Food Network, The Cooking Channel and numerous websites highlight the food truck industry and promote the industry with shows and TV series’ dedicated to food trucks.

3

Strategy

Our objective is to become the leader in the gourmet food truck industry. Each element of our strategy is designed to differentiate and reinforce our company’s brand and engender a degree of loyalty among our customers. The cornerstones of this strategy include:

•	Maintaining our menu: We are committed to using the best available ingredients in producing the best grilled cheese sandwiches, soups and side dishes. We strive to use fresh ingredients in the preparation of our sandwiches, as opposed to frozen or canned goods. Further, all of our ingredients are side-by-side taste-tested for quality prior to use.

•	Customer Service: We rely on repeat business and view our customers’ interactions with employees as critical to our long-term success. Through our emphasis on training, personal development and equity incentives, we believe we can attract and retain well-qualified, motivated employees committed to providing superior levels of customer service.

•	Marketing: We will continue to build on our social media and mainstream media presence (television, radio, print, etc.) to communicate with existing and future customers. We will reinforce a distinctive brand image built on the quality of our food and customer service experience.

•	Truck Design: Our trucks are typically configured to accommodate a high volume of traffic. Our truck’s design is intended to be casual and comforting. Although a number of customers buy our food and return to their homes and/or offices to eat the purchased food, many of our customers enjoy eating at the truck. Although we do not personally provide organized tables and chairs for dining, we believe that approximately 25% of the locations we serve are set up for street side dining with organized tables and chairs for the customer’s comfort.

•	Truck Locations: Our strategy is to schedule truck locations in selected high-traffic, high-visibility locations in order to realize operating and marketing efficiencies and enhance brand awareness.

•	Hub and Spoke: In order to manage costs, ensure compliance with our quality standards and provide consistency to our customers, we control our food preparation from our centrally located kitchens. We believe this hub-and-spoke format provides significant competitive advantages.

•	Expansion: Our expansion strategy is to increase our market share in existing markets and add trucks in new markets where we believe we can become a leading gourmet food truck operator.

•	Employee Relations: We believe that the training and knowledge of our employees and the consistency and quality of the service they deliver are central to our success. We believe that an employee-oriented culture creates a sense of personal responsibility among all employees, resulting in a higher level of customer service. We intend to encourage and support our employees by offering competitive wages and developing relevant benefits.

Veteran Ownership Opportunity

General Wesley K. Clark, the highly decorated retired four star general, former supreme allied commander in Europe for NATO, is our Director and Senior Veterans Advisors and will supervise the development and implementation of the recruitment and selection for prospective veteran franchisee candidates.

4

A major component of our business strategy is to market our franchises to United States veterans for our first prospective 100 mobile truck franchise operations, although there is no assurance that the first prospective 100 franchises will be solely granted to U.S. veterans. Despite their significant skill sets, many returning veterans experience difficulty finding work upon returning to civilian life. Since September 11, 2001, it is estimated that approximately 2.7 million United States veterans have served in the military with an approximate unemployment rate of 9.2 percent, compared with 7.6 percent of non-veterans, according to the Bureau of Labor Statistics. We believe that given these circumstances United States veterans would be interested in starting or buying a new business or considering doing so. General Wesley Clark, our Director and Senior Veterans Advisors, will supervise the development and implementation of recruitment and “vetting” for prospective veteran franchisees.

As of the date of this prospectus, only preliminary steps have been taken to implement our veteran program (including development of a recruitment and training program). Since our focus over the past year has been primarily on expanding our business plan in preparation for implementing our franchise model, we have not yet established any estimated budgets or milestones regarding the implementation of our veteran program. Once the franchise model is in place, we intend to focus on establishing a strategy which focuses on veterans receiving the first 100 franchises, including the scope and the timeframe for implementation of the training, management and ownership of the franchises and methods we anticipate utilizing to assist prospective veteran franchisees to secure financing to acquire a franchise.

Our Expansion Strategy

Our expansion strategy is to add trucks in existing markets, which include Southern California (currently operating six leased trucks) and Phoenix, Arizona (currently operating three leased trucks). We intend to expand and generate revenue from additional company trucks, company stores, third-party license agreements at airports, stadiums, malls and other locations as well as franchise revenues, to consist primarily of royalties based on a percentage of sales reported by franchise revenue and franchise fees paid by franchisees as well as the development of company operated and the acquisition of grilled cheese stores. However, we cannot provide any assurance or guarantee that we will be able to implement our expansion of food trucks and stores or collect any royalties based on a percentage of sales reported by licensees or franchisees.

We intend to begin operating trucks in new markets where we believe we can become a leading gourmet food truck in the area. Our business model calls for the sale of up to 100 franchises within twelve months after commencing franchise activities. The 100 trucks would include company owned trucks, licensed trucks and prospective franchised trucks. Our intent is to develop our veteran training, management and ownership program, with the goal of having 100 qualified veterans owning and operating Grilled Cheese Trucks. There is no guarantee that we will be able to increase the number of trucks that we operate to 100 trucks within twelve months after commencing franchise activities. There are several obstacles that the company will need to overcome in order to implement our expansion strategy including: (i) obtaining adequate financing, (ii) receiving legal approval for franchising in each respective state in which we seek to expand, (iii) building customer demand in new markets and (iv) streamlining our management and operations.

5

Corporate History

Share Exchange Agreement

On October 18, 2012, TRIG Acquisition 1, Inc. (“TRIG”) entered into a share exchange agreement (the “Exchange Agreement”) by and among (i) TRIG, (ii) Grilled Cheese, Inc., a California corporation, (“Grilled Cheese”), (iii) GCT, Inc., a Nevada corporation and wholly-owned subsidiary of the TRIG (“GCT Sub”); (iv) David Danhi, the majority shareholder of Grilled Cheese (“Majority Shareholder”) and (v) Michelle Grant, the minority shareholder of Grilled Cheese (“Minority Shareholder”, together with the Majority Shareholder, the “Grilled Cheese Shareholders”). Pursuant to the terms of the Exchange Agreement: (1) the Majority Shareholder transferred to GCT Sub all of the shares of Grilled Cheese held by such shareholder in exchange for the issuance of 4,275,000 shares of TRIG’s common stock; and (2) the Minority Shareholder transferred all of the shares of Grilled Cheese held by the Minority Shareholder in exchange for $500,000 and 845,000 shares of TRIG’s common stock (the “Share Exchange”). The Minority Shareholder subsequently sold her 845,000 shares of Trig’s common stock in a private transaction to Robert Rein. The shares of common stock issued in connection with the Share Exchange are being registered for resale pursuant to this prospectus. Subsequent to the Share Exchange, GCT, Inc. changed its name to Grilled Cheese, Inc.

The Share Exchange transaction has been accounted for as a reverse acquisition of TRIG by Grilled Cheese, but in substance as a capital transaction, rather than a business combination since TRIG had nominal operations and assets prior to and as of the closing of the Share Exchange transaction. The former stockholders of Grilled Cheese represent a significant constituency of the company’s voting power immediately following the Share Exchange transaction and Grilled Cheese’s management has assumed operational, financial and governance control. The Share Exchange transaction is deemed a reverse recapitalization and the accounting is similar to that resulting from a reverse acquisition. For accounting purposes, Grilled Cheese is treated as the surviving entity and accounting acquirer in accordance with “ASC 805, Business Combinations”, although TRIG was the legal acquirer. Accordingly, the company’s historical financial statements are those of Grilled Cheese. The accumulated losses of Grilled Cheese were carried forward after the completion of the Share Exchange.

All reference to common stock shares and per share amounts have been restated to effect the reverse merger which occurred on October 18, 2012.

As a result of the Share Exchange, we ceased our prior operations and, through our wholly-owned subsidiary, Grilled Cheese, we operate our food trucks, specializing in grilled cheese.

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Acquisition of Assets

On August 8, 2013, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), by and among Hook & Ladder Draught House, LLC, a Texas limited liability company (“HL”), KOW Leasing Co., LLC, a Texas limited liability company (“KOW”), Deepak Devaraj, as sole member of HL and KOW, respectively (“Devaraj” and together with HL and KOW, the “Sellers”), the company and GCT Texas Master, LLC, a Nevada limited liability company and a licensee of the company (“GCT-TX”, together with the company, the “Buyer”). HL is a mobile food service business that provides food and alcohol out of renovated fire engines. Pursuant to the Asset Purchase Agreement, we agreed to purchase substantially all of the Seller’s rights, title and interests in and to certain assets, properties and rights of every kind, nature and description, tangible and intangible, real, personal or mixed, accrued and contingent, which were owned or leased by Sellers and used in the Sellers’ business, including but not limited to all equipment, customer contracts, property leases, intellectual property, vehicles, books and records, licenses and corporate and trade names.

As consideration for the Sellers to enter into the Asset Purchase Agreement, we agreed to: (i) issue to Sellers 500,000 shares of our common stock, and (ii) issue a warrant to Sellers to purchase up to 250,000 shares of our common stock (the “HL Warrant”). The HL Warrant is exercisable at a price of $1.00 per share, contains customary piggyback registration rights and shall be exercisable for a period of three (3) years. The 500,000 shares of common stock issued to Seller under the Asset Purchase Agreement are subject to customary piggy-back registration rights. The 500,000 shares are being registered in this prospectus. We also agreed to appoint Devaraj to our Board of Directors, and, for so long as Devaraj holds any shares of our common stock, the Board shall take all reasonable actions such that Devaraj shall be nominated to serve as a member of the Board. Additionally, we entered into an employment agreement with Devaraj, whereby Devaraj will be employed by the company as the Director of Business Development for a period of three (3) years. Further, GCT-TX agreed to (i) issue to Devaraj Class A Membership Units of GCT-TX equal to twenty (20%) percent of the issued and outstanding membership units in GCT-TX, determined on a fully-diluted basis as of August 8, 2013; (ii) admit Devaraj as a member of GCT-TX, (iii) appoint Devaraj as Manager of GCT-TX and (iv) employ Devaraj as GCT-TX’s Chief Executive Officer.

Disposition of Certain Assets

On September 12, 2013, we entered into an Asset Sale Agreement (the “Asset Sale Agreement”), by and between the American Food Truck Group, LLC, a Nevada limited liability company as the buyer (“AFTG”) and the company as the seller, whereby AFTG agreed to purchase certain intellectual property developed and owned by KOW (the “KOW Assets”) acquired by us in conjunction with the Asset Purchase Agreement described above. In consideration for the purchase of the KOW Assets, AFTG agreed to pay: (i) us an up-front non-refundable cash payment of $200,000 on or before September 16, 2013, (ii) a cash payment of $250,000 upon the closing of the Asset Sale Agreement, and (iii) issue to us membership interests in AFTG equal to twenty (20%) percent of the issued and outstanding membership interest in AFTG upon the closing. In addition, the parties agreed to entered into a truck rental lease agreement pursuant to which AFTG shall lease or rent to us, franchise or licensed operators of the company, one hundred (100) new food trucks, at prevailing market rates and on such other terms and conditions as mutually agreed to by the parties. Further, the lease commencement schedule is as follows: (i) Twenty (20) trucks on or before March 31, 2014; and (ii) a minimum of ten (10) trucks per month after March 31, 2014. There is no penalty if the minimum number of trucks is not met under the agreement. On November 13, 2013, we closed the transactions contemplated by the Asset Sale Agreement. At the closing, we transferred to AFTG certain intellectual property and AFTG paid us a final cash payment of $250,000 (for a total of $450,000) and issued us membership interests equal to twenty (20%) percent of the issued and outstanding membership interests in AFTG. The parties agreed to prepare and finalize the Truck Rental Agreement, on substantially the same terms presented above, upon the company requesting its first truck. As of the date of this prospectus, the parties have not entered into the truck lease agreement and AFTG has not provided any leased trucks.

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Recent Events

2012 Private Placement Offering

On April 18, 2013, we completed our final closing of a “best efforts” private offering in the aggregate amount of $2,875,000 (the “2012 Private Placement Offering”) of Private Placement Units (as defined below) with a group of accredited investors (the “2012 Private Placement Purchasers”). Pursuant to a subscription agreement with the Private Placement Purchasers (the “2012 Private Placement Subscription Agreement”), we issued to the Private Placement Purchasers units consisting of (i) 10% Convertible Senior Secured Notes (the “2012 Private Placement Notes”) and (ii) warrants (the “2012 Private Placement Warrants”) to purchase shares (the “2012 Private Placement Warrant Shares” and together with the 2012 Private Placement Notes and the 2012 Private Placement Warrants, the “2012 Private Placement Securities”) of our common stock at an exercise price of $2.00 per share. The 2012 Private Placement Units each consisted of a 2012 Private Placement Note, in the principal face amount of $25,000, and 2012 Private Placement Warrants to purchase 12,500 shares of our common stock (the “2012 Private Placement Units”).

2012 Private Placement Notes

The 2012 Private Placement Notes issued in the 2012 Private Placement Offering accrue interest at a rate of 10% on the aggregate principal amount, payable on the third anniversary of the issue date if not converted prior to the maturity date. The 2012 Private Placement Notes are subject to (i) an optional conversion into shares of the company’s common stock at the note holder’s election following the date upon which the company has a registration statement declared effective with the Securities and Exchange Commission (the “SEC”) or (ii) a mandatory conversion thirty-six (36) months from the date of issuance. The shares of common stock issuable upon conversion of the 2012 Private Placement Notes shall equal: (i) the principal amount of the 2012 Private Placement Note and the accrued interest thereon through the date of conversion, divided by (ii) $1.00.

2012 Private Placement Warrants

The 2012 Private Placement Warrants issued in the 2012 Private Placement Offering are exercisable for an aggregate of 1,437,500 shares of the company’s common stock. The 2012 Private Placement Warrants are exercisable for a period of three years from the original issue date. The exercise price with respect to the 2012 Private Placement Warrants is $2.00 per share. The exercise price for the 2012 Private Placement Warrants is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances.

2013 Private Placement Offering

On June 21, 2013, we completed our final closing of a “best efforts” private offering in the aggregate amount of $645,000 (the “2013 Private Placement Offering”) of 2013 Private Placement Units with a group of accredited investors (the “2013 Private Placement Purchasers”). Pursuant to a subscription agreement with the 2013 Private Placement Purchasers (the “2013 Private Placement Subscription Agreement”), we issued to the 2013 Private Placement Purchasers units consisting of (i) 10% Convertible Senior Secured Notes (these notes mirror the 2012 Private Placement Notes) and (ii) warrants (these warrants mirror the 2012 Private Placement Warrants) to purchase shares (the “2013 Private Placement Warrant Shares” and together with the 2013 Private Placement Notes and the 2013 Private Placement Warrants, the “2013 Private Placement Securities”) of our common stock at an exercise price of $2.00 per share. The 2013 Private Placement Units each consisted of a 2013 Private Placement Note, in the principal face amount of $25,000, and 2013 Private Placement Warrants to purchase 12,500 shares of our common stock (the “2013 Private Placement Units”). The form terms and provisions of the 2013 Private Placement Notes and 2013 Private Placement Warrants are substantially similar to the terms and provisions of the securities issued in the 2012 Private Placement Offering, and for a description of such securities, see the section entitled “2012 Private Placement Offering—2012 Private Placement Notes” and “2012 Private Placement Offering—2012 Private Placement Warrants” respectively.

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The shares of common stock issuable upon conversion of the 2012 Private Placement Notes and the 2013 Private Placement Notes and the shares of common stock issuable upon exercise of the 2012 Private Placement Warrants and 2013 Private Placement Warrants are being registered in this prospectus.

Placement Agent

Grandview Capital Partners, Inc. (“Grandview”), a Florida corporation that operated as an office of supervisory jurisdiction at c/o Grandview Capital Partners, Inc., 300 South Pine Island Road, Suite 240 Plantation, FL 33324, registered under the name Blackwall Capital Markets, Inc. until September 9, 2013 (“Blackwall”, together with Grandview, the “Placement Agent”), a broker dealer that is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the Securities Investor Protection Corporation and registered with the Securities and Exchange Commission acted as placement agent in connection with the 2012 Private Placement Offering and the 2013 Private Placement Offering (collectively, the “Offerings”). As consideration for acting as the placement agent, at the closing of the Offerings, the company paid to the Placement Agent (i) in cash, a fee equal to $128,500 for the 2012 Private Placement Offering and a fee equal to $32,100 for the 2013 Private Placement Offering and (ii) issued warrants to purchase up to an aggregate of 287,500 shares of our common stock in the 2012 Private Placement Offering and warrants to purchase up to an aggregate of 64,500 shares of our common stock in the 2013 Private Placement Offering. The Placement Agent warrants have an exercise price of $2.40 per share, exercisable for a term of five (5) years from the closing of each of the Offerings, respectively, and contain equitable adjustment for stock splits, stock dividends and similar events, as well as full ratchet anti-dilution provisions. Peter Goldstein, the current President, interim Chief Financial Officer and Director of the company, is the founder, chairman, chief executive officer and registered principal of Grandview Capital Partners, Inc. Mr. Goldstein did not hold any officer or director positions with the company during the 2012 Private Placement Offering or 2013 Private Placement Offering. The shares of common stock issuable upon the Placement Agent warrants issued in connection with the 2012 Private Placement and 2013 Private Placement are being registered in this prospectus.

On September 6, 2013, we entered into a termination agreement (the “Placement Agent Termination Agreement”), whereby we terminated our placement agency agreement (the “Placement Agreement”) with Grandview entered into on May 29, 2013 because Mr. Goldstein’s relationship with the company changed. The company agreed that the provisions relating to the payment of fees (including but not limited to the tail fees specified in the Placement Agreement relating to any entities or individuals Grandview introduced to the company prior to the execution of the Placement Agent Termination Agreement), expenses, rights of first refusal, confidentiality, indemnification and contribution and the company’s indemnification obligations survive the termination of the Placement Agreement. Mr. Goldstein did not hold any officer or director positions with the company when the Placement Agreement was consummated and through the company’s 2013 Private Placement Offering.

JOBS Act Offering

On October 8, 2013, we commenced a “best-efforts” private placement offering of up to $5,000,000 representing 4,000,000 units for $1.25 per unit pursuant to Rule 506(c) of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Each unit consists of: (i) one share of common stock and (ii) a warrant to purchase one share of common stock. The warrants may be exercised until October 31, 2016 at an exercise price of $2.50 per share. From December 20, 2013 through May 29, 2014, we held closings of our private placement offering whereby the company received an aggregate of $2,823,125 from 37 accredited investors and issued an aggregate of 2,258,500 shares of common stock and 2,258,500 warrants in connection with such closings. No fees were paid to any placement agents in connection with this offering. The shares of common stock and the shares of common stock underlying the warrants issued in connection with this offering are being registered in this prospectus.

Other Background

On February 1, 2011, we sold 250,000 shares of Series A Convertible Preferred Stock, par value of $0.001 per share, for $125,000 cash ($0.50/share sales price) and paid offering cost of $6,842. On February 15, 2011, the company sold 150,000 shares of Series A Convertible Preferred Stock, par value of $0.001 per share, for $75,000 cash ($0.50/shares sales price). In accordance with the terms of the Series A Preferred Stock, these shares automatically converted into common stock on February 1, 2012 and February 15, 2012, respectively. On July 5, 2012, these shareholders agreed to sell back to the company the 400,000 shares of common stock that they received from the conversion of Series A Preferred Stock in exchange for 12% Secured Notes in the amount of $200,000. The shares of common stock issuance upon conversion of the 12% Secured Notes are being registered in this prospectus.

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On July 9, 2012, we completed a bridge financing for $512,500 principal amount of 12% Secured Notes (the “Bridge Notes”) with a total of 16 investors. The Bridge Notes had a maturity date of April 8, 2013 and bear interest at twelve percent (12%) per annum, payable on the last day of every fiscal quarter commencing June 30, 2012 and continuing through the maturity date. After the final closing of the 2012 Private Placement Offering, in full satisfaction of the Bridge Notes, including all accrued but unpaid interest, converted into 1,696,834 shares of our common stock at a price equal to 33.3% of the conversion price, or $0.33, of the Private Placement Notes, which was $1.00. The shares of common stock issued in connection with the Bridge Note conversion are being registered in this prospectus.

On August 27, 2012, we entered into a subscription agreement with private investors (the “August 2012 Private Placement”) under a private placement offering of shares of our common stock. An aggregate of 322,500 shares of common stock were sold in the August 2012 Private Placement at a purchase price of $0.50 per share for gross proceeds to us in the amount of $161,250. The shares of common stock issued in the August 2012 Private Placement are being registered in this prospectus.

On September 20, 2012, we completed a bridge financing for $50,000 principal amount of 12% Secured Notes (the “Additional Notes”) with a total of 4 investors. The Additional Notes had a maturity date of December 6, 2012 and bear interest at twelve percent (12%) per annum. On March 14, 2013, the holders of the Additional Notes agreed to extend the maturity date of the Additional Notes to September 30, 2013 and such Additional Notes were subsequently converted into 100,000 shares of common stock and 12,500 warrants exercisable at $2.00. The shares of common stock and shares underlying the warrants are being registered in this prospectus.

Material Agreements

Stock Purchase Agreement

On April 12, 2012, we executed a stock purchase agreement with Trilogy Capital Partners, Inc. (“Trilogy Capital”) and Robert Lee, our Executive Chairman and interim Chief Executive Officer Pursuant to the stock purchase agreement, we sold (i) 1,000,000 shares of our common stock at a price of $0.001 per share to Trilogy Capital, and (ii) 1,000,000 shares of our common stock, at a price of $0.001 per share to Robert Lee. Our former President, Secretary and director, Alfonso J. Cervantes, owns a 100% equity interest in Trilogy Capital. Mr. Cervantes resigned from each respective position on July 12, 2013. The shares of common stock sold pursuant to the Trilogy Capital Stock Purchase Agreement are being registered in this prospectus.

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Villard Advisory Agreement

On July 16, 2012, we entered into an advisory agreement (the “Villard Advisory Agreement”) with Dimitri Villard (the “Villard Advisor”), one of our Directors. The parties agreed that the Villard Advisor would perform advisory services for us, as well as serving as member of our board of directors (the “Board of Directors”). The Villard Advisor agreed to devote, on a non-exclusive basis, the necessary time, energy and efforts to our business and to use his best efforts and abilities to faithfully and diligently promote our business interests. In exchange, we agreed to pay the Villard Advisor $45,000, consisting of: (i) 45,000 of shares of our common stock to be issued equally on a monthly basis pursuant to the terms of the Villard Advisory Agreement at $0.50 per share (based on 50% of the per share price of the common stock sold in the 2012 Private Placement Offering), and (ii) $22,500 of cash to be paid in monthly payments of $1,875 pursuant to the terms of the Villard Advisory Agreement. The Villard Advisory Agreement was amended by Amendment No. 1, whereby the term of the Villard Advisory Agreement was extended to February 28, 2013. The shares of common stock issued pursuant to the Villard Advisory Agreement, as Amended, are being registered in this prospectus. On September 6, 2013, Mr. Villard resigned from our Board of Directors. His resignation was not the result of any disagreement with the company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

Clark Group Agreement

On August 15, 2012, we entered into an agreement (the “Clark Group Agreement”) with Wesley K. Clark & Associates, LLC (the “Clark Group”). The agreement commenced (the “Commencement Date”) upon the completion of the Share Exchange and will continue for a period of two years. The Clark Group Agreement was subsequently amended by Amendment No. 1, on September 6, 2013.

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Pursuant to the Clark Group Agreement, as Amended, General Wesley K. Clark will serve as our Vice Chairman of the Board of Directors and Officer of Senior Veterans Advisor. Prior to the Commencement Date, we paid the Clark Group a $10,000 monthly consultation fee. Following the Commencement Date, we will pay the Clark Group $200,000 per year. We will also execute a warrant agreement providing the Clark Group with the right to purchase up to 500,000 shares of the company’s common stock (the “Clark Warrants”) at an exercise price anticipated to be $1.00 per share. The Clark Warrants will be exercisable on the following basis: (i) 100,000 Clark Warrants following the execution of the first 25 veteran franchise agreements; (ii) 100,000 Clark Warrants following the execution of the next 25 veteran franchise agreements; (iii) 100,000 Clark Warrants following the execution of the next 25 veteran franchise agreements; and (iv) 200,000 Clark Warrants following the execution of the next 25 veteran franchise agreements. General Clark will supervise the development and implementation of recruitment and “vetting” for prospective veteran franchisees. In addition, pursuant to Amendment No. 1, The Clark Group‘s annual compensation was increased from $200,000 a year to $240,000 a year and received an additional 500,000 warrants (“Additional Clark Warrants”). Such Additional Clark Warrants are immediately vested, exercisable for a period of three years and have an exercise price of $1.00. The shares of common stock issuable upon exercise of the Clark Warrants and Additional Clark Warrants are being registered in this prospectus.

Further, the Clark Group will also be entitled to certain milestone and performance based bonuses. In the event that our common stock is listed for quotation on the OTC Bulletin Board, OTCQB Market, or any other quotation or exchange and within 18 months of commencement of trading, the stock price exceeds $5.00 per share the Clark Group will be granted warrants to purchase 700,000 shares of common stock at an exercise price of $2.00. These warrants will contain cashless exercise and will be exercisable for a period of three years from the date that they are granted. Additionally, the Clark Group is entitled to a cash bonus of $100,000 if we complete a private placement offering pursuant to the new JOBS Act in which we raise a minimum of $5,000,000 in net proceeds. The Clark Group is also entitled to certain performance bonuses if we meet certain revenue driven milestones.

PBNJ Advisory Agreement

On October 18, 2012, we entered into an advisory agreement (the “PBNJ Advisory Agreement”) with PBNJ Advisors, Inc. (“PBNJ”).  The parties agreed that from September 1, 2012 until August 31, 2013, PBNJ will perform independent advisory and consulting services for us.  We will pay PBNJ: (1) $24,000 of cash annually, to be payable in $2,000 installments on the last day of each month; and (2) 18,000 shares of common stock of the company. The agreement may be terminated by the company for cause, as defined in the agreement. On August 31, 2013, the PBNJ Advisory Agreement expired. The shares of common stock issued in connection with the PBNJ Advisory Agreement are being registered in this prospectus.

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On April 11, 2014, we entered into an advisory agreement with PBNJ Advisors, Inc., whereby PBNJ Advisors will provide certain advisory services to the company. The advisory agreement became effective on April 11, 2014 and will terminate on December 31, 2014, provided that the term may be extended by mutual agreement of the parties. In connection with the services, the company will pay to PBNJ Advisors: (i) a monthly cash payment of $5,600, for an aggregate annual payment of $67,200, with such monthly payments to commence retroactively as of January 1, 2014, (ii) a one-time issuance of 50,000 shares of restricted common stock of the company, (iii) a one-time grant of warrants to purchase 100,000 shares of common stock, exercisable for a period of 3 years at a price of $2.00 per share, and (iv) up to $400 a month for health insurance. The advisory agreement shall terminate upon (i) the expiration of the term, or (ii) by the company for cause. The shares of common stock issued and the shares of common stock underlying warrants granted in connection with the PBNJ Agreement are being registered in this prospectus.

License Agreements

As part of our ordinary course of business, and in conjunction with expanding our overall business plan, we have, and will continue to, enter into license agreements with individuals or entities regarding our intellectual property. Specifically, we have, and will continue to grant, certain exclusive licensing rights regarding our intellectual property, including but not limited to trademarks, copyrights, know-how, trade secrets, software, patents, certain goods and services pertaining to our business, to entities in designated areas, whereby such individuals or entities will be entitled to the use of our intellectual property in connection with their use and sale of our products and our brand name. In exchange for such licenses, we will receive a specifically negotiated cash payments, royalty payments and/or equity interests in the licensees.

Properties

Our principal office is located at 151 North Nob Hill Road, Suite 321, Fort Lauderdale, FL 33324. Our telephone number is (949) 478-2571.

The company entered into a lease in Gardena, California to lease an approximately four thousand square foot warehouse facility.  The warehouse facility will be used by the company to store ingredients to be cooked on our trucks and to prepare certain of our products prior to being placed on our trucks.  The lease began on July 1, 2013 and runs through June 30, 2018 with a base rent beginning at $5,310 per month. The facility located in Gardena is currently operating at approximately 50% capacity based on the current number of company operated and leased trucks. Management believes that such facility can sustain our operations, including our intended expansion in the Gardenia area, over the next 24 months.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before purchasing our common stock, you should carefully consider the following risk factors as well as other information contained in this Prospectus, including our financial statements and the related notes. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could materially and adversely be affected. In that case, the trading price of our securities could decline, and you may lose some or all of your investment.

Risks Related to Our Business

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

The report of our independent auditors dated April 14, 2014 on our consolidated financial statements for the year ended December 31, 2013 included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. Our auditors’ doubts are based on our incurring significant net loss and our working capital deficit position. Our ability to continue as a going concern will be determined by our ability to obtain additional funding in the short term to enable us to realize the commercialization of our planned business operations. On October 8, 2013, we commenced a “best-efforts” private placement offering of up to $5,000,000 pursuant to Rule 506(c) of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and the JOBS Act. From December 20, 2013 through May 29, 2014, we held closings of our private placement offering whereby the company received an aggregate of $2,823,125 from 37 accredited investors and issued an aggregate of 2,258,500 shares of common stock and 2,258,500 warrants in connection with such closings. No fees were paid to any placement agents in connection with this offering. We will be required to raise funds in addition to this offering. We cannot provide any assurance or guarantee that we will be able to conduct other additional rounds of financing at all or on terms acceptable to us. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertain.

We have a limited operating history in the mobile food truck industry on which to evaluate our potential and determine if we will be able to execute our business plan.

We currently operate six mobile food trucks in Los Angeles, California, where we began our operations in 2009, and have expanded operations to include three additional trucks operating in Phoenix, Arizona that began operations in 2013. Additionally, we have entered into licensing agreements with two additional trucks operating in Ventura, Santa Barbara and the West Valley of Los Angeles, California. Although we are in the process of identifying new locations, we currently primarily rely on our Los Angeles food trucks for the majority of our revenue. Consequently, our historical results of operations may not provide an accurate indication of our future operations or prospects. Investment in our securities should be considered in light of the risks and difficulties we will encounter as we attempt to penetrate the mobile food truck industry.

In addition, we cannot guarantee that we will be able to achieve our expansion goals or that new mobile food trucks will generate sufficient revenues or be operated profitably. Our ability to expand will depend on a number of factors, many of which are beyond our control. These risks may include, but are not limited to:

●	locating suitable sites in new and existing markets;

●	recruiting, training and retaining qualified corporate and personnel and management;

●	attracting and retaining qualified employees;

●	cost effective and timely planning, design and delivery out of mobile food trucks;

●	obtaining and maintaining required local, state and federal governmental approvals and permits related to the mobile food truck sites;

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●	creating customer awareness of our mobile food trucks in new markets;

●	competition in our markets; and

●	general economic conditions.

If we are unable to expand our mobile food truck concept, our potential for growth and our results of operations could be harmed significantly.

A critical factor in our future viability will be our ability to expand our mobile food truck concept. Our growth plans contemplate acquiring a number of additional mobile food trucks in future months and years, in addition to franchising. If we do not open and operate new mobile food trucks, our growth and results of operations could be harmed significantly. Our ability to access and open new mobile food trucks in a timely manner and operate them profitably depends upon a number of factors, many of which are beyond our control, including the following:

●	our ability to generate or raise the capital necessary to acquire and open new mobile food trucks;

●	the availability of suitable locations for the mobile food trucks, our ability to compete effectively for those locations, and enter into agreements or obtain permits for such locations on acceptable terms;

●	obtaining and maintaining required local, state and federal governmental approvals and permits related to the mobile food truck sites and the sale of food;

●	labor shortages or disputes; and

●	unforeseen engineering or environmental problems with the premises.

Our future growth plans depend in large part on our ability to identify, attract and retain qualified franchisees and to manage our proposed franchise business.

We expect to grow our business through the franchising of our mobile food truck concept. As a result, our future growth will depend on our ability to attract and retain qualified franchisees, the franchisees’ ability to execute our concept and capitalize upon our brand recognition and marketing, and the franchisees’ ability to timely develop mobile food trucks. We may not be able to recruit franchisees that have the business abilities or financial resources necessary to open mobile food trucks on schedule, or at all, or who will conduct operations in a manner consistent with our concept and standards. Also, our franchisees may not be able to operate mobile food trucks in a profitable manner.

In addition, FTC rules require us to furnish prospective franchisees with Federal Disclosure Document (“FDD”) containing prescribed information before entering into a binding agreement or accepting any payment for the franchise. Sixteen states also have state franchise sales or business opportunity laws which require us to add to the federal disclosure document additional state-specific disclosures and to register our offering with a state agency before we may offer our franchises for locations in the state or to state residents. We will have to file and receive approval of our FDD before we can sell franchises. Applicable laws in states provide state examiners with discretion to disapprove registration applications based on a number of factors. There can be no assurance that we will be successful in obtaining registration in all states or be able to continue to comply with these regulations, which could have a material adverse effect on our business and results of operations.

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Finally, our future franchise operations will be dependent upon our ability to:

●	develop, maintain and enhance the “Grilled Cheese Truck” brand;

●	maintain satisfactory relations with our franchisees who may, in certain instances, have interests adverse to our interests;

●	monitor and audit the reports and payments received from franchisees; and

●	comply with applicable franchising laws, rules and regulations.

The viability of our new business model is dependent on a number of factors that are not within our control.

The viability of our company-owned and potential franchised mobile food truck operations are, and will continue to be, subject to a number of factors that are not within our control, including:

●	changes in consumer tastes;

●	national, regional and local economic conditions;

●	traffic patterns in the venues in which we and our franchisees will operate;

●	discretionary spending priorities;

●	demographic trends;

●	consumer confidence in food quality, handling and safety;

●	consumer confidence in the venues in which we and our franchisees will operate;

●	weather conditions; and

●	the type, number and location of competing mobile food trucks or restaurants.

Our inability to manage our growth could impede our ability to generate revenues and profits and to otherwise implement our business plan and growth strategies, which would have a negative impact on our business and the value of your investment.

Our business plan is to grow rapidly by opening new mobile food trucks, expanding upon the locations that our food trucks service, opening a brick and mortar facility and beginning franchising operations. Our planned growth will require us to:

●	significantly improve or replace our existing managerial, operational and financial systems, procedures and controls;
●	begin compliance with complex rules and regulations relating to franchising;
●	manage the coordination between our various corporate functions, including accounting, legal, accounts payable and receivable, and marketing and development;
●	manage, train, motivate and maintain a growing employee base; and
●	manage our relationships with franchisees.

In addition, our expansion plans will likely require us to:

●	make significant capital investments;
●	devote significant management time and effort;
●	develop budgets for, and monitor, food, beverage, labor, occupancy and other costs at levels that will produce profitable operations; and
●	as applicable, budget and monitor the cost of future capital investments.

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The time and costs to effectuate these steps may place a significant strain on our management personnel, systems and resources, particularly given the limited amount of financial resources and skilled employees that may be available at the time. As a result, it may become more difficult to both implement more sophisticated managerial, operational and financial systems, procedures and controls and to train and manage the personnel necessary to implement these functions. We cannot assure you that we will institute, in a timely manner or at all, the improvements to our managerial, operational and financial systems, procedures and controls necessary to support our anticipated increased levels of operations and to coordinate our various corporate functions.

Our expansion into new markets may present increased risks due to our unfamiliarity with the geographic area.

As a part of our expansion strategy, we expect that we will be opening mobile food trucks in markets in which we have no prior operating experience. These new markets may have different competitive conditions, consumer tastes and discretionary spending patterns. In addition, any new mobile food trucks may take several months to reach budgeted operating levels due to problems associated with new mobile food trucks, including lack of market awareness, inability to hire sufficient staff and other factors. Although we will attempt to mitigate these factors by thoroughly researching potential markets and paying careful attention to training and staffing needs, there can be no assurance that we will be able to operate new mobile food trucks in new geographic areas on a profitable basis.

Fluctuations in the cost, availability and quality of our raw ingredients may affect our business, reputation and financial results.

The cost, availability and quality of the ingredients that we use to prepare our food are subject to a range of factors, many of which are beyond our control. Fluctuations in economic and political conditions, weather and demand could adversely affect the cost of our ingredients. We have limited control over changes in the price and quality of commodities since we typically do not enter into long-term pricing agreements for our ingredients. We may not be able to pass through any future cost increases by increasing menu prices. We are, and our potential franchisees will be, dependent on frequent deliveries of fresh ingredients, thereby subjecting us to the risk of shortages or interruptions in supply. This could dramatically increase the price of certain menu items which could decrease sales of those items or could force us to eliminate those items from our menus entirely. All of these factors could adversely affect our business, reputation and financial results.

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Our ability to maintain local, state and national licenses and permits could adversely affect our financial results and restrict our ability to grow.

We must obtain a food service license from local health authorities as well as other related permits from local and national authorities in order to operate our mobile food trucks. Obtaining and maintaining these permits and licenses is an imperative component of our mobile food truck operations and there can be no assurance that we will remain in compliance with applicable laws or licenses that we have or will obtain. The failure to obtain or maintain our food service licenses and other required licenses, permits and approvals for each food truck could result in our loss of the mobile food truck’s license and would adversely affect our financial results and could impact our growth strategy.

Government regulations affecting franchising could restrict our ability to grow.

We will be subject to federal regulation and state laws that regulate the offer and sale of franchises and substantive aspects of a franchisor-franchisee relationship. We are also subject to various other federal, state and local laws, rules and regulations affecting our business, and our future franchisees will be subject to these laws, rules and regulations as well. Each of our mobile food trucks and those owned by our future franchisees will be subject to a variety of licensing and governmental regulatory provisions relating to wholesomeness of food, sanitation, health and safety. Difficulties in obtaining, or the failure to obtain, required licenses or approvals by our franchisees can delay or prevent the opening of new mobile food trucks in any particular area. Furthermore, there can be no assurance that our franchisees will remain in compliance with applicable laws or licenses that such franchisees will obtain, the failure of which by a mobile food truck could result in the loss of the mobile food truck’s license which would adversely affect our growth strategy.

Our ability to grow and compete in the future will be adversely affected if adequate capital is not available to us or not available on terms favorable to us.

The ability of our business to grow and compete depends on the availability of adequate capital, which in turn depends in large part on our cash flow from operations and the availability of equity and debt financing. We cannot assure you that our cash flow from operations will be sufficient or that we will be able to obtain equity or debt financing on acceptable terms, if at all, to implement our growth strategy. As a result, we cannot assure you that adequate capital will be available to finance our current growth plans, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

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Our future success is dependent, in part, on the performance and continued service of David Danhi, our Chief Creative Officer and director.

We are presently dependent to a great extent upon the experience, abilities and continued services of Mr. Danhi, our Chief Creative Officer and director. Mr. Danhi entered into an employment agreement with a three year term, however, Mr. Danhi can terminate the employment agreement upon 30 days notice. Although we have a key man insurance policy on Mr. Danhi, the loss of his services could have a material adverse effect on our business, financial condition or results of operation.

Our success relies on consumers purchasing our products. Changes in consumer preferences and market conditions may affect our ability to be profitable.

Our operating results may fluctuate significantly from period to period as a result of a variety of factors, including purchasing patterns of customers, competitive pricing, debt service and principal reduction payments, and general economic conditions.  There is no assurance that we will be successful in marketing any of our products, or that the revenues from the sale of such products will be significant.  Consequently, our revenues may vary by quarter, and our operating results may experience fluctuations.

Our success depends on our ability to compete with our major competitors, many of which have greater resources than us.

The mobile food truck and restaurant industry is intensely competitive and we expect to compete in the United States with many well-established food service companies on the basis of product choice, quality, affordability, service and location. Our competitors include a variety of independent local operators, in addition to well-capitalized regional, national and international restaurant chains and franchises. We compete for consumer dining dollars with national, regional and local (i) quick service restaurants that offer alternative menus, (ii) casual and “fast casual” restaurant chains, and (iii) convenience stores and grocery stores. Furthermore, the mobile food truck and restaurant industry has few barriers to entry, and therefore new competitors may emerge at any time.

Our ability to compete will depend on the success of our plans to improve existing products, to develop and roll-out new products and product line extensions, to expand the number of trucks/franchises, to effectively respond to consumer preferences and to manage the complexity of our restaurant operations as well as the impact of our competitors’ actions. Some of our competitors have substantially greater financial resources, higher revenues and greater economies of scale than we do. These advantages may allow them to (1) react to changes in pricing and marketing more quickly and more effectively than we can, (2) rapidly expand new product introductions, and (3) spend significantly more on advertising, marketing and other promotional activities than we do, all of which may give them a competitive advantage. These competitive advantages arising from greater financial resources and economies of scale may be exacerbated in a difficult economy, thereby permitting our competitors to gain market share. Such competition may further adversely affect our revenues and profits by reducing our revenues and royalty payments from franchise restaurants.

Our business plan depends on our ability to successfully integrate and manage our future franchise operations.

Our business plan relies on the substantial expansion of our business through the franchising of our mobile food trucks. However, we lack prior experience with establishing and managing franchise operations. The success of our franchises depends upon, among other things, the skills and business acumen of our franchisees, the identification of suitable locations for food truck operations, the effective management of those franchises’ locations, and our managerial and administrative resources. Our future success will depend on our ability to operate and oversee a significant number of franchise food trucks.

We will not be able to exercise control over the day-to-day operations of our franchised trucks. While we will try to ensure that franchised trucks meet the same operating standards that we demand of company operated trucks, one or more franchised trucks may not do so. Any operational shortcomings of our franchised trucks are likely to be attributed to our system-wide operations and could adversely affect our reputation and have a direct negative impact on the franchised royalty revenues we receive from those trucks.

Additionally, we have not yet established a royalty payment structure for our franchise business model. Depending on the structure, our trucks could be at a disadvantage against competitor mobile food trucks that will not have to pay such fees.

Our business plan depends on our ability to successfully enter into new markets.

A significant element of our future growth strategy involves the expansion of our business into new geographic markets. Expansion of our operations depends, among other things, on the acceptance of our business model in various geographic locations. The design of other cities may cause them to be less receptive to food trucks for a variety of reasons, which could hurt our ability to expand into those markets. In addition, changes in climate over seasons could make it difficult to operate a mobile food truck business consistently throughout the year. Some geographic areas may have lower costs associated with establishing fixed locations which may decrease the appeal of operating a mobile food truck over a fixed location. The mobile food truck industry may turn out to be a phenomenon. If this is the case, it may be more difficult for us to attract customers in new markets.

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There is no assurance we can reach our target of 100 franchise operations within the first year of launching our franchising program.

Although our goal is to sell 100 franchises within the first year following launch of our franchise program, there are no assurances that this will occur. Many factors both within and beyond our control, such as general economic and business conditions, our lack of prior franchise experience, insufficient capital and difficulty in recruiting qualified veterans or other franchisees, could substantially decrease our chances of achieving this franchise targets. As of the date of this prospectus, we have not launched our franchise operations.

We do not have an anticipated timeframe for opening fixed locations.

Our long term business model includes the establishment of fixed locations. However, we do not currently have a fixed location model and have not determined how the operation and franchising of fixed locations will differ from the franchising of mobile food trucks.

Economic conditions have, and may continue to, adversely affect consumer discretionary spending which could negatively impact our business and operating results.

We believe that our sales, customer traffic and profitability are strongly correlated to consumer discretionary spending, which is influenced by general economic conditions, unemployment levels, the availability of discretionary income and, ultimately, consumer confidence. A protracted economic slowdown, increased unemployment and underemployment of our customer base, decreased salaries and wage rates, increased energy prices, inflation, foreclosures, rising interest rates or other cost pressures adversely affect consumer behavior by weakening consumer confidence and decreasing consumer spending for dining occasions.

Our franchise business model presents a number of disadvantages and risks.

We intend to have a high percentage of franchise mobile food trucks, and we expect the number of franchises to increase as we continue to implement our growth plans. Our franchised business model presents a number of drawbacks, such as our limited influence over franchisees and reliance on franchisees to implement major initiatives, limited ability to facilitate changes in restaurant ownership, limitations on enforcement of franchise obligations due to bankruptcy or insolvency proceedings and inability or unwillingness of franchisees to participate in our strategic initiatives.

Our principal competitors may have greater influence over their respective systems than we do because of their significantly higher number of restaurants and, as a result, they may have a greater ability to implement operational initiatives and business strategies, including their marketing and advertising programs.

Franchisee support of our marketing and advertising programs is critical for our success.

The support of our franchisees will be critical for the success of our marketing programs and any new capital intensive or other strategic initiatives we seek to undertake, and the successful execution of these initiatives will depend on our ability to maintain alignment with our franchisees. While we can mandate certain strategic initiatives through enforcement of our franchise agreements, we need the active support of our franchisees if the implementation of these initiatives is to be successful. In addition, our efforts to build alignment with franchisees may result in a delay in the implementation of our marketing and advertising programs and other key initiatives. Our franchisees may not continue to support our marketing programs and strategic initiatives. The failure of our franchisees to support our marketing programs and strategic initiatives could adversely affect our ability to implement our business strategy and could materially harm our business, results of operations and financial condition.

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Increases in the cost of food, paper products and energy could harm our profitability and operating results.

Our profitability depends in part on our ability to anticipate and react to changes in food and supply costs. Any increase in food prices could adversely affect our operating results. Increases in commodity prices could result in higher operating costs, and the highly competitive nature of our industry may limit our ability to pass increased costs on to our customers.

Increases in energy costs, principally fuel, could adversely affect our operating margins and our financial results if we choose not to pass, or cannot pass, these increased costs to our customers. In addition, our distributors purchase gasoline needed to transport food and other supplies to us. Any significant increases in energy costs could result in the imposition of fuel surcharges by our distributors that could adversely affect our operating margins and financial results if we chose not to pass, or cannot pass, these increased costs to our customers.

Increases in labor costs could slow our growth or harm our business.

We are a labor intensive business. Consequently, our success depends in part upon our ability to manage our labor costs and its impact on our margins. We currently seek to minimize the long-term trend toward higher wages in both mature and developing markets through increases in labor efficiencies. However we may not continue to be successful in this regard.

Furthermore, we must continue to attract, motivate and retain employees with the qualifications to succeed in our industry and the motivation to apply our core service philosophy. If we are unable to continue to recruit and retain sufficiently qualified managers or to motivate our employees to sustain our service levels, our business and our growth could be adversely affected. Despite current economic conditions, attracting and retaining qualified managers and employees remains challenging and our inability to meet these challenges could require us to pay higher wages and/or additional costs associated with high turnover. In addition, increases in the minimum wage or labor regulations and the potential impact of union organizing efforts in the different states within the United States in which we operate could increase our labor costs. Additional labor costs could adversely affect our margins.

Our operating results depend on the effectiveness of our marketing and advertising programs.

Our revenues are heavily influenced by brand marketing and advertising utilizing social media. Our marketing and advertising programs may not be successful, which may lead us to fail to attract new customers and retain existing customers. If our marketing and advertising programs are unsuccessful, our results of operations could be materially and adversely affected. Moreover, because franchisees and restaurants will contribute to our advertising fund based on a percentage of our gross sales, our advertising fund expenditures will be dependent upon sales volumes system-wide. If system-wide sales decline, there will be a reduced amount available for our marketing and advertising programs.

Food safety and food-borne illness concerns may have an adverse effect on our business.

Food safety is a top priority, and we dedicate substantial resources to ensure that our customers enjoy safe, quality food products. However, food-borne illnesses, such as pathogenic E. coli, bovine spongiform encephalopathy or “mad cow disease,” hepatitis A, salmonella, and other food safety issues have occurred in the food industry in the past, and could occur in the future. Furthermore, our reliance on third-party food suppliers and distributors increases the risk that food-borne illness incidents could be caused by factors outside of our control and that multiple locations would be affected rather than a single location. New illnesses resistant to any precautions may develop in the future, or diseases with long incubation periods could arise, such as mad cow disease, which could give rise to claims or allegations on a retroactive basis. Any report or publicity linking us or one of our franchisees to instances of food-borne illness or other food safety issues, including food tampering or contamination, could adversely affect our brands and reputation as well as our revenues and profits. Outbreaks of disease, as well as influenza, could reduce traffic. If our customers become ill from food-borne illnesses, we could also be forced to temporarily suspend truck stops. In addition, instances of food-borne illness, food tampering or food contamination occurring solely at restaurants of competitors could adversely affect our sales as a result of negative publicity about the foodservice industry generally.

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The occurrence of food-borne illnesses or food safety issues could also adversely affect the price and availability of affected ingredients, which could result in disruptions in our supply chain, significantly increase our costs and/or lower margins for us and our franchisees. In addition, our industry has long been subject to the threat of food tampering by suppliers, employees or customers, such as the addition of foreign objects in the food that we sell. Reports, whether or not true, of injuries caused by food tampering have in the past severely injured the reputations of restaurant chains in the quick service restaurant segment and could affect us in the future as well.

Our results can be adversely affected by unforeseen events, such as adverse weather conditions, natural disasters or catastrophic events.

Unforeseen events, such as adverse weather conditions, natural disasters or catastrophic events, can adversely impact our sales. Natural disasters such as earthquakes, hurricanes, and severe adverse weather conditions, can keep customers in the affected area from dining out and result in adversely affecting our sales. Because a significant portion of our operating costs is fixed or semi-fixed in nature, the loss of sales during these periods hurts our operating margins and can result in operating losses.

Shortages or interruptions in the availability and delivery of food, beverages and other supplies may increase costs or reduce revenues.

We are, and our franchisees will be, dependent upon third parties to make frequent deliveries of perishable food products that meet our specifications. Shortages or interruptions in the supply of food items and other supplies could adversely affect the availability, quality and cost of items we buy and our operations. Such shortages or disruptions could be caused by inclement weather, natural disasters such as floods, drought and hurricanes, increased demand, problems in production or distribution, the inability of our vendors to obtain credit, food safety warnings or advisories or the prospect of such pronouncements, or other conditions beyond our control. A shortage or interruption in the availability of certain food products or supplies could increase costs and limit the availability of products critical to our operations.

Our distributors operate in a competitive and low-margin business environment. If one of our principal distributors is in financial distress and therefore unable to continue to supply us and our franchisees with needed products, we may need to take steps to ensure the continued supply of products in the affected markets, which could result in increased costs to distribute needed products. If a principal distributor for our company or our franchisees fails to meet its service requirements for any reason, it could lead to a disruption of service or supply until a new distributor is engaged, which could have an adverse effect on our business.

Risks Related to Our Common Stock

There is no public trading market for our common stock and you may not be able to resell your common stock.

There is no established public trading market for our common stock. We cannot predict whether an active market for shares of our common stock will develop in the future. In the absence of an active trading market:

•	Investors may have difficulty buying and selling or obtaining market quotations;

•	Market visibility for shares of our common stock may be limited; and

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•	A lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our common stock.

We may not qualify for OTC Bulletin Board inclusion, and therefore you may be unable to sell your shares.

We believe that, at sometime following effectiveness of a registration statement, our common stock will become eligible for quotation on the OTC Bulletin Board and/or OTCQB Market, which we refer to herein as the OTCBB/OTCQB. No assurances can be given, however, that this eligibility will be granted. OTCBB/OTCQB eligible securities include securities not listed on a registered national securities exchange in the U.S. and that are also required to file reports pursuant to Section 13 or 15(d) of the Securities Act, and require that the company be current in its periodic securities reporting obligations.

Among other matters, in order for our common stock to become OTCBB/OTCQB eligible, a broker/dealer member of FINRA, must file a Form 211 with FINRA and commit to make a market in our securities once the Form 211 is approved by FINRA. As of the date of this prospectus, a Form 211 process has not been completed. If for any reason our common stock does not become eligible for quotation on the OTCBB/OTCQB or a public trading market does not develop, purchasers of shares of our common stock may have difficulty selling their shares should they desire to do so. If we are unable to satisfy the requirements for quotation on the OTCBB/OTCQB, any quotation of in our common stock would be conducted in the “pink” sheets market. As a result, a purchaser of our common stock may find it more difficult to dispose of, or to obtain accurate quotations as to the price of their shares. The above-described rules may materially adversely affect the liquidity of our securities. See “Plan of Distribution.”

Future issuance of our common stock could dilute the interests of existing stockholders.

We may issue additional shares of our common stock in the future in connection with a financing or an acquisition. The issuance of a substantial number of shares of common stock could have the effect of substantially diluting the interests of our existing stockholders and any subsequent sales or resales by our stockholders could have an adverse effect on the market price of our common stock.

FINRA sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

We have no plans to pay dividends.

To date, we have paid no cash dividends on our common shares. For the foreseeable future, earnings generated from our operations will be retained for use in our business and not to pay dividends.

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The application of the Securities and Exchange Commission’s “penny stock” rules to our common stock could limit trading activity in the market, and our stockholders may find it more difficult to sell their stock.

It is expected our common stock will be trading at less than $5.00 per share and is therefore subject to the SEC‘s penny stock rules. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and to effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we have significant additional requirements for enhanced financial reporting and internal controls. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

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Lack of experience as officers of publicly-traded companies of our management team may hinder our ability to comply with Sarbanes-Oxley Act.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff or consultants in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the Sarbanes-Oxley Act’s internal controls requirements, we may not be able to obtain the independent auditor certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

We have incurred increased costs as a public company which may affect our profitability.

Grilled Cheese previously operated as a private company in California. As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. We are subject to the SEC’s rules and regulations relating to public disclosure. SEC disclosures generally involve a substantial expenditure of financial resources. Compliance with these rules and regulations significantly increase our legal and financial compliance costs and some activities are more time-consuming and costly.  Management may need to increase compensation for senior executive officers, engage additional senior financial officers who are able to adopt financial reporting and control procedures, allocate a budget for an investor and public relations program, and increase our financial and accounting staff in order to meet the demands and financial reporting requirements as a public reporting company. Such additional personnel, public relations, reporting and compliance costs may negatively impact our financial results.

In the event a market develops for our common stock, the market price of our common stock may be volatile.

In the event a market develops for our common stock, the market price of our common stock may be highly volatile, as is the stock market in general, and the market for OTCBB/OTCQB quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance and the sale of a significant amount of these shares may suppress the market price. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Because we became a public company by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became public through a “reverse merger.” Securities analysts of major brokerage firms may not provide our company coverage since there is little incentive to brokerage firms to recommend the purchase of its common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

“Emerging growth companies” are subject to lessened disclosure requirements.

“Emerging growth companies” as defined in the JOBS Act, permits certain qualifying companies to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
•	taking advantage of an extension of time to comply with new or revised financial accounting standards;
•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have elected not to take advantage of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act and such election not use such transition period is irrevocable.

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Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations to increase our compliance costs and to make certain activities more time consuming and costly. As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As of the date of this prospectus, we currently have an interim chief executive officer and an interim chief financial officer, and we are currently in the process of finding their respective permanent replacements. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers.

Because our directors and executive officers are among our largest shareholders, they can exert significant control over our business and affairs and have actual or potential interests that may depart from investors.

Our directors and executive officers collectively and beneficially own 59.32% of outstanding common stock. David Danhi, our Chief Creative Officer and director, beneficially owns 30.93% of our outstanding common stock. Additionally, the holdings of our directors and executive officers may increase in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional shares of our common stock. The interests of such persons may differ from the interests of our other shareholders. As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring shareholder approval, irrespective of how our other shareholders may vote, including the following actions:

•	to elect or defeat the election of our directors;
•	to amend or prevent amendment of our Certificate of Incorporation or By-laws;
•	to effect or prevent a merger, sale of assets or other corporate transaction; and
•	to control the outcome of any other matter submitted to our shareholders for vote.

Such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

We have a substantial number of convertible securities outstanding. The exercise of our outstanding warrants and conversion of our outstanding convertible notes can have a dilutive effect on our common stock.

If the price per share of our common stock at the time of exercise of any warrants or other convertible securities is in excess of the various exercise or conversion prices of such convertible securities and the holders of our convertible securities decide to convert such securities into shares of common stock, it will have a dilutive effect on our common stock. As of June 4, 2014, we had (i) outstanding warrants to purchase 7,133,000 shares of our common stock at a weighted average exercise price of $1.89 per share and (ii) outstanding convertible notes that, upon conversion, would provide note holders with an aggregate of 3,520,000 shares of our common stock. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our common stock and result in additional dilution of the existing ownership interests of our common stockholders.

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Cautionary Statement Regarding Forward-Looking Statements

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” The statements contained in this prospectus that are not historical fact are forward-looking statements.  Forward-looking statements may be identified by the use of forward-looking terminology such as “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intends,” “continue,” or similar terms or variations of those terms or the negative of those terms.  All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements appear in a number of places in this prospectus and include statements regarding the intent, belief or current expectations of The Grilled Cheese Truck. Forward-looking statements are merely our current predictions of future events. Investors are cautioned that any such forward-looking statements are inherently uncertain, are not guaranties of future performance and involve risks and uncertainties. Actual results may differ materially from our predictions.

Although we have sought to identify the most significant risks to our business, we cannot predict whether, or to what extent, any of such risks may be realized, nor is there any assurance that we have identified all possible issues that we might face. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” beginning on page 14. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders. We may receive proceeds from the exercise of the warrants. If all of the warrants exercisable for shares of common stock are exercised by the selling stockholders, we could receive net proceeds of up to approximately $12,261,050. The holders of the warrants are not obligated to exercise the warrants and we cannot assure that the holders of the warrants will choose to exercise all or any of the warrants.

We intend to use the estimated net proceeds received upon exercise of the warrants, if any, for working capital and general corporate purposes.

DIVIDEND POLICY

To date, we have paid no dividends on our common stock and have no present intention of paying any dividends on our common stock in the foreseeable future. The payment by us of dividends on the common stock in the future, if any, rests solely within the discretion of our board of directors and will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other factors deemed relevant by our board of directors.

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Management’s Discussion and Analysis

of Financial Condition and Results of Operations

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forwarding looking statements as a result of certain factors, including but not limited to, those which are not within our control.

Although we qualify as an “emerging growth company” as defined in the JOBS Act, and have elected not to take advantage of certain exemptions from various reporting requirements that are available to “emerging growth companies.”

Overview

TRIG Acquisition 1, Inc. was incorporated in the State of Nevada on December 31, 2009 as GSP-1, Inc. The Company was formed as a vehicle to pursue a business combination. On October 18, 2012 (the “Closing Date”), Trig Acquisition 1, Inc. (the “Company”) entered into a share exchange agreement (the “Exchange Agreement”) by and among (i) the Company, (ii) Grilled Cheese, Inc., a California corporation, (“Grilled Cheese”), (iii) GCT, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“GCT”), whereby the Company acquired Grilled Cheese ( the “Share Exchange Transaction”). The Company selected December 31 as its fiscal year end. On July 6, 2011, the Company filed a Certificate of Amendment to its Articles of Incorporation to change its name from “GSP-1, Inc.” to “TRIG Acquisition 1, Inc.” On February 19, 2013, following the Share Exchange Transaction, the Company changed its corporate name from “TRIG Acquisition 1, Inc.” to “The Grilled Cheese Truck, Inc.” Subsequent to the Share Exchange Transaction, GCT, Inc. changed its name to Grilled Cheese, Inc.

From inception until the closing of the Share Exchange Transaction, we solely existed as a vehicle to pursue a business combination. As a result of the Share Exchange Transaction, we ceased our prior operations on October 18, 2012 and, through our wholly-owned subsidiary, Grilled Cheese, now operate as a gourmet food truck Company, specializing in gourmet grilled cheese.

Grilled Cheese, Inc. was a privately held California S corporation, incorporated on September 18, 2009. Immediately prior to the closing of the Share Exchange Transaction, David Danhi was the majority shareholder of Grilled Cheese. Grilled Cheese’s operations to date have consisted of sales of grilled cheese and food related items in their food trucks, business formation, strategic development, marketing, website development, negotiations with prospective licensees and franchisees and capital raising activities.

The Grilled Cheese Truck is a gourmet food truck that sells various types of gourmet grilled cheese and other comfort foods principally in the Los Angeles, California area and in Phoenix, Arizona. Each of our trucks currently makes approximately ten stops per week (lunch and dinner five days a week) at prearranged locations. We are a hub and spoke operator, whereby all the food preparation occurs at our kitchens which support streamlined operations within the truck by limiting truck activity to assembly and grilling to focus on customer service, allowing the truck to achieve maximum revenues per hour and delivering melts, Tater Tots™, soups and sides efficiently and consistently to its customers. Our business model implements the use of social media and advance location booking to secure high sales per stop. Our website, www.thegrilledcheesetruck.com lists the weekly schedule where the trucks will be stopping.

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We are capitalizing on the burgeoning food truck industry through our established food service operations and social media strategy. Driving our growth, we have received national media visibility and as of the date of this prospectus, have accumulated over 120,000 followers through a variety of social media platforms, including Facebook and Twitter. The gourmet food truck industry is in an early stage of development and is highly fragmented and is expected to grow year over year for the foreseeable future.

We believe that the use of social media allows us to communicate with a large group of an interested customers and our fan base in real time, letting them know exactly where and when our food trucks will be located.  We believe that providing potential customers with up-to-date information regarding the time and location of our trucks helps promote and drive additional customers to our trucks, therefore increasing our sales at each prospective location. We believe we have established brand presence in certain locations, such as Southern California and Phoenix, Arizona, but have sustained losses to date.

We currently qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (which we refer to herein as the JOBS Act), which permits us to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of an extension of time to comply with new or revised financial accounting standards;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Although we qualify as an emerging growth company under the JOBS Act, we have elected not to take advantage of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act and such election not use such transition period is irrevocable.

The report of our independent registered public accounting firm on our consolidated financial statements for the year ended December 31, 2013 contains an explanatory paragraph regarding our ability to continue as a going concern based upon our net losses totaling $5,612,919 of which $3,050,682 were non-cash items and cash used in operations totaling $2,562,237. Our business will require significant amounts of capital to sustain operations and make the investments we need to execute our longer term business plan. Our net loss for the three-month period ended March 31, 2014 amounted to approximately $1.2 million and the accumulated deficit amounted to approximately $9.1 million at March 31, 2014. These matters raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern and achieve a profitable level of operations, we will need, among other things, additional capital resources.  Management’s plan to continue as a going concern includes raising capital through increased sales and  equity and debt financings. However, management cannot provide any assurances that we will be successful in accomplishing any of our plans of raising additional funds. Our ability to continue as a going concern is dependent upon the management’s ability to successfully implement the plans described above. Management also cannot provide any assurance that unforeseen circumstances that could occur at any time within the next twelve months or thereafter will not increase the need for us to raise additional capital on an immediate basis. There can be no assurance that we will be able to continue to raise funds in our current offering or subsequent debt or equity financings, in which case the Company may be unable to meet its obligations.

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We generated revenue from retail sales through nine company operated food trucks and two trucks operated by third-party licensees. We added five (5) Company trucks and one (1) licensed truck in the fourth quarter of 2013 and have maintained this level during the first quarter of 2014. All trucks are rented or leased. For our company operated trucks, we receive 100% of reported revenue and bear all associated costs. On licensed trucks, we collect 6% of gross revenue of the third-party licensees. We intend to expand and generate revenue from additional company trucks, company stores, third-party license agreements at airports, stadiums, malls and other locations, as well as franchise revenues, to consist primarily of royalties based on a percentage of sales reported by franchise revenue and franchise fees paid by franchisees, as well as the development of Company operated and the acquisition of grilled cheese stores. However, we cannot provide any assurance or guarantee that we will be able to implement our expansion of food trucks and stores or collect any royalties based on a percentage of sales reported by licensees or franchisees.

We implemented a new POS system during fiscal year 2013 to include the implementation of more efficient systems and equipment. Management recognizes the importance of efficient cash and accounting management systems and with implementing this advanced point-of-sales (POS) platform that will work for both company and franchised outlets. In addition to quicker customer order process, this system will also streamline the financial reporting, cost of goods, performance metrics and finance processes. It will also track franchised operations, once established, and remotely calculate and collect royalties, all in real time and on a daily basis.

During 2013 the company focus was to design, develop and build two kitchens, with one in Los Angeles and one in Phoenix and to create the infrastructure to support rapid expansion and growth within these markets. Additionally, we focused on the development, testing and implementation of a training program for US veterans. In the fourth quarter of 2013 we expanded to include a total of nine Company operated and two licensed trucks in operations. During the first quarter of fiscal 2014, our focus was to start refining and evaluate our operations in their initial stage of deployment.

Three Month Period Ended March 31, 2014 and 2013

The following table summarizes changes in selected operating indicators, illustrating the relationship of various income and expense items to food and beverage sales for the respective periods presented:

	Three- month		Three- month		Increase/	Increase/
	period ended	As a %	period ended	As a %	Decrease in $	Decrease in %
	March 31, 2014	of revenues	March 31, 2013	of revenues	2014 vs 2013	2014 vs 2013
Revenue:
Food truck sales	$513,297	81%	$288,447	75%	$224,850	78%
Catering and special events	109,661	17%	65,652	17%	44,009	67%
Licensed truck	11,105	2%	28,270	7%	(17,165)	-61%
Total revenue	634,063	100%	382,369	100%	251,694	66%

Cost of Sales:
Food and beverage	180,063	28%	129,907	34%	50,156	39%
Food truck expenses	389,509	61%	149,294	39%	240,215	161%
Commissary and kitchen expenses	146,478	23%	92,302	24%	54,176	59%

Total cost of sales	716,050	113%	371,503	97%	344,547	93%

Gross (Loss) Profit:	(81,987)	-13%	10,866	3%	(92,853)	NM

Operating Expenses:
General and administrative	799,680	126%	380,446	99%	419,234	110%
Selling costs	36,408	6%	59,147	15%	(22,739)	-38%
Consulting expense - related parties	65,625	11%	150,375	39%	(84,750)	-56%
Depreciation	21,760	3%	2,129	1%	19,631	NM

Total operating expenses	923,473	146%	592,097	155%	331,376	56%

Loss From Operations:	(1,005,460)	-159%	(581,231)	-152%	(424,229)	73%

Other Expenses:
Interest expense	144,199	23%	67,140	18%	77,059	115%
Interest expense - related party	17,248	3%	357	0%	16,891	NM
Interest income	(6,218)	-1%	-	0%	(6,218)	NM
Amortization of debt discount	14,333	2%	166,903	44%	(152,570)	-91%
Amortization of deferred finance costs	27,475	4%	15,406	4%	12,069	78%
Loss before provision for income tax	(1,202,497)	-190%	(831,037)	-217%	(371,460)	45%

Provision for income tax (benefit) expense	-	0%	-	0%	-	0%
Net loss	$(1,202,497)	-190%	$(831,037)	-217%	$(371,460)	45%

NM: not meaningful

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Revenue. The increase in sales during the three-month period ended March 31, 2014, when compared to the comparable prior year period, is primarily due to the increased number of trucks in the fourth quarter of 2013 and the popularity of the Company’s truck sales and catered events. We added five (5) Company trucks and one (1) licensed truck in the fourth quarter of 2013 and we have maintained the same level of trucks during the first quarter of 2014.

We believe our revenues for the remainder of 2014 will continue to increase.

Cost of sales. Cost of sales is mainly comprised of food and beverage products used to make grilled cheese sandwiches, other food products, beverages and paper products and the operating costs related to the food truck, including food truck employee compensation and benefits, commissary kitchen costs, maintenance and fuel. The increase in cost of sales is primarily related to the increased in the number of trucks during 2013 and specifically in the fourth quarter of 2013, the popularity of the Company’s truck sales and catered events as well as the start-up costs for the additional source of revenue generated from company and our licensed truck sales.

Food and beverage expenses consist primarily of bread, cheese, meats, seafood and other types of foods and various types of beverages. The increase in food and beverage cost of sales during the three-month period ended March 31, 2014, when compared to the comparable prior year period, is primarily related to the increase in sales, slightly offset by a more efficient deployment of the types of food by trucks as we gain experience in the demand of our products.

Food truck expenses consist of truck staff payroll, truck insurance, gas, repairs and maintenance and other truck related expenses. The increase in food truck cost of sales was primarily related to the expansion of the Company’s operations in Phoenix and Los Angeles. This increase in Food truck expenses was related to startup costs and training of truck staff personnel for expanding operations and from three (3) to eleven (11) trucks.

Kitchen expenses consist of occupancy, equipment and commissary employee compensation. The kitchen expenses increased during the three-month March 31, 2014 when compared to the comparable prior year period commensurate with the increase in revenues during the three-month period ended March 31, 2014 when compared to the comparable prior year period.

We believe our costs of sales for the remainder of 2014 will continue to increase commensurate with our expected increase in revenues.

Gross profit. The change in gross profit relates to the increase the aforementioned food and beverage costs as well as food truck expenses, offset by a decrease in the kitchen expenses.

We are unable to determine whether our gross profit and gross profit margin will increase during the remainder of 2014. It will be a function of our increase in revenues and the timing of the costs of sales we incur, some of which are fixed in nature (kitchen expenses), some of which are semi-fixed (food truck expenses), and some of which are variable (food expenses).

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General and administrative expenses. General and administrative expenses consists of general corporate expenses, including but not limited to market development, insurance, professional costs, clerical and administrative overhead. The increase in general and administrative expenses is primarily related to the expenses associated with the increased consulting fees, professional fees and executive compensation which are needed to expand the business and support its growing operations and prepare the Company for public trading.

Selling costs. Selling costs include, but are not limited to, marketing and promotion, printing, processing fees and utility vehicle rental which is used to transport employees to and from the food trucks. The decrease in selling costs relates to certain marketing events held in Los Angeles and Phoenix when we opened these markets during the three-month period ended March 31, 2013, which we did not have to incur during the three-month period ended March 31, 2014.

Consulting expense, related party. The decrease in consulting expenses-related parties is primarily due to the termination of a number or agreements with such parties which occurred during the latter part of fiscal 2013.

Depreciation. The increase in depreciation relates to the addition of fixed assets after the first quarter of fiscal 2013, which were acquired primarily in August 2013.

Other Expenses. Other expenses include interest and amortization expense. The changes in other expenses are primarily due to a decrease in amortization of debt discount related to debt which was satisfied during the three-month period ended March 31, 2013 and which was amortized through that period offset by an increase in interest expense primarily attributable to the excess of fair value of shares of our common stock in excess of the carrying value of the liabilities settled.

Liquidity and Capital Resources

The accompanying unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business. The business will require significant amounts of capital to sustain operations and make the investments it needs to execute its longer term business plan. The Company had cash of $89,498 and negative net working capital of $2.7 million at March 31, 2014. The Company’s cash and working capital amounts were derived from the proceeds of financing transactions through the issuance of notes, convertible notes and common stock purchase warrants and shares or our common stock. The Company’s net loss for the three-month period ended March 31, 2014 was approximately $1.2 million and our accumulated deficit amounts to $9.1 million as of March 31, 2014. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying unaudited consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

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In order to continue as a going concern and achieve a profitable level of operations, the Company will need, among other things, additional capital resources.  Management’s plan to continue as a going concern includes raising capital and to implement the execution of its business plan to become cash flow positive from the completion of additional equity and debt financings. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. The ability of the Company to continue as a going concern is dependent upon the management’s ability to successfully implement the plans described above, including securing additional sources of financing and attain profitable operations.   Management also cannot provide any assurance that unforeseen circumstances that could occur at any time within the next twelve months or thereafter will not increase the need for the Company to raise additional capital on an immediate basis. The Company will actively target sources of additional equity and debt financing. There can be no assurance that we will be able to continue to raise funds in which case the Company may be unable to meet its obligations.

The Company's liquidity and capital needs relate primarily to working capital and other general corporate requirements. To date, the Company has funded its operations with convertible loans, by the sale of common stock and through private placement offerings.

Cash and cash equivalents amounted to $89,498 at March 31, 2014 and our working capital deficiency amounted to approximately $2.7 million at March 31, 2014.

Three-month period ended March 31, 2014

Cash used in operations of $638,631 during the three-month period ended March 31, 2014 consists primarily of our net loss of approximately $1.2 million, adjusted by depreciation and amortization of $63,568, fair value of shares of our common stock in excess of liabilities settled of $73,423 and fair value of options of $53,348. Additionally, our accounts payable and accrued compensation, included payables to related parties, and accrued interest increased by approximately $399,000 during the three-month ended March 31, 2014, as we delayed payments with certain agreeable parties to keep a certain level of liquidity.

Cash provided by financing activities of $686,000 during the three-month period ended March 31, 2014 consists primarily of proceeds generated from the issuance of our common stock and a promissory note, which amounted to $740,000 and $50,000, respectively, offset by principal repayments of notes payable aggregating $94,000.

Three-month period ended March 31, 2013

Cash used in operations of $443,141 during the three-month period ended March 31, 2013 consists primarily of our net loss of approximately $830,000, adjusted by depreciation and amortization of $184,438. Additionally, our accounts payable and accrued compensation, included payables to related parties and accrued interest, increased by approximately $262,000 during the three-month ended March 31, 2013, as we delayed payments with certain agreeable parties to keep a certain level of liquidity.

Cash provided by financing activities of $395,307 during the three-month period ended March 31, 2013 consists primarily of proceeds generated from the issuance of our convertible notes and advances from a shareholder, which amounted to $374,955 and $26,200, respectively.

Financial Position

The Company's liquidity and capital needs relate primarily to working capital and other general corporate requirements. Management plans to continue raising capital from through debt or equity financing. The Company will use the proceeds from any financing for operating and working capital and significantly expanding the number of trucks and stores and professional fees.

Total assets remained at comparable levels at March 31, 2014 and December 2013.

Total liabilities increased by $239,292, primarily from increased accounts payable and accrued compensation.

Total stockholders’ deficit increased by $268,887 during the three-month period ended March 31, 2014. This increase was primarily attributable to our net loss, offset by the issuance of shares of our common stock through a private a placement and satisfaction of obligations pursuant to certain liabilities.

Results of Operations:

Twelve Months Ended December 31, 2013 Compared with Twelve Months Ended December 31, 2012

The following table summarizes changes in selected operating indicators, illustrating the relationship of various income and expense items to food and beverage sales for the respective periods presented:

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	Twelve Months Ended December 31, 2013	% of Revenue	Twelve Months Ended December 31, 2012	% of Revenue

Revenue:
Food truck sales	$1,484,802	73%	$953,682	73%
Catering and special events	424,116	21%	354,813	27%
Licensed truck	120,414	6%	-	0%
Total revenue	2,029,332	100%	1,308,495	100%

Cost of Sales:

Food and beverage	659,683	33%	358,213	27%
Food truck expenses	1,004,571	50%	457,488	35%
Commissary and kitchen expenses	468,805	23%	194,216	15%
Merchandise	-	0%	2,387	0%
Total cost of sales	2,133,059	105%	1,012,304	77%

Gross (Loss) Profit	(103,727)	-5%	296,191	23%

Operating Expenses:
General and administrative	2,532,334	125%	994,644	76%
Selling costs	293,648	14%	121,099	9%
Consulting expense	1,652,087	81%	146,762	11%
Depreciation	12,120	1%	7,375	1%
Amortization of intangible assets	4,035	0%	-	0%
Impairment of fixed assets	142,309	7%	-	0%
Impairment of intangible assets	134,909	7%	-	0%
Total operating expenses	4,771,442	235%	1,269,880	97%

Loss From Operations	(4,875,169)	-240%	(973,689)	-74%

Other Expenses:
Interest expense	335,486	17%	47,530	4%
Interest expense - related party	1,521	0%	458	0%
Interest income	(2,784)	0%	-	0%
Amortization of debt discount	321,568	16%	167,109	13%
Amortization of deferred finance costs	88,638	4%	2,326	0%
Amortization of restricted shares	8,000	0%	-	0%
Gain on settlement of debt	(14,679)	-1%	-	0%
Loss on sale of fixed asset	-	0%	1,440	0%
Loss before provision for income tax	(5,612,919)	-277%	(1,192,552)	-91%

Provision for income tax (benefit) expense	-	0%	(100)	0%
Net loss	$(5,612,919)	-277%	$(1,192,452)	-91%

Revenue. Sales generated from food trucks, catering and special events and licensed truck sales totaled $2,029,332 for the year ended December 31, 2013, as compared to $1,308,495 for the same period in 2012. The 55% increase in sales during 2013 is primarily related to the increased number of trucks in the fourth quarter of 2013 and the popularity of the company’s truck sales and catered events as well as the additional source of revenue generated from our licensed truck sales. We added five (5) company trucks and one (1) licensed truck in the fourth quarter of 2013. During 2013, the company entered into 2 agreements with licensees such that the licensees were granted licenses to operate food trucks. The company began generating revenue from licensees in January 2013. Revenue is recognized at the end of each month when the licensees are invoiced and the revenue is booked as a receivable.

Cost of sales. Cost of sales is mainly comprised of food and beverage products used to make grilled cheese sandwiches, other food products, beverages and paper products and the operating costs related to the food truck, including food truck employee compensation and benefits, commissary kitchen costs, maintenance and fuel. The increase in cost of sales is primarily related to the increased in the number of trucks during 2013 and specifically in the fourth quarter of 2013, the popularity of the company’s truck sales and catered events as well as the start up costs for the additional source of revenue generated from our licensed truck sales.

Food and beverage expenses consist primarily of bread, cheese, meats, seafood and other types of foods and various types of beverages. Food and beverage cost of sales totaled $659,683 for the year ended December 31, 2013 as compared to $358,213 for the year ended December 31, 2012. The 84% increase in food and beverage cost of sales is primarily related to the increase in sales as well as the expansion of the company’s operation in Phoenix and Los Angeles. As a percentage of food sales revenue, food and beverage cost of sales were 33% for 2013, compared to 27% for 2012. There was an increase in food costs due to the expansion of trucks, and kitchen and live or real time food training.

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Food truck expenses consist of truck staff payroll, truck insurance, gas, repairs and maintenance and other truck related expenses. Food truck cost of sales totaled $1,004,571 for the year ended December 31, 2013, as compared to $457,488 for the year ended December 31, 2012, which represented a 120% increase. The increase in food truck cost of sales was primarily related to the expansion of the company’s operations in Phoenix and Los Angeles. As a percentage of food sales revenue, food truck cost of sales was 50% for 2013 and 35% for 2012, this increase in Food truck expenses was related to startup costs and training of truck staff personnel for expanding operations and from three (3) to eleven (11) trucks.

Kitchen expenses consist of occupancy, equipment and commissary employee compensation. Kitchen expenses totaled $468,805 for the year ended December 31, 2013, as compared to $194,216 for the year ended December 31, 2012. The 141% increase in commissary kitchen expenses is primarily related to the increase in staff wages, the related payroll taxes, an increase in rent and costs associated with setting up and expanding our Phoenix and Los Angeles locations. As a percentage of food sales revenue, kitchen expenses increased to 23% for 2013, compared to 15% for 2012 for the reasons set forth above. There was an increase in kitchen expenses which was related to the opening, establishing and outfitting the new kitchen, startup costs and training of kitchen personnel for expanding operations and from three (3) to eleven (11) trucks.

Gross profit. Gross (loss) profit for the year ended December 31, 2013 decreased by $399,918, or 135%, to a gross loss of $(103,727) from a gross profit of $296,191 for the same period in 2012. The gross profit margin decreased from 23% for the year ended December 31, 2012 to -5% for the same period in 2013. The change in gross profit relates to the increase in commissary and kitchen expenses as a percentage of sales of 8%, an increase in food truck expenses as a percentage of sales of 15% and an increase of food and beverage expenses as a percentage of sales of 6%.The decrease in gross profit was attributable to the startup and expansion expenses incurred to develop and build out two new kitchens and grow the company from three (3) to eleven (11) trucks.

General and administrative expenses. General and administrative expenses (consisting of general corporate expenses, including but not limited to market development, insurance, professional costs, clerical and administrative overhead) totaled $2,532,334 for the year ended December 31, 2013, as compared to $994,644 for the same period in 2012. The 155% increase in general and administrative expenses is primarily related to the expenses associated with the increased consulting fees, professional fees and executive compensation which are needed to expand the business and prepare the company for public trading. Specifically, consulting fees increased to approximately $456,000 compared to $195,589 in 2012, legal, accounting and other professional fees increased to approximately $373,000 as compared to approximately $165,223 in 2012 and compensation expenses totaled approximately $906,000 compared to approximately $295,000 in 2012.

Selling costs. Selling costs include, but are not limited to, marketing and promotion, printing, processing fees and utility vehicle rental which is used to transport employees to and from the food trucks, totaled $293,648 for the year ended December 31, 2013, as compared to $121,099 for the same period in 2012. The 142% increase in selling costs relates to marketing wages, sponsorship and participation in new events in Phoenix and Los Angeles, the purchase of a van to transport crew to truck stops rather than renting vans and upgrades related to the company’s website.

Consulting expense, related party. Consulting expenses totaled $1,652,087 for the year ended December 31, 2013, as compared to $146,762 for the same period in 2012. The increase relates to the addition of non-recurring consulting expenses as well as monthly fees to consultants and as stock compensation totaling $743,500.

Depreciation. Depreciation expense totaled $12,120 for the year ended December 31, 2013, as compared to $7,375 for 2012. The increase relates to the addition of fixed assets late in 2012 and the second and third quarters of 2013 including the addition of approximately $543,000 in fixed assets purchased relating to the KOW Asset Purchase Agreement dated August 8, 2013.

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Amortization of intangible assets. Amortization expense totaled $4,035 for the year ended December 31, 2013, as compared to $Nil for 2012. The increase relates to the addition of approximately $139,000 in intangible assets purchased relating to the KOW asset purchase agreement dated August 8, 2013.

Impairment of fixed assets. Impairment of fixed assets totaled $142,309 for the year ended December 31, 2013, as compared to $Nil for 2012. The increase relates to the impairment of vehicles based on an appraisal. The vehicles were acquired as a part of the KOW Asset Purchase Agreement dated August 8, 2013.

Impairment of intangible assets. Impairment of intangible assets totaled $134,909 for the year ended December 31, 2013, as compared to $Nil for 2012. The increase relates to the full impairment of certain intellectual property comprised of trademarks, patents, domain names, technology rights, inventions etc. purchased on August 8, 2013 related to the KOW Asset Purchase Agreement. Since purchasing the intangible assets, the company has not realized any benefit.

Other Expenses. Other expenses include interest and amortization expense. For the year ended December 31, 2013 other expenses, totaled $737,750 as compared to $218,863 for the same period in 2012. Other expenses includes interest expense, interest income, amortization of deferred financing, amortization of restricted stock, amortization of debt discount and gain on settlement of debt. The increase in other expenses relates to interest and amortization related to the issuance of notes payable.

Net loss. Net loss for the year ended December 31, 2013 increased by $4,420,467 to a loss of $5,612,919 from a loss of $1,192,452 for the same period in 2012. The increase in net loss relates to the increase in 2013 of professional fees, general and administrative expenses, interest expense and amortization of debt discount.

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Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements as of March 31, 2014 and December 31, 2013.

Inflation

We do not believe that inflation has had a material effect on our company’s results of operations.

Critical Accounting Policies

Our significant accounting policies are more fully described in Note 3 to our unaudited consolidated financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and the related disclosures of contingent assets and liabilities. Actual results could differ from those estimates under different assumptions or conditions. We believe that the following critical accounting policies are subject to estimates and judgments used in the preparation of our consolidated financial statements:

Estimated Useful Lives of Property and Equipment

The estimates of useful lives for property and equipment are significant estimates. Expenditures for the leasehold improvements and equipment when a food truck is first contracted are material. In addition, periodic refurbishing takes place and those expenditures can be material. We estimate the useful life of those assets by considering, among other things, expected use and life of the food truck. The assets are then depreciated using a straight line method over those estimated lives. These estimated lives are reviewed periodically and adjusted if necessary. Any necessary adjustment to depreciation expense is made in the income statement of the period in which the adjustment is determined to be necessary.

Stock-Based Compensation

We adopted the provisions of ASC 718. We estimate the fair value of stock options using a binomial model, consistent with the provisions of ASC 718 and SEC Staff Accounting Bulletin No. 107, Share-Based Payment. Option-pricing models require the input of highly subjective assumptions, including the price volatility of the underlying stock. We determined that the use of implied volatility is expected to be more reflective of market conditions and, therefore, could reasonably be expected to be a better indicator of our expected volatility than historical volatility. The expected term assumption used in calculating the estimated fair value of our stock-based compensation awards using the binomial model is based on detailed historical data about employees' exercise behavior, vesting schedules, and death and disability probabilities. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. We estimate the forfeiture rate based on historical experience of our stock-based awards that are granted, exercised and cancelled. We believe the resulting binomial calculation provides a more refined estimate of the fair value of our employee stock options. For our employee stock purchase plan, we decided to continue to use the Black-Scholes model to calculate the estimated fair value.

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The Company granted 1,000,000 options in September 2013, as follows: (i) 250,000 options with an exercise price of $2.00 per share. The Company recorded a fair value of $178,959 or $0.72 per option, relating to these options. (ii) 250,000 options with an exercise price of $3.00 per share. The Company recorded a fair value of $165,892 or $0.66 per option, relating to these options. (iii) 250,000 options with an exercise price of $4.00 per share, The Company recorded a fair value of $156,053 or $0.62 per option, relating to these options, and (iv) 250,000 options with an exercise price of $5.00 per share. The Company recorded a fair value of $148,164, or $0.59 per option, relating to these options. Each of the options are exercisable for a term of 10 years. Our options were valued using the Black-Scholes method and assumption used for the options issued are as follows; volatility of 80%, expected term (years) 10, and risk free interest rate of 0.03%.

In addition, the Company determined a fair value of $1.25 per share of common stock for the first quarter of 2014. The fair value of the Company’s common stock was determined based on valuation performed by Management, which took into consideration, where applicable, cash received for similar securities during the first quarter of fiscal 2014, market participant inputs, estimated cash flows based on entity specific criteria, purchase multiples paid in other comparable third-party transactions, market conditions, liquidity, operating results and other qualitative and quantitative factors. The fair value of the Company’s common stock on each grant date are adjusted to estimated fair value and the volatility in general economic conditions, stock markets, earnings or revenue multiples of comparable companies and other qualitative and quantitative factors may result in significant changes in the estimated fair value of the Company’s common stock from period to period.

Revenue Recognition

The Company's revenue is derived from three sources. The primary source is from truck stop sales and lesser portions are from catering and event services and licensed truck sales. Truck stop sales are primarily received in cash and revenue for these sales, net of sales tax, is reported at that time.

For catering and special event services, customers must sign and deliver the Company's standard catering agreement with a minimum payment of 50% of the agreed upon price of the event. The remaining balance is due by credit card payment within 2 days of the event or cash on the day of the event. The initial 50% deposit is fully refundable until 14 days prior to the event, between 4 and 13 days prior to the event, the deposit is non-refundable and if the customer cancels within 3 days of the event, 100% of the agreed-upon price of the event is due. Revenue is recognized, net of sales tax, at the time services are provided.

For licensed truck sales, revenue is based on 6% of gross revenue from truck stop sales collected by the licensee. Revenue is recognized at the end of each month when the licensee is invoiced and the revenue is booked as a receivable.

Allowance for Doubtful Accounts

Accounts receivable arise primarily from catering and special event sales. The Company establishes an allowance for doubtful accounts receivable based on the age of outstanding invoices and management’s evaluation of collectability. Such estimates inherently involve uncertainties and assessments of the outcome of future events, and changes in facts and circumstances may result in adjustments to the provision for doubtful accounts.

For other critical accounting policies, please refer Note 3 – Summary of Significant Accounting Policies in notes to unaudited consolidated financial statements.

Recently Issued Accounting Pronouncements

There are no recently issued accounting pronouncements that are expected to have a material impact on the unaudited consolidated financial statements or notes thereto.

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Business

Introduction

We, through our wholly-owned subsidiary, Grilled Cheese, Inc., are a food truck operation that sells various types of gourmet grilled cheese sandwiches and other comfort foods principally in the Los Angeles, California area. Our trucks currently make multiple stops per week (serving lunch and dinner five days a week) at prearranged locations. Food preparation occurs at our kitchen which supports streamlined operations within the truck by limiting in-truck operations to assembly and grilling. This allows each truck to achieve maximum revenues per hour and deliver melts, Tater Tots™, soups and sides efficiently to our customers. Our business model implements the use of social media and location booking to secure sales at each stop. Our website, www.grilledcheesetruck.com always lists the upcoming schedule of our trucks identifying where each truck will be stopping. During the fiscal year ended December 31, 2013, we expanded our number of company operated food trucks from two to nine and expanded our geographical area to Phoenix, Arizona. Further, we entered into licensing agreements in certain locations in California and test marketed expansion, branding and licensing efforts in California.

We are capitalizing on the burgeoning gourmet food truck industry through our established food service operations and social media strategy. Driving our growth, we have received national media visibility and as of the date of this prospectus, have accumulated over 120,000 total followers through a variety of social media platforms, including Facebook, Twitter and Instagram. We believe that our use of social media allows us to communicate with a large group of our interested fan base in real time, letting them know exactly when and where our food trucks will be located on a given date.  We believe that providing potential customers with up-to-date information regarding the time and location of our trucks helps promote and drive additional customers to our trucks, therefore increasing our sales at each prospective location. We believe we have established brand presence in certain locations throughout Southern California, in Phoenix, Arizona, but we have sustained losses to date.

The report of our independent registered public accounting firm on our consolidated financial statements for the year ended December 31, 2013 contains an explanatory paragraph regarding our ability to continue as a going concern based upon our net losses totaling $5,612,919 of which $3,050,682 were non-cash items and cash used in operations totaling $2,562,237. Our business will require significant amounts of capital to sustain operations and make the investments we need to execute our longer term business plan. Our net loss for the three-month period ended March 31, 2014 amounted to approximately $1.2 million and the accumulated deficit amounted to approximately $9.1 million at March 31, 2014. These matters raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern and achieve a profitable level of operations, we will need, among other things, additional capital resources.  Management’s plan to continue as a going concern includes raising capital through increased sales and growing operations to profitability through additional debt and/or equity financing. However, management cannot provide any assurances that we will be successful in accomplishing any of our plans of raising additional funds. Our ability to continue as a going concern is dependent upon the management’s ability to successfully implement the plans described above. Management also cannot provide any assurance that unforeseen circumstances that could occur at any time within the next twelve months or thereafter will not increase the need for us to raise additional capital on an immediate basis. There can be no assurance that we will be able to continue to raise funds in subsequent debt or equity financings, in which case the Company may be unable to meet its obligations.

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We generate revenue from food and beverage sales through our company-operated food trucks in Southern California and Phoenix, Arizona. In addition, we generate revenue from licensing the right to use certain portions of our intellectual property. Such licensing not only provides us with revenue, but it also enables us to further establish our brand. We have licensed these intellectual property rights for use in counties throughout California, including Ventura County, Santa Barbara County, and portions of Los Angeles County which are commonly referred to as the San Fernando Valley where our licensees currently license and operate two trucks. Further, we intend to expand nationally and prospectively generate revenue from franchise sales, royalties based on a percentage of sales by franchisees and sales of food products to our franchisees, however there is no guarantee or assurance that we will be able to implement our franchise expansion or that we will be able to collect royalties from the sales made by our potential franchisees. In addition to our potential franchise operations, we intend to expand and increase the number of company-owned trucks, to begin operating brick and mortar restaurants, and expand our operations within sports venues and airports and bring our food trucks to special events throughout the United States and internationally.

Our Corporate History and Background

We were incorporated in the state of Nevada on December 31, 2009 as GSP-1, Inc.  We were formed as a vehicle to pursue a business combination. The company selected December 31 as its fiscal year end. On July 6, 2011, we filed a Certificate of Amendment to our Articles of Incorporation to change our name from “GSP-1, Inc.” to “TRIG Acquisition 1, Inc.” In connection with our acquisition of Grilled Cheese, Inc. on February 19, 2013, we filed a Certificate of Amendment to our Articles of Incorporation to change our name from “TRIG Acquisition 1, Inc.” to “The Grilled Cheese Truck, Inc.”

Our Industry

We believe that the United States retail market for gourmet food trucks is a large, growing and fragmented segment with increasing consumer demand. We believe our company was and is an early mover in this segment due to our current efforts to become a publically traded gourmet food truck company and a national grilled cheese chain.

We believe gourmet food trucks are an alternative to fast food and quick service restaurants for consumers. Once commonplace only in big cities on the east and west coasts of the United States, food trucks can now be found in both urban and rural areas throughout the United States. The food truck provides a means for the on-the-go person to grab a quick bite at a low cost and is increasingly becoming known for gourmet fare as the popularity of food trucks continues to rise.

We believe the industry is growing so rapidly because gourmet food trucks satisfy the desires of the consumer beyond quality, value and speed. Media venues such as The Food Network, The Cooking Channel and numerous websites highlight the food truck industry and promote the industry with shows and TV series’ dedicated to food trucks.

Strategy

Our objective is to become the leader in the gourmet food truck industry. Each element of our strategy is designed to differentiate and reinforce our company’s brand and engender a degree of loyalty among our customers. The cornerstones of this strategy include:

•	Maintaining our menu: We are committed to using the best available ingredients in producing the best grilled cheese sandwiches, soups and side dishes. We strive to use fresh ingredients in the preparation of our sandwiches, as opposed to frozen or canned goods. Further, all of our ingredients are side-by-side taste-tested for quality prior to use.

•	Customer Service: We rely on repeat business and view our customers’ interactions with employees as critical to our long-term success. Through our emphasis on training, personal development and equity incentives, we believe we can attract and retain well-qualified, motivated employees committed to providing superior levels of customer service.

•	Marketing: We will continue to build on our social media and mainstream media presence (television, radio, print, etc.) to communicate with existing and future customers. We will reinforce a distinctive brand image built on the quality of our food and customer service experience.

•	Truck Design: Our trucks are typically configured to accommodate a high volume of traffic. Our truck’s design is intended to be casual and comforting. Although a number of customers buy our food and return to their homes and/or offices to eat the purchased food, many of our customers enjoy eating at the truck. Although we do not personally provide organized tables and chairs for dining, we believe that approximately 25% of the locations we serve are set up for street side dining with organized tables and chairs for the customer’s comfort.

•	Truck Locations: Our strategy is to schedule truck locations in selected high-traffic, high-visibility locations in order to realize operating and marketing efficiencies and enhance brand awareness.

•	Hub and Spoke: In order to manage costs, ensure compliance with our quality standards and provide consistency to our customers, we control our food preparation from our centrally located kitchens. We believe this hub-and-spoke format provides significant competitive advantages.

•	Expansion: Our expansion strategy is to increase our market share in existing markets and add trucks in new markets where we believe we can become a leading gourmet food truck operator.

•	Employee Relations: We believe that the training and knowledge of our employees and the consistency and quality of the service they deliver are central to our success. We believe that an employee-oriented culture creates a sense of personal responsibility among all employees, resulting in a higher level of customer service. We intend to encourage and support our employees by offering competitive wages and developing relevant benefits.

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Trucks

As of March 31, 2014, we generated revenue from retail sales through nine company- operated food trucks and two licensed trucks operated by third party licensees. All trucks operated by us are rented or leased. We receive 100% of the reported revenue and bear all associated costs from our company-operated trucks. We collect 6% of gross revenue earned by our third party licensees from the licensed trucks.

Our trucks offer a complete menu of grilled cheese sandwiches ranging from our “Plain and Simple Melts” to our signature melt, “The Cheesy Mac and Rib” that contains proprietary recipes of macaroni and cheese and pulled BBQ pork. In addition, our trucks offer certain special melts including our “Fried Chicken and Waffle Melt” which are available on a limited basis. Our menu also offers dessert melts, homemade tomato soup, Tater Tots™, specialty dipping sauces, our signature bread and butter pickles as well as an assortment of beverages. Our menu is subject to seasonal menu changes to ensure the use of high quality and fresh ingredients and we make custom menus available for our catering clients.

We believe that we offer products that would be found in the gourmet food industry while maintaining menu prices that are average within the industry. We believe that it is this combination of a desirable product, exceptional customer service and competitive prices that will allow us to maintain repeat business from our customers.

Truck Design:

We design each of our trucks in-house and use quality truck wraps to reinforce our brand image. Our trucks are typically configured to accommodate a high volume of traffic. The trucks are typically 176 square feet and can park in a parking area that is 25 feet long by 15 feet deep. Although a number of customers buy our food and return to their homes and/or offices to eat the purchased food, many of our customers enjoy eating at the truck.  Although we do not personally provide organized tables and chairs for dining, we believe that approximately 25% of the locations we serve are set up for street side dining with organized tables and chairs for the customer’s comfort.

Site Selection and Truck Locations

We operate our trucks in high-traffic, high-visibility locations in each of our target markets in order to realize operating and marketing efficiencies and enhance brand awareness. In addition to pedestrian traffic, when determining site location we consider the following factors: (i) direct requests for lunch and dinner stops from local businesses, (ii) direct requests for private caterings and (iii) direct requests for special food and gourmet food truck events.

Our mobility enables us to operate in highly populated areas, including at or near office buildings, in downtown and suburban centers and at or near local businesses that have heavy pedestrian street traffic. It further enables us to adapt in the event that there is a large festival, gathering or public event in our target markets (such as an auto race, professional or college sporting event, event at a school or church or a movie premier) that could enable us to increase our sales.

We also operate our trucks at private locations in connection with caterings for events such as birthdays, graduations, weddings, bar and bat mitzvahs, cast and crew caterings and other special events.

Truck Economics

The current anticipated average cost to obtain a Grilled Cheese Truck franchise is estimated to be under $25,000. However, the $25,000 does not include deposits to lease or rent a truck, an exterior wrap for the truck, a point of sale system, equipment, permits, uniforms and new staff training, which is estimated to be $35,000 (such estimates will differ depending on location). In addition, each franchisee will be responsible for a royalty fee payable to us, however, we have not established such royalty fee yet. There is no guarantee that the royalty structure we ultimately establish will enable us or our franchisees to operate profitability under this model.

Our expansion strategy is to add trucks in existing markets, which include Southern California (currently operating six leased trucks) and Phoenix, Arizona (currently operating three leased trucks). We intend to expand and generate revenue from additional company trucks, company stores, third-party license agreements at airports, stadiums, malls and other locations as well as franchise revenues, to consist primarily of royalties based on a percentage of sales reported by franchise revenue and franchise fees paid by franchisees as well as the development of company operated and the acquisition of grilled cheese stores. However, we cannot provide any assurance or guarantee that we will be able to implement our expansion of food trucks and stores or collect any royalties based on a percentage of sales reported by licensees or franchisees.

We intend to begin operating trucks in new markets where we believe we can become a leading gourmet food truck in the area. Our business model calls for the sale of up to 100 franchises within twelve months after commencing franchise activities. The 100 trucks would include company owned trucks, licensed trucks and prospective franchised trucks. Our intent is to develop our veteran training, management and ownership program, with the goal of having 100 qualified veterans owning and operating Grilled Cheese Trucks. There is no guarantee that we will be able to increase the number of trucks that we operate to 100 trucks within twelve months after commencing franchise activities. There are several obstacles that the company will need to overcome in order to implement our expansion strategy including: (i) obtaining adequate financing, (ii) receiving legal approval for franchising in each respective state in which we seek to expand, (iii) building customer demand in new markets and (iv) streamlining our management and operations.

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Truck Operations and Management

Our objective is to maintain quality and consistency in our trucks through the careful training and supervision of personnel and the establishment of standards relating to gourmet grilled cheese preparation, maintenance of facilities and conduct of personnel. We maintain financial and accounting controls for each of our trucks through the use of central accounting and management information systems. Cash is controlled through daily deposits of sales proceeds in local bank accounts.

The typical staff for one of our foods trucks consists of one manager and three hourly employees. Each employee receives an initial 40 hours of training. We seek to instill enthusiasm and dedication in our employees and regularly solicit employee suggestions concerning truck operations. Our management attempts to be responsive to employee concerns by conducting face to face meetings with personnel in each market.

A typical truck will perform 10 prescheduled stops per week. Typical weekday lunch hours of operation are 11:30 a.m. to 2:00 p.m. and typical weekday dinner hours are 6:00 p.m. to 8:30 p.m. Hours of operation on weekends vary depending upon the types of scheduled stops. A typical weekend dinner shift can serve customers as late as 12:00 a.m.

We implemented a new POS system during fiscal year 2013 to include the implementation of more efficient systems and equipment. Management recognizes the importance of efficient cash and accounting management systems and implementing advanced point-of-sales (POS) platform that will work for both the company and franchised outlets. In addition to quicker customer order process, this system will also streamline the financial reporting, cost of goods, performance metrics and finance processes. It will also track franchised operations and remotely calculate and collect royalties, all in real time and on a daily basis.

During 2013, our focus was to design, develop and build two kitchens, with one in Los Angeles, California and one in Phoenix, Arizona, and to create the infrastructure to support rapid expansion and growth within these markets. Additionally, we focused on the development, testing and implementation of a training program for US veterans. In the fourth quarter of 2013, we expanded to 11 trucks in operation, which includes a total of nine company operated and two licensed trucks in operations. During the first quarter of fiscal 2014, our focus was to start refining and evaluate our operations in their initial stage of deployment.

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Hub and Spoke

We utilize a hub-and-spoke business model. The hub contains our kitchen and social media booking departments, as well as our operational supervision for each market. Each hub services and supports trucks within a 90 minute drive time radius from it. A typical hub can support 10 high-volume trucks. In order to ensure the quality and consistency of our menu items, we supervise and oversee the adherence to recipes, preparation and cooking procedures from our kitchens in the hubs.

A regional food hub is a business or organization that actively manages the aggregation, distribution and marketing of source-identified food products primarily from local and regional producers to strengthen their ability to satisfy client demand. It is designed to increase transportation efficiencies, control quality and in-transit visibility and reduce truck travel and down-time.

The hub-and-spoke operating format has been deployed successfully for decades in transport, airlines, rail and public transit industries in the United States, whereby the hub-and-spoke model is a distribution system of connections arranged around a center location, in which distribution moves along areas connected to the hub at the center. We believe the hub-and-spoke format is the most efficient operating model for multi-unit gourmet food truck operators.

Our ability to grow new territories and to increase the scale of our operations is driven by the increased economics of the hub-and-spoke system. We believe that the hub-and-spoke format can service more company-operated and/or franchised trucks with a centralized (hub) location that manages the procurement and preparation of our products and quality control for each truck. We are currently utilizing the hub-and-spoke system in Los Angeles where we have the ability to service up to ten trucks from a single (hub) location in Gardena, California.

Over the past year, we implemented the hub-and-spoke format for our company-operated trucks in Los Angeles, California. Further, we have been focusing on our strategy regarding the implementation of our franchise model. Although we believe that the hub-and-spoke format can be scaled to facilitate our potential franchisees, given the preliminary stage of our company we have not yet developed a full scale hub-and-spoke economic model applicable to our potential franchisees. As the franchise model is implemented, we will further explore and develop a hub-and-spoke model that is scalable to accommodate our potential franchisees.

Prospective franchisees will be responsible for all the costs associated with development of their franchises, including costs associated with implementing the hub-and-spoke model.

License Agreements

As part of our ordinary course of business, and in conjunction with expanding our overall business plan, we have, and will continue to, enter into license agreements with individuals or entities regarding our intellectual property. Specifically, we have, and will continue to grant, certain exclusive licensing rights regarding our intellectual property, including but not limited to trademarks, copyrights, know-how, trade secrets, software, patents, certain goods and services pertaining to our business, to entities in designated areas, whereby such individuals or entities will be entitled to the use of our intellectual property in connection with their use and sale of our products and our brand name. In exchange for such licenses, we receive a specifically negotiated cash payments, royalty payments and/or equity interests in the licensees.

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Veteran Ownership Opportunity

A major component of our business strategy is to market our franchises to United States veterans for our first prospective 100 mobile truck franchise operations. Despite their significant skill sets, many returning veterans experience difficulty finding work upon returning to civilian life. Since September 11, 2001, it is estimated that approximately 2.7 million United States veterans have served in the military with an approximate unemployment rate of 9.2 percent, compared with 7.6 percent of non-veterans, according to the Bureau of Labor Statistics. We believe that given these circumstances United States veterans would be interested in starting or buying a new business or considering doing so. General Wesley Clark, our Director and Senior Veterans Advisors, will supervise the development and implementation of recruitment and “vetting” for prospective veteran franchisees.

As of the date of this prospectus, only preliminary steps have been taken to implement our veteran program (including development of a recruitment and training program). Since our focus over the past year has been primarily on expanding our business plan in preparation for implementing our franchise model, we have not yet established any estimated budgets or milestones regarding the implementation of our veteran program. Once the franchise model is in place, we intend to focus on establishing a strategy which focuses on veterans receiving the first 100 franchises, including the scope and the timeframe for implementation of the training, management and ownership of the franchises and methods we anticipate utilizing to assist prospective veteran franchisees to secure financing to acquire a franchise.

Marketing Strengths

We have enjoyed success using social media as our primary marketing effort. With a base of over 120,000 followers on varying sources of social media including Twitter, Facebook or Instagram, our followers are able track our site locations. We have become increasingly adept with our social media marketing, running campaigns to support new offerings or events. We believe that we are an influential ‘Tweeter’ in Los Angeles and are currently one of the most followed food trucks on Facebook and on Twitter. In fact, we were listed as the 3rd most influential ‘Tweeter’ in Los Angeles by WeFollow.com in 2011 and 3rd most influential food truck in 2011 by Klout.com.

With the help of social media, fans of the Grilled Cheese Truck can find out where the truck will be at any moment and get up-to-the-minute updates on specials, new menu items and location changes. We believe these social media initiatives have been a major contributing factor to our success. In particular, we have successfully made our Twitter, Facebook and Instagram following into a direct sales tool, creating a business proposition for prospective franchise owners and licensees, as we believe the networks drive sales and direct customers to the truck’s locations without the need for more traditional (and expensive) local advertising campaigns.

In addition to the success of our social media activities, we have gained national media attention following appearances and/or coverage from the Rachel Ray Show, The Price is Right, ABC Channel 7 (top food truck in Los Angeles), NBC News, Fox News.com, USA Today, Los Angeles Times (best food truck in Los Angeles and Southern California), The Cooking Channel, Food & Wine (best grilled cheese in the U.S.), The Travel Channel, Klout.com (top 10 most influential food trucks – 2011), BBC Travel, MSN.com (the best food on wheels), and Zagat Guide. Additionally, many of the segments featuring the Grilled Cheese Truck continue to be re-aired regularly on the Food Network, the Cooking Channel, the Travel Channel and others.

Products

We serve innovative gourmet grilled cheese melts that are made from seasonal ingredients. We believe that gourmet grilled cheese is the “new pizza.”  This iconic sandwich has been a beloved part of the American food culture since the early 1920’s.  Many Americans have grown up and continue to consume grilled cheese sandwiches as they are often considered a comfort food. Our founder, David Danhi, is an award winning chef and we are committed to upholding his food standards.

Our grilled cheese sandwiches have received numerous accolades and social media notoriety. These awards were conducted by various entities that asked their followers to vote for their favorite food truck. Below are several of the articles to show the results of these awards:

•	thedailymeal.com as one of Los Angeles 15 Best Foot Trucks of 2013 on July 15, 2013 (http://www.thedailymeal.com/los-angeles-s-15-best-food-trucks-2013);

•	the latimes.com reader’s choice as best food truck (http://www.latimes.com/custompublishing/readerschoice/restaurants/la-ss-readerschoice-grilledcheese-072429011,0,701450.story#axzz2lImZ93yB);

•	the Los Angeles Hot List as number 1 food truck on LA Hot List 2011 (http://la.cityvoter.com/best/food-truck/food/los-angeles/2011);

•	the 2013 number 1 people’s choice award at the Grilled Cheese Invitational in April 2013 (http://grilledcheeseinvitational.com/?p=14250)

•	relish.com as one of America’s top 10 grilled cheese sandwiches on April 9, 2013 (http://relish.com/slideshows/americas-10-best-grilled-cheese-sandwiches-2/), and

•	thedailymeal.com as one of the Sandwiches of the Week: America’s Top 20 New Sandwiches on March 21, 2011 (Thedailymeal.com\ at http://www.thedailymeal.com/america-s-top-20-new-sandwiches?utm_source=Outbrain).

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Suppliers

We are committed to producing a delicious, quality, and consistent gourmet grilled cheese sandwich for each of our customers. In order to achieve this goal, we carefully select our suppliers, control the quality of the food that we order and use and oversee food preparations.

We purchase our ingredients primarily through US Foods, Inc. (“US Foods”) pursuant to one year contracts. Though we purchase our ingredients primarily from only one reputable supplier, we have long standing relationships with some of the most reputable food purveyors in the nation due to Mr. Danhi’s 30 years of experience as a professional chef and restaurant executive. Because of these relationships, we believe that we are not dependent upon US Foods in order to continue our business. For the years ended December 31, 2013 and 2012, respectively, US Foods supplied us with approximately $244,000 of our supplies used for production and accounted for approximately 19% of total cost of our sales for the year ended 2013 in contrast with approximately $353,000 of our two supplies used for production and approximately 35% of total cost of sales in the year ended 2012. Our one year contracts with US Foods requires that we provide payment of the purchase price of goods or services acquired from US Foods in accordance with the terms set forth on each invoice. Although we only utilized one primary supplier of goods during 2013 and 2012, management believes that the company is not solely dependent on US Foods for its food supplies, as management believes that there are ample other suppliers that the company could engage is a short period of time to supply the required goods on substantially similar terms as US Food.

Gourmet Food Truck Recipes From Renowned Chef

Our food truck offerings are the result of the creative energies of our Chief Creative Officer and director, Mr. Danhi, who is the founder and culinary force behind the Grilled Cheese Truck. Mr. Danhi has been engaged in the restaurant and food business for 30 years, with his melts appearing on numerous lists describing the best grilled cheese creations in the industry. Mr. Danhi was the Executive Chef at the Michelin star Water Grill restaurant in Los Angeles from 1996 to 1998. From 1990 to 1992, Mr. Danhi was Executive Chef at the Roxbury Supper club in Hollywood, California. Mr. Danhi has received numerous accolades including the Robert Mondovi Award of Culinary Excellence (naming him one of the country's top rising star chefs in 1994), best restaurant of the year in 1993 by numerous magazines including Bon Appétit, Esquire and Travel and Leisure, and best crab cakes in Los Angeles two years in a row.

Competition

The mobile food truck and restaurant industry is intensely competitive and we expect to compete in the United States with many well-established food service companies on the basis of product choice, quality, affordability, service and location. Our competitors include a variety of independent local operators, in addition to well-capitalized regional, national and international restaurant chains and franchises. We compete for consumer dining dollars with national, regional and local (i) quick service restaurants that offer alternative menus, (ii) casual and “fast casual” restaurant chains, and (iii) convenience stores and grocery stores. Furthermore, the mobile food truck and restaurant industry has few barriers to entry, and therefore new competitors may emerge at any time.

The gourmet food truck industry is in its initial stages of demand and we are not aware of other hub-and-spoke multi-unit operators in the food truck industry. We believe we can actively compete in the gourmet food truck industry because of our positive customer feedback, our large social media following, media attention and growth.

Our locations vary depending on the city we are in or the time of day.  There are times our trucks are the only food venue at the location and times where we compete with two to four other food trucks depending on the location. Further, there are times we participate in “food truck lots” or events that will host multiple food trucks with numbers of participants ranging from two trucks to 70 trucks.  The cuisine offerings from other trucks at these events, and in general, vary tremendously, including but not limited to hamburgers, hot dogs, Asian food, Latin American food, European food and desserts.

As stated above, we experience competition from a number of different sources. We consider our primary competition to be other local food trucks that compete for customers at our “planned” stops. Some of our primary competitors in the Los Angeles area are Kogi (Korean/Mexican fusion), Cool Haus (gourmet ice cream sandwiches) and Cousin’s Main Lobster (lobster rolls, etc.). Some of our primary competitors in the Phoenix, Arizona area are Short Leash (hot dogs), Luncha Libre (quesadillas) and Burgers Amore (hamburgers). Further, we consider other quick service restaurants and “fast and casual” restaurant chains, such as McDonald’s and Burger King, to be our direct competitors. No one competitor has a significant presence in our market.

Customers

We have acquired over 120,000 total followers using various social media channels including Facebook, Instagram and Twitter. This has translated to a fan-base of loyal followers and has resulted in long lines of customers at our trucks. This has also translated into increased requests for catering events for private parties (weddings, birthdays, bar mitzvahs) as well as numerous entertainment industry and promotional events, such as movie premieres, cast and crew feeds, new model releases for the automotive industry and the like. Our customer base is consistently growing due to our social medial presence, our constant street presence and continued accolades and food industry awards.

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Charitable Foundation and Not-For-Profit Initiatives

On September 6, 2013, our Board of Directors approved the creation of a new charitable foundation.  This foundation is intended to provide financial assistance to the surviving spouses and children of United States military personnel who have died in combat and to United States military personnel suffering from physical and mental disabilities.  As soon as practicable following the formation of the foundation, an application will be filed with the Internal Revenue Service to seek approval of Internal Revenue Code Section 501(c)(3) tax-exempt status for the foundation.  We initially intend to donate up to 1,000,000 shares of our common stock to the foundation, with such shares to be donated from time to time as the Board of Directors determines is prudent.  The Board of Directors delegated to General Clark the responsibility for supervising and administering shares under the foundation. As of the date of this prospectus, no additional actions have been taken regarding the charitable foundation.

On January 17, 2014, we entered into a letter of intent (the “LOI”) with Orange County Rescue Mission, a non-profit, faith-based organization that provides services to the homeless (“OCRM”). In accordance with the LOI, we have began negotiations with OCRM to create a joint venture entity, whereby we will provide its trucks, menu, brand name and experience to the joint venture and OCRM will provide its kitchen facilities, on-site student workforce and a student sales and marketing team. Together, we intend to create a profitable entity generating revenues which is intended to help create additional jobs and train homeless individuals, students and veterans (with a particular focus on veterans) to transition into the mainstream workforce. Any revenue generated from business opportunities that arise as a result of this joint venture will be split equally between us and OCRM, after accounting for cost of goods sold, kitchen supervisory costs and truck costs. As of the date of this propsectus, no additional actions have been taken regarding the joint venture with OCRM.

Intellectual Property

Our intellectual property consists of our copyrighted website content, social media pages on Facebook and Twitter. We have and will continue to file applications with the United States Patent and Trademark Office to protect out intellectual property. As of the date of this prospectus, we have obtained federal registration for certain trademarks and logos, including but not limited to “GCT”, “CHEESY MAC AND RIB MELT”, “PEPPERBELLY MELT”, “PLAIN AND SIMPLE MELT”, “S’MORE MELT”, “THE CHEESY MAC MELT”, “THE FULLY LOADED”, “YOU CANT SAY GRILLED CHEESE WITHOUT SMILING” and the “Reclining Girl Eating Sandwich Design” logo. We have additional trademark and logo applications pending with the USPTO and will continue to file additional applications to protect our intellectual property in the future.

The Franchise Business Model

We intend to commence preliminary operations as a franchisor (in addition to our operation as a purveyor of food) pursuant to a food truck business model. As of the date hereof, we have not taken any actions to become a franchisor. Our franchise operations are still in development and we began test marketing in Phoenix, Arizona beginning in the first quarter of 2013. As a franchisor, we expect to generate revenues through franchising fees, the sale of food and supplies to franchisees and continuous royalty payments by franchisees. Our business model calls for the sale of up to 100 franchises within twelve months after commencing our franchise activities, although there are no assurances that we will reach this objective. We are currently researching initial franchise markets in the states of Texas, Arizona, Illinois, Nevada and Florida. Company guidelines will be placed on the geographic locations that franchise trucks will be permitted to operate in. Additionally, our franchises will be required to comply with quality and customer service standards that we will develop internally.

Franchise costs

Four Wheel - Mobile Grilled Cheese Truck

We intend to primarily offer the first 100 franchises to United States veterans. Franchisees will be required to pay an initial franchise fee and be required to rent or lease a pre–specified and fully equipped mobile food truck. Additionally, franchisees will pay a royalty to us based on revenue earned. Additional costs not included in the initial franchise fee include: truck costs, owner/operator training costs and related travel expense; initial inventory; grand opening expense; local business licenses and permits; home office business equipment and expenses; contributions to our advertising fund; and working capital reserves.

Besides the initial costs, there will also be franchise costs and ongoing expenses. We expect those costs will include:

•	royalty payment based on a percentage of gross sales;
•	cooperative ad fee based on a percentage of gross sales; and
•	local advertising based on a percentage of gross sales.

Each franchisee will also be required to purchase certain ingredients and supplies from us at a profit to us. To reduce this cost to our franchisees, we will strategically place our commissaries to minimize transportation costs associated with these ingredients and supplies. We do not believe that the markup on sales of food and supplies will cause the food truck prices to become overpriced.

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Brick and Mortar - Fixed location Grilled Cheese Truck Restaurants

In addition to the initial roll-out of 100 mobile truck franchises, our long-term plan includes the franchising of brick and mortar, or fixed, locations. We are currently performing research and development for potential locations and anticipate opening our first fixed location in 2014. We anticipate that our company owned restaurant will serve as a springboard to franchise other fixed locations and to provide training for future operators of franchised fixed locations. Franchisees will be required to pay an initial franchise fee and will be responsible for the purchase, lease or sublease of real property on terms suitable for the development of an approved Grilled Cheese Truck retail restaurant operation. Franchisees will also be responsible for payment of all improvement costs necessary to make such Grilled Cheese Truck restaurant suitable for operations. We anticipate that improvement costs, excluding the costs of the land and building, will be between $150,000 to $375,000 per location. Each franchisee will also be required to purchase certain ingredients and supplies from us at a profit to us. Additional costs to the Franchisee will include: owner/operator training costs and related travel expense, initial inventory, grand opening advertising and promotional marketing expense, local business licenses and permits, contributions to our advertising fund and working capital reserves.

Government Regulation

The franchise disclosure requirement

Under the Federal Trade Commission’s (FTC) “Franchise Rule,” franchisors must provide prospective franchisees with certain information regarding the franchise. The Franchise Rule specifies the form and content of the disclosures a franchisor must give. The disclosures are shown in a “Franchise Disclosure Document,” or an “FDD.” The predecessor of the FDD was the “Uniform Franchise Offering Circular,” or the “UFOC.” The Franchise Rule also specifies the timing of delivery of the FDD.

The FDD must disclose facts about the franchisor, the franchise transaction, and the franchise documents. These facts are consolidated into sections of the FDD called “Items.” The FDD must contain 23 Items, including:

•	A description of the franchisor and any parents, predecessors, and affiliates;

•	Profiles of key management and staff personnel, and their business experience;

•	The franchisor’s litigation and bankruptcy history;

•	Initial and ongoing fees required to operate the franchised business;

•	The amount of the franchisee’s initial investment;

•	Restrictions on the franchisee’s purchases of goods and services;

•	The franchisee’s obligations;

•	Financing, if any, that the franchisor may offer prospective franchisees;

•	Assistance the franchisor provides;

•	The parties’ territorial rights and obligations;

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•	The intellectual property, like trademarks and copyrights, associated with the franchise;

•	Renewal and termination provisions;

•	Information about franchised and company-owned outlets; and

•	Audited financial statements.

There are some exemptions where the franchisor does not have to comply with the Franchise Rule when selling a franchise. These exemptions include:

•	Minimum payment exemption - where required payments to a franchisor total less than $500 during the first six months of operation;

•

Fractional franchise exemption - where the franchisee’s management already has experience in the business being franchised and the sales of the franchise will be 20% or less of the franchisee’s revenues;

•	Large franchise investment exemption - where the investment in the franchise is at least $1 million, excluding the cost of land and franchisor-provided financing; and

•	Large franchisee exemption - where the franchisee is likely to be a particularly sophisticated business operator.

State franchise law

While every franchise business is subject to the franchise rules laid out by the FTC, franchises are also subject to state franchise laws and regulations as well. While the FTC franchise rule is aimed at all types of franchises, many state regulations are industry-specific. Further, franchise law is not a completely separate body of law, since it also involves other state laws such as trademark, intellectual property, and commercial laws. This means that there can be many different nuances between franchise laws from state to state.

Some states have comprehensive franchise regulations. The franchise laws in these states usually require the franchiser to register with the state government. While the FTC rule states that a FDD must be given to the franchisee, many states with comprehensive franchise laws will have further rules on what must be provided to a potential franchisee. Various states may also require the franchiser to file the necessary documents with the state. States with comprehensive franchise laws will also generally review the franchisor's financial information as well as any documents it plans to give to a potential franchisee.

A primary intention of these high-regulation states is to reduce fraudulent business practices. A state can deny the registration of a franchise business if it determines that franchise documents contain false or misleading information. These states may also deny registration if there are circumstances in which selling the franchise would be deceptive in some manner. The FTC website has information about which states currently have registration or notice requirements.

There are other various franchise laws that apply in certain states. Many states have laws that regulate the relationship between the franchiser and the franchisee, called franchise relationship laws. These relationship laws typically require , for example, that the franchiser have “good cause” in order to refuse to renew a franchise contract with the franchisee.

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Government Regulation

As a manufacturer and distributor of food products, we are and our future franchisees will be subject to food safety regulations, including supervision by the U.S. Food and Drug Administration, which govern the manufacture, labeling, packaging and safety of food. In addition, we may become subject to legislation or regulation seeking to tax and/or regulate high-fat, high-calorie and high-sodium foods, particularly in the United States. Certain counties, states and municipalities, such as California, Vermont, New York City, and King County, Washington, have approved menu labeling legislation that requires restaurant chains to provide caloric information on menu boards, and menu labeling legislation has also been adopted on the federal level.

We are and our future franchisees will be subject to U.S. laws affecting the operation of our restaurants and our business. Each of our mobile food trucks must comply with licensing requirements and regulations by a number of governmental authorities, which include zoning, health, safety, sanitation, building and fire agencies in the jurisdiction in which the food truck is located.

We are and our future franchisees will be subject to laws relating to information security, privacy, cashless payments and consumer credit, protection and fraud. An increasing number of governments and industry groups worldwide have established data privacy laws and standards for the protection of personal information, including social security numbers and financial information.

Our franchising activities are subject to the rules and regulations of the FTC and various state laws and similar foreign agencies. The rules of the FTC and those of a number of states in which we will be franchising regulate the sale of franchises and require registration of the franchise disclosure document with state authorities and the delivery of a franchise disclosure document to prospective franchisees. We may operate under exemptions from registration in several of these states where and when applicable. These state laws often limit, among other things, the duration and scope of non-competition provisions, the ability of a franchisor to terminate or refuse to renew a franchise and the ability of a franchisor to designate sources of supply.

Environmental Matters

We are subject to various federal, state and local environmental regulations. Various laws concerning the handling, storage and disposal of hazardous materials and restaurant waste and the operation of restaurants and food trucks in environmentally sensitive locations may impact aspects of our operations; however, compliance with applicable environmental regulations is not believed to have a material effect on capital expenditures, financial condition, results of operations, or our competitive position. Increased focus by U.S. governmental authorities on environmental matters is likely to lead to new governmental initiatives, particularly in the area of climate change. To the extent that these initiatives caused an increase in our supplies or distribution costs, they may impact our business both directly and indirectly.

Employees

As of June 4, 2014, the company has 66 employees, including 46 full-time and 20 part-time employees, working for us in various capacities.

Legal Proceedings

In the normal course of our business, we may periodically become subject to various lawsuits. However, there are currently no legal actions pending against us or, to our knowledge, are any such proceedings contemplated.

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Corporate Information

Our principal office is located at 151 North Nob Hill Road, Suite 321, Fort Lauderdale, FL 33324. Our telephone number is (949) 478-2571.

The company recently entered into a lease in Gardena, California to lease an approximately four thousand square foot warehouse facility.  The warehouse facility will be used by the company to store ingredients to be cooked on our trucks and to prepare certain of our products prior to being placed on our trucks.  The lease begins on July 1, 2013 and runs through June 30, 2018 with a base rent beginning at $5,310 per month. The facility located in Gardena is currently operating at approximately 50% capacity based on the current number of company operated and leased trucks. Management believes that such facility can sustain our operations, including our intended expansion, over the next 24 months.

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and any amendments to such reports filed pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, have been filed with the Securities and Exchange Commission, or SEC. Copies of this Prospectus and our reports may also be obtained without charge electronically or by paper by contacting Peter Goldstein, President, The Grilled Cheese Truck, Inc., by calling (949) 478-2571.

The public may also read and copy the materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The contents of these websites are not incorporated into this filing.

Changes in Registrant’s Certifying Accountant

Dismissal of Sherb & Co., LLP

On March 1, 2013, we dismissed Sherb & Co., LLP (“Sherb”) as the company’s independent registered public accounting firm. We engaged Marcum LLP (“Marcum”) as our registered public accounting firm, effective March 1, 2013. The decision to change registered public accounting firms and the appointment of the new registered public accounting firm was made by our board of directors.

The reports of Sherb on the financial statements of the company as of and for the two most recent fiscal years did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The report of Sherb on the financial statements of the company for the year ended December 31, 2011 contained an explanatory paragraph expressing substantial doubt regarding our ability to continue as a going concern.

During our two most recent fiscal years and through March 1, 2013, there were no disagreements with Sherb on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Sherb, would have caused them to make reference thereto in their reports on the financial statements for such years. During the two most recent fiscal years and through March 1, 2013, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During our two most recent fiscal years and through the March 1, 2013, we did not consult with Marcum with respect to any of (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on our financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or an event of the type described in Item 304(a)(1)(v) of Regulation S-K.

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Engagement of RBSM LLP

On April 11, 2013, we dismissed Marcum as our independent registered public accounting firm. We engaged RBSM LLP (“RBSM”) as its registered public accounting firm, effective April 11, 2013. The decision to change registered public accounting firms and the appointment of the new registered public accounting firm was made by our board of directors.

From March 1, 2013, the date that Marcum was engaged, and through April 11, 2013, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During the period March 1, 2013 through the date of dismissal, Marcum has not issued an opinion on the financial statements of the company. During the two most recent fiscal years and through April 11, 2013, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During our two most recent fiscal years and through the April 11, 2013, we did not consult with RBSM with respect to any of (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on our financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or an event of the type described in Item 304(a)(1)(v) of Regulation S-K.

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Directors, Executive Officers and Corporate Governance

The following table sets forth certain information concerning our executive officers and directors as of June 4, 2014:

Name	Age	Position
David Danhi	47	Chief Creative Officer and Director
Robert Y. Lee	51	Executive Chairman, Director, Interim Chief Executive Officer
Peter Goldstein	51	Director, President, Interim Chief Financial Officer, Treasurer and Secretary
General Wesley Clark	67	Director and Senior Veterans Advisor
Deepak Devaraj	35	Director, Director of Business Development

David Danhi, Chief Creative Officer and Director. Since September 6, 2013, Mr. Danhi has served as our Chief Creative Officer. From October 18, 2012 through September 6, 2013, Mr. Danhi served as our Chief Executive Officer and served as a director of the company since October 18, 2012. Mr. Danhi was the founder and creative culinary management behind the Grilled Cheese Truck since 2009 at formation. Mr. Danhi has been engaged in the restaurant and food business for 30 years with his melts having appeared on numerous lists being named some of the best grilled cheese creations in the industry. Mr. Danhi also owns and manages DD Factor, a hospitality recruiting company which he bought in 2005 and has been in operation since 1959. DD Factor has been an integral part of identifying management for southern California restaurants. Before buying the company, Mr. Danhi spent six successful years as a recruiter at DD Factor (previously known as Factor and Associates before he changed its name upon his successful purchase). Mr. Danhi’s culinary career includes company Executive Chef at Kings Seafood company from 1996 to 1999 and Opening Chef at Habana Restaurant in Costa Mesa, a Nuevo Latino restaurant that received best new restaurant in Orange County in 1995. Mr. Danhi was also Executive Chef at the now Michelin stared Water Grill restaurant from 1996 to 1998. From 1990 to 1992, Mr. Danhi was Executive Chef at the Roxbury Supper Club in Hollywood. In addition, Mr. Danhi held the Executive Chef position at Georgia restaurant in Hollywood from 1993 to 1995. At Georgia, Mr. Danhi received numerous accolades including the Robert Mondovi Award of Culinary Excellence (naming him one of the country's top rising star chefs in 1994), best restaurant of the year in 1993 by numerous magazines including Bon Appétit, Esquire and Travel and Leisure, and best crab cakes in Los Angeles two years in a row.

Mr. Danhi is qualified to serve on our Board of Directors because of his experience in the food industry and as founder of the Grilled Cheese, Inc.

Robert Lee, Interim Chief Executive Officer, Director. Mr. Lee is currently our Executive Chairman of the Board of Directors and interim Chief Executive Officer. From June 24, 2013 to September 6, 2013, Mr. Lee served as our Principal Financial Officer and has served as our Chairman of the Board since July 2012. Mr. Lee is an entrepreneur and an experienced capital markets executive. Mr. Lee was the Founder, Chairman and Chief Executive Officer of U.S. Dry Cleaning, the largest operator of dry cleaning operations in the United States. Mr. Lee was an independent investor from 2001 through 2005 and became Chairman of U.S. Dry Cleaning in 2005. Mr. Lee successfully restructured the company in 2010 and 2011 pursuant to a Chapter 11 reorganization, positioning the company for the next generation of activity, overseeing financing, secured new management and oversaw the development of a pipeline of accretive acquisitions. Mr. Lee’s career spans 30 years of retail consumer experience. He has opened, acquired, managed, and operated over 500 video retail stores from 1981 through 2000. As CEO or Chairman, he lead and completed Reverse Mergers, an IPO, multiple M&A transactions, having generated over $100 million in capital formation through both institutional and high net worth investors. Mr. Lee led the growth of Video City, Inc., a formerly California-based operator of video retail stores, from an 18 store regional chain to more than 130 video rental stores located in 12 states. As of March 2000 (following the sale of forty-nine stores located in Oregon and Washington to Blockbuster, Inc.), in conjunction with management of the operations of West Coast Entertainment Corporation, Video City owned or managed 307 corporate stores and an additional 80 franchised locations.

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Mr. Lee is qualified to serve on our Board of Directors because of his experience as a successful entrepreneur and a capital markets executive.

On July 12, 2013, our former Chief Executive Officer resigned. This resignation was not due to any disagreements with our company. The Board of Directors determined that, due to management’s resources and relative skills, Mr. Lee was qualified to act in such capacity as Interim Chief Executive Officer until we can identify a qualified executive to assume the role of Chief Executive Officer. In this case, it is anticipated that Mr. Lee will serve as Interim Chief Executive Officer for a period of less than 12 months until a qualified executive may be identified and appointed as the company’s new Chief Executive Officer.

Peter Goldstein, Director, President, Interim Chief Financial Officer, Treasurer and Secretary . Mr. Goldstein has served as our Director, President and Interim Chief Financial Officer since September 6, 2013. Mr. Goldstein was also our Founder and served as our President and Director from December 31, 2009 to April 12, 2012. Mr. Goldstein served as the Founder, Chief Executive Officer and Director of Grandview Capital, Inc., a registered broker-dealer and an investment banking and securities brokerage firm, from December 2006 to April 2012. Mr. Goldstein has also served as the Founder, CEO and Chairman of Grandview Capital Partners, Inc. since December 1999. Grandview Capital Partners, Inc. operated as an office of supervisory jurisdiction for Blackwall Capital Markets, Inc., from May 14, 2012 until September 9, 2013.

From March 2013 through January 3, 2014, Mr. Goldstein has served as a Chairman of the Board of Directors, Principal Financial Officer and Treasurer of Staffing 360 Solutions, Inc. Additionally Mr. Goldstein is the co-founder of TRIG Capital Group, LLC, a New York-based private equity firm formed in 2011. From March 2008 to April 2012, Mr. Goldstein served as the Founder, Chief Executive Officer and Director of Grandview Capital Advisors, Inc., a registered investment advisory firm, registered in the state of Florida. Since May 2006, Mr. Goldstein has served as the President and Director of Grandview Consultants, a company which provides management consulting services. From January 1997 through September 2008, Mr. Goldstein was Founder, President and Director of Global Business Resources, which provided financial, operational and organizational consulting services to private and emerging companies within the United States and international markets.

Mr. Goldstein has an MBA in International Business from the University of Miami and holds the Series 7, 24, 79, 99 and 66 registrations with FINRA. He is also a member of the National Investment Banking Association.

On June 21, 2013, our former Chief Financial Officer resigned. This resignation was not due to any disagreements with our company. The Board of Directors determined that, due to management’s resources and relative skills, Mr. Goldstein was qualified to act in such capacity as Interim Chief Financial Officer until we can identify a qualified executive to assume the role of Chief Financial Officer. In this case, it is anticipated that Mr. Goldstein will serve as Interim Chief Financial Officer for a period of less than 12 months to manage a period of transition within the organization until a qualified executive may be identified and appointed as the company’s new Chief Financial Officer. Further, on April 11, 2014, Mr. Nicholas Koutsivitis resigned as the company’s Treasurer, effective immediately following filing the company’s Annual Report on Form 10-K for the year ended December 31, 2013. As a result, Mr. Goldstein was appointed, and assumed the role of Treasurer effective immediately following the filing of the company’s Form 10-K, which was filed on April 15, 2014.

Mr. Goldstein is qualified to serve on our Board of Directors because of his experience as an entrepreneur and extensive capital markets experience.

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General Wesley Clark, Director. General Clark is currently the Vice Chairman of the Board of Director, as of July 12, 2013, and has served as our Senior Veterans Advisor since the closing of the Share Exchange. General Clark is a highly decorated, retired four-star general and successful businessman. General Clark spent 34 years in the Army and Department of Defense, receiving many military decorations, several honorary knighthoods, and a Presidential Medal of Freedom. From 2007 to 2012, General Clark was Chairman of Rodman & Renshaw Holding, LLC, a NY-based investment bank. Since March 2003, he has been the Chairman and CEO of Wesley K. Clark & Associates, a strategic advisory firm that he founded that same year. From 1997 to 2000, after receiving his four-star general rank, General Clark became widely recognized in his role commanding Operation Allied Force during the Kosovo War, where he was designated the Supreme Allied Commander Europe for NATO. General Clark graduated valedictorian at West Point and received a Rhodes Scholarship to the University of Oxford.

General Clark is qualified to serve on our Board of Directors because of his business, military and political experience and his Capital Market experience.

Deepak Devaraj, Director, Director of Business Development.   On September 6, 2013, Mr. Devaraj was appointed as a Director and Director of Business Development. Prior to joining our company, from June 2012 until August 8, 2013, Mr. Devaraj served as the Chief Executive Officer of KOW Leasing Co., LLC, a Texas limited liability company.  Further, from June 2012 until August 8, 2013, Mr. Devaraj served as Chief Executive Officer of Hook & Ladder Draught House LLC, a mobile food and beverage truck.  Mr. Devaraj served as Senior Vice President of Fixed Income at Southwest Securities from July 2001 to June 2012.

Mr. Devaraj is qualified to serve on our Board of Directors because of his experience in all aspects of the food truck industry.

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Code of Conduct and Ethics

We have adopted a corporate Code of Conduct and Ethics that applies to our officers, employees and directors.

Director Independence

Our board of directors has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, the board has determined that none of the directors are “independent directors” as defined by in the rules of The NASDAQ OMX Group, Inc. listing standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended.

Committees

We have not formed an Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee as of the filing of this prospectus. Our Board of Directors performs the principal functions of an Audit Committee. We currently do not have an audit committee financial expert on our Board of Directors.  We believe that an audit committee financial expert is not required because the cost of hiring an audit committee financial expert to act as one of our directors and to be a member of an Audit Committee outweighs the benefits of having an audit committee financial expert at this time. However, we intend to implement a comprehensive corporate governance program, including establishing various board committees in the future. In addition, we have secured Directors and Officers insurance consistent with the company’s and Board of Director’s mandates.

Executive Compensation

Summary Compensation Table

The following table sets forth all information concerning the compensation received for the fiscal years ended December 31, 2013 and 2012 for services rendered to us by persons who served as our principal executive officer, our two most highly compensated executive officers (other than the principal executive officer) who were serving as executive officers at the end of the last completed fiscal year, and two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the smaller reporting company at the end of the last completed fiscal year. Aside from the salary amounts as described below, none of our officers are entitled to any additional compensation. No amounts have been paid or accrued to any named executive officer pursuant to a plan or arrangement in connection with any termination or change of control.

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Name and Principal Position	Fiscal Year	Salary ($)	Bonus	Option Awards	All Other Compensation	Total ($)

David Danhi	2013	$150,000	$-	$-	$-	$150,000
Chief Creative Officer (1)	2012	$69,825	$-	$-	$-	$69,825

David Horin	2013	$31,250	$-	$-	$-	$31,250
Former Chief Financial Officer (2)	2012	$31,250	$-	$10,070	$-	$41,320

Robert Lee	2013	$140,000	$-	$-	$-	$140,000
Executive Chairman, Interim Chief Executive Officer (3)	2012	$137,500	$40,000	$-	$-	$177,500

Alfonso J. Cervantes,	2013	$-	$-	$-	$-	$-
Former President, Secretary (4)	2012	$-	$-	$-	$-	$-

Nicholas Koutsivitis(5)	2013	$40,000	$-	$-	$-	$40,000
	2012	$-	$-	$-	$-	$-

Peter Goldstein	2013	$45,000	$-	$-	$-	$45,000
President, Interim Chief Financial Officer of Grilled Cheese (6)	2012	$-	$-	$-	$-	$-

1)	Mr. Danhi, the majority shareholder of Grilled Cheese prior to the Share Exchange, was appointed Chief Executive Officer of the company following the Share Exchange on October 18, 2012. Since September 6, 2013, Mr. Danhi has served as our Chief Creative Officer. From October 18, 2012 through September 6, 2013, Mr. Danhi served as our Chief Executive Officer and served as a director of the company since October 18, 2012. Mr. Danhi earned $150,000 and $69,825 for 2013 and 2012, respectively.

2)	On August 15, 2012 we entered into an agreement with Chord Advisors, LLC whereby Chord was engaged to provide us with comprehensive outsourced accounting solutions (this agreement was deemed effective as of August 1, 2012). Specifically, this agreement provided that Mr. Horin’s name could be used when identifying the Chief Financial Officer of the company. Accordingly, Mr. Horin’s salary derived from this agreement is deemed executive compensation. On September 1, 2012, in connection with this agreement, the company granted Mr. Horin 100,000 warrants with a term of three (3) years and an exercise price of $2.00. The value of the warrants at the time of the grant was $10,070. Mr. Horin was appointed Chief Financial Officer following the Share Exchange on October 18, 2012. On June 21, 2013, Mr. Horin submitted his resignation.

3)	Mr. Lee, our Executive Chairman, earned $137,500 in 2013 as compensation from his employment agreement, dated July 16, 2012, as amended on September 6, 2013. Mr. Lee earned $87,500 in 2012. In addition, Mr. Lee received a signing bonus of $80,000 of which $40,000 has been paid. Prior to execution of his employment agreement, Mr. Lee was paid $50,000 by the company for his services as a consultant.

4)	Mr. Cervantes served as our Principal Executive Officer through October 18, 2012. Mr. Cervantes did not receive any compensation in his capacity as President and Secretary of the company. Mr. Cervantes, as President of Trilogy Capital Partners, Inc., did receive $70,000 and $187,500 in 2013 and 2012, respectively, in his role as an investor relations consultant to the company.

5)	Mr. Koutsivitis was appointed treasurer of the company on May 6, 2013. Mr. Koutsivitis did not receive any compensation in 2012 for his role. Prior to his appointment as treasurer, Mr. Koutsivitis was paid $9,000 by the company for his services as a consultant. At December 31, 2013, Mr. Koutsivitis was paid $32,000 and is owed $8,000. On April 11, 2014, Mr. Koutsivitis resigned the company’s treasurer, effective immediately after the filing of the company’s Annual Report on Form 10-K for the year ended December 31, 2013.

6)	Mr. Goldstein has served as our Director, President and Interim Chief Financial Officer since September 6, 2013. Prior to his appointment as Director, President and Interim Chief Financial Officer, Mr. Goldstein was paid $83,000 by the company for his services as a consultant pursuant to the consulting agreement with Grandview Capital.

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Employment and other Executive and Director Agreements

Robert Lee

On July 16, 2012, the company entered into an employment agreement (the “Lee Employment Agreement”) with Robert Y. Lee to serve as our Executive Chairman.  The agreement stipulates that Mr. Lee will work no fewer than twenty (20) hours per week.  In addition, the parties agreed that Mr. Lee shall not engage or participate in any business that is in competition in any manner whatsoever with the business of our company, or any business which our company contemplates conducting or intends to conducts.

Pursuant to the terms of the Lee Employment Agreement, as amended, we will pay Mr. Lee $120,000 annually. In addition, Mr. Lee will receive reimbursement for all reasonable expenses which Lee incurs during the course of performance under the Lee Employment Agreement. In addition to his annual compensation, we paid Mr. Lee a signing bonus of $80,000, of which $40,000 was paid from the proceeds at the final closing of the 2012 Private Placement Offering on April 18, 2013.. The term of the Lee Employment Agreement is for eighteen months. Mr. Lee can terminate the Lee Employment Agreement with 30 days notice. We can terminate the Lee Employment Agreement upon notice to Mr. Lee.

On September 6, 2013, we entered into Amendment No. 1 to the Employment Agreement (the “Amended Lee Agreement”) with Robert Y. Lee which amends the Lee Employment Agreement dated July 16, 2013. The Amended Lee Agreement provides that Mr. Lee will be appointed as Interim Chief Executive Officer of the company. Mr. Lee will also continue in his role as Executive Chairman of the Board of Directors. The Amended Lee Agreement has a one year term and will pay Mr. Lee a salary of $240,000 per annum with certain expense reimbursements. In the event that Mr. Lee is replaced as Chief Executive Officer and this agreement is terminated, Mr. Lee is entitled to receive all compensation, benefits and expenses, as provided in the Amended Lee Agreement, for a period of 12 months following the replacement.

Mr. Lee will be entitled to certain milestone and performance based bonuses, as described below.  In the event that our common stock is listed for quotation on the OTC Bulletin Board, OTCQB Market, or any other quotation or exchange and within 18 months of commencement of trading, the stock price exceeds $5.00 per share, the Mr. Lee will be granted warrants to purchase 700,000 shares of common stock at an exercise price of $2.00. These warrants will contain cashless exercise and will be exercisable for a period of three years from the date that they are granted. Additionally, the Mr. Lee is entitled to a cash bonus of $100,000 if the company completes a private placement offering pursuant to the new Jumpstart Our Business Startups Act in which the company raises a minimum of $5,000,000 in net proceeds. Mr. Lee is also entitled to certain performance bonuses if we meet certain revenue driven milestones.

In addition to the milestone and performance bonuses, Mr. Lee is entitled to receive certain payments, on a case-by-case basis and on terms and compensation to be negotiated separately from the Amended Lee Agreement and evidenced in a separate agreement, for Mr. Lee’s role with respect to any business development or any management support activities as may be requested or desired by the company. Mr. Lee will also receive compensation for any referrals that cause us to consummate a licensing agreement.

David Danhi

On October 18, 2012, we entered into an employment agreement (the “Danhi Employment Agreement”) with David Danhi. The agreement stipulates that Mr. Danhi will work no fewer than (40) hours per week. Pursuant to the terms of the Danhi Employment Agreement, the company will pay Mr. Danhi $150,000 annually. In addition, Mr. Danhi will receive reimbursement for all reasonable expenses which Danhi incurs during the course of performance under the Danhi Employment Agreement. The term of the Danhi Employment Agreement is for three years. Mr. Danhi can terminate the Danhi Employment Agreement with 30 days notice. We can terminate the Danhi Employment Agreement upon notice to Mr. Danhi.

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Deepak Devaraj

On August 8, 2013, and in connection with the Asset Purchase Agreement, we entered into an employment agreement (the “Devaraj Employment Agreement”) with Devaraj. Pursuant to the Devaraj Employment Agreement, Devaraj was appointed as Director of Business Development and will be appointed to the Board. The term of employment is for a period of three (3) years, subject to an additional 3 year extension based upon the mutual agreement of the company and Devaraj. The Devaraj Employment Agreement stipulates that Devaraj devote substantially all of his time to the company. Devaraj will be entitled to certain benefits, including reimbursement for certain expenses and vacation days. The Devaraj Employment Agreement may be terminated by us upon death, Devaraj’s inability to continue performing his duties under the agreement, a material breach of the provisions of the agreement or for cause (as such term is defined in the Devaraj Employment Agreement).

In consideration for entering into the Devaraj Employment Agreement, Mr. Devaraj will receive the following fully vested options to purchase shares of our common stock: (i) 250,000 options with an exercise price of $2.00 per share, (ii) 250,000 options with an exercise price of $3.00 per share, (iii) 250,000 options with an exercise price of $4.00 per share, and (iv) 250,000 options with an exercise price of $5.00 per share. Each of the options are exercisable for a term of 10 years. Mr. Devaraj will not be entitled to a base salary, but will receive compensation, on a case-by-case basis and on terms to be negotiated separately from the Devaraj Employment Agreement and evidenced in a separate agreement, for Mr. Devaraj’s role with respect to any business development or any management support activities as may be requested or desired by us. Further, in the event Mr. Devaraj introduces us to a prospective party that results in us entering into a licensing agreement or franchise agreement, Mr. Devaraj shall receive a (a) 5% commission on the first year of the license or franchise fee paid to us, (b) 4.5% commission on the second year of the license or franchise fee paid to us, (c) 4% commission on the third year of the license or franchise fee paid to us, (d) 3.5% commission on the fourth year of the license or franchise fee paid to us, (e) 3% commission on the fifth year of the license or franchise fee paid to us, and (f) 2.5% commission for the remainder of the term of the license or franchise agreement.

The Clark Group

On August 15, 2012, we entered into an agreement (the “Clark Group Agreement”) with Wesley K. Clark & Associates, LLC (the “Clark Group”). The agreement commenced (the “Commencement Date”) upon the completion of the Share Exchange and will continue for a period of two years. The Clark Group Agreement was subsequently amended by Amendment No. 1 to the Clark Group Agreement, on September 6, 2013.

Pursuant to the Clark Group Agreement, as Amended, General Wesley K. Clark will serve as our Vice Chairman of the Board of Directors and Officer of Senior Veterans Advisor. Prior to the Commencement Date, we paid the Clark Group a $10,000 monthly consultation fee. Following the Commencement Date, we will pay the Clark Group $200,000 per year. We will also execute a warrant agreement providing the Clark Group with the right to purchase up to 500,000 shares of the company’s common stock (the “Clark Warrants”) at an exercise price anticipated to be $1.00 per share. The Clark Warrants will be exercisable on the following basis: (i) 100,000 Clark Warrants following the execution of the first 25 veteran franchise agreements; (ii) 100,000 Clark Warrants following the execution of the next 25 veteran franchise agreements; (iii) 100,000 Clark Warrants following the execution of the next 25 veteran franchise agreements; and (iv) 200,000 Clark Warrants following the execution of the next 25 veteran franchise agreements. General Clark will supervise the development and implementation of recruitment and “vetting” for prospective veteran franchisees. In addition, pursuant to Amendment No. 1, The Clark Group‘s annual compensation was increased from $200,000 a year to $240,000 a year and received an additional 500,000 warrants (“Additional Clark Warrants”). Such Additional Clark Warrants are immediately vested, exercisable for a period of three years and have an exercise price of $1.00. The shares of common stock issuable upon exercise of the Clark Warrants and Additional Clark Warrants are being registered in this prospectus.

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Further, the Clark Group will also be entitled to certain milestone and performance based bonuses. In the event that our common stock is listed for quotation on the OTC Bulletin Board, OTCQB Market, or any other quotation or exchange and within 18 months of commencement of trading, the stock price exceeds $5.00 per share the Clark Group will be granted warrants to purchase 700,000 shares of common stock at an exercise price of $2.00. These warrants will contain cashless exercise and will be exercisable for a period of three years from the date that they are granted. Additionally, the Clark Group is entitled to a cash bonus of $100,000 if we complete a private placement offering pursuant to the new Jumpstart Our Business Startups Act in which we raise a minimum of $5,000,000 in net proceeds. The Clark Group is also entitled to certain performance bonuses if we meet certain revenue driven milestones.

Peter Goldstein

On September 6, 2013, the company entered into an employment agreement (the “Goldstein Employment Agreement”) with Peter Goldstein. Pursuant to the terms of the Goldstein Employment Agreement, Mr. Goldstein was appointed President, Interim Chief Financial Officer, Secretary and Director of the company. Mr. Goldstein will receive a salary of $180,000 per annum and is entitled to certain expense reimbursements. The term of the Goldstein Employment Agreement is one year. In the event that Mr. Goldstein is replaced as Chief Financial Officer and this agreement is terminated, Mr. Goldstein is entitled to receive all compensation, benefits and expenses, as provided in the Goldstein Employment Agreement, for a period of 12 months following the replacement.

Mr. Goldstein will be entitled to certain milestone and performance based bonuses.  In the event that our common stock is listed for quotation on the OTC Bulletin Board, OTCQB Market, or any other quotation or exchange and within 18 months of commencement of trading, the stock price exceeds $5.00 per share, the Mr. Goldstein will be granted warrants to purchase 700,000 shares of common stock at an exercise price of $2.00. These warrants will contain cashless exercise and will be exercisable for a period of three years from the date that they are granted. Additionally, the Mr. Goldstein is entitled to a cash bonus of $100,000 if we complete a private placement offering pursuant to the new Jumpstart Our Business Startups Act in which we raise a minimum of $5,000,000 in net proceeds. Mr. Goldstein is also entitled to certain performance bonuses if we meet certain revenue driven milestones.

In addition to the milestone and performance bonuses, Mr. Goldstein is entitled to receive certain payments, on a case-by-case basis and on terms and compensation to be negotiated separately from the Goldstein Agreement and evidenced in a separate agreement, for his role with respect to any business development or any management support activities as may be requested or desired by the company. Mr. Goldstein will also receive compensation for any referrals that cause us to consummate a licensing agreement.

Outstanding Equity Awards at 2013 Fiscal Year End

	Option awards						Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)		Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards; Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Deepak Devaraj			1,000,000		(1)	9/8/23

(1)	Mr. Devaraj will receive the following fully vested options to purchase shares of common stock: (i) 250,000 options with an exercise price of $2.00 per share (ii) 250,000 options with an exercise price of $3.00 per share (iii) 250,000 options with an exercise price of $4.00 per share, and (iv) 250,000 options with an exercise price of $5.00 per share. Each of the options are exercisable for a term of 10 years. These were the only options granted during the year ended December 31, 2013. The company recorded share-based payment expenses amounting to $82,394.

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2013 Equity Plan

On September 6, 2013, our board of directors adopted the 2013 Equity Plan. Under this plan, we may grant options to employees, directors, senior management of the company and, under certain circumstances, consultants. The purpose of the 2013 Equity Plan is to retain the services of the group of persons eligible to receive option awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the company and its affiliates. A maximum of 4,000,000 shares of common stock has been reserved for issuance under this plan. The plan expires on September 6, 2023. Our board of directors will administer the plan unless and until the board of directors delegates administration to a committee, consisting of one or more members, that has been appointed by the board of directors, except that once our common stock begins trading publicly, the committee will consist solely of two or more outside directors as defined in the Treasury Regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended. The board of directors will have the power to determine which persons eligible under the plan will be granted option awards, when and how each option award will be granted, and the provisions and terms of each option award. If the board of directors delegates administration of the plan to a committee, the committee will inherit all of the powers possessed by the board of directors.

Transferability

Option awards are not transferable other than by will or by the laws of descent and distribution unless otherwise provided in the individual option agreement.

Change of Control Event

In the event of a change in control, then, without the consent or action required of any holder of an option award (in such holder’s capacity as such):

(i) Any surviving corporation or acquiring corporation or any parent or affiliate thereof, as determined by the board of directors in its discretion, will assume or continue any option awards outstanding under the plan in all or in part or shall substitute to similar stock awards in all or in part; or

(ii) In the event any surviving corporation or acquiring corporation does not assume or continue any option awards or substitute to similar stock awards, for those outstanding under the plan, then: (a) all unvested option awards will expire (b) vested options will terminate if not exercised at or prior to such change in control; or

(iii) Upon change in control the board of directors may, in its sole discretion, accelerate the vesting, partially or in full, in the sole discretion of the board of directors and on a case-by-case basis of one or more option awards as the board of directors may determine to be appropriate prior to such events.

Notwithstanding the above, in case of change in control, in the event all or substantially all of the shares of the company are to be exchanged for securities of another company, then each holder of an option award shall be obliged to sell or exchange, as the case may be, any shares such holder hold or purchased under the plan, in accordance with the instructions issued by the board of directors, whose determination shall be final.

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Termination of Employment/Relationship

In the event of termination of the option holders employment with the company or any of its affiliates, or if applicable, the termination of services given to the company or any of its affiliates by consultants of the company or any of its affiliates for cause (as defined in the plan), all outstanding option awards granted to such option holder (whether vested or not) will immediately expire and terminate on the date of such termination and the holder of option awards will not have any right in connection to such outstanding option awards, unless otherwise determined by the board of directors. The shares of common stock covered by such option awards will revert to the plan.

On September 6, 2013, we issued to Mr. Devaraj fully vested options to purchase shares of common stock in connection with his employment agreement: (i) 250,000 options with an exercise price of $2.00 per share, (ii) 250,000 options with an exercise price of $3.00 per share, (iii) 250,000 options with an exercise price of $4.00 per share, and (iv) 250,000 options with an exercise price of $5.00 per share. Each of the options are exercisable for a term of 10 years.

Director Compensation

Our directors did not receive any compensation during the years ended December 31, 2013 and 2012, except as follows:

Name	Fiscal Year	Fees earned or paid in cash ($)	Stock awards	Bonus	Option Awards ($)	All Other Compensation	Total ($)

Dimitri Villard (1)	2013	$-	$13,125	$-	$-	$13,125	$26,250
	2012	$-	$13,125	$-	$-	$13,125	$26,250

Deepak Deveraj (2)	2013	$-	$-	$-	$82,394	$-	$82,394
	2012	$-	$-	$-	$-	$-	$-

General Wesley K. Clark (3)	2013	$-	$-	$-	$-	$472,447	$472,447
	2012	$-	$-	$-	$-	$100,000	$100,000

1)	On July 16, 2012, we entered into an advisory agreement (the “Villard Advisory Agreement”) with Dimitri Villard. The parties agreed that from July 1, 2012 until June 30, 2013, Mr. Villard would perform advisory services for us, as well as serving as member of our Board of Directors. In compensation, we will pay Mr. Villard $45,000, consisting of: (i) $22,500 of shares of our common stock which were issued equally on a monthly basis pursuant to the terms of the Villard Advisory Agreement, and (ii) $22,500 of cash to be paid in monthly payments of $1,875 pursuant to the terms of the Villard Advisory Agreement. The Villard Advisory Agreement contains a share provision, whereby we will issue $22,500 worth of shares over the requisite service period based upon a $.50 per share price of common stock (based on 50% of the per share price of common stock sold in the 2012 Private Placement Offering). Mr. Villard did not receive any cash payments or shares in 2012. Mr. Villard resigned as a director on September 6, 2013.
2)	Mr. Deveraj will receive the following fully vested options to purchase shares of common stock: (i) 250,000 options with an exercise price of $2.00 per share (ii) 250,000 options with an exercise price of $3.00 per share (iii) 250,000 options with an exercise price of $4.00 per share, and (iv) 250,000 options with an exercise price of $5.00 per share. Each of the options are exercisable for a term of 10 years. These were the only options granted during the year ended December 31, 2013. The company recorded share-based payment expenses amounting to $82,394.
3)	Commencing April 12, 2012, the company paid the Clark Group $200,000 per year for a period of 24 months. Pursuant to the Clark Group Agreement, General Wesley K. Clark serves as Vice Chairman and Senior Veterans Advisor of the company. On September 6, 2013, the agreement with the Clark Group was amended (the “Amended Clark Agreement”). Pursuant to the Amended Clark Agreement, the Clark Group will be paid $240,000 per year in cash in twelve equal installments, payable on the first day of each month in the amount of $20,000. In addition, the company issued warrants to the Clark Group to purchase 500,000 shares of the company’s common stock. The warrants have an exercise price of $1.00 and are exercisable for a period of three years from the date of the Amended Clark Agreement.

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Security Ownership of Certain Beneficial Owners

and Management and Related Stockholder

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 4, 2014 for: (i) each of our directors; (ii) each of our executive officers: (iii) all of our directors and executive officers as a group; and (iv) all persons, to our knowledge, are the beneficial owners of more than five percent (5%) of the outstanding shares of common stock. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the securities.

Except as indicated in footnotes to this table, we believe each person named in this table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. Percentage ownership is based on 14,205,508 shares of common stock outstanding on June 4, 2014.

Name of Beneficial Owner (1)(2)	Common Stock	Convertible Securities	Common Stock Beneficially Owned	Percent of Class *
David Danhi (9)	4,345,000	70,000	4,415,000	30.93%
Robert Y. Lee (3)	812,000	712,000	1,524,000	10.22%
Deepak Devaraj (4)	500,000	1,625,000	2,125,000	13.42%
General Wesley Clark (5)	112,000	612,000	724,000	4.89%
Peter Goldstein (6)	1,036,000	966,000	2,002,000	13.20%

Robert Rein	845,000	-	845,000	5.95%
Trilogy Capital Partners, Inc. (7)	1,000,000	600,000	1,600,000	10.81%
Sodak Investment IV, LLC (12)	1,200,000	1,200,000	2,400,000	15.58%
Brian Pallas (11)	473,000	2,475,000	2,948,000	17.67%
GCT TX, LLC (8)	-	1,725,000	1,725,000	10.83%
QSR Investments, LLC (10)	-	1,687,500	1,687,500	10.62%
Directors and officers as a group (5 persons)			10,790,000	59.32%

*	The percentage ownership of each person is calculated by assuming that only such person exercises all of his or her convertible securities as noted in the footnotes and the table above. Therefore, the amount of common stock issuable upon exercise of such convertible securities are added to the 14,205,508 shares currently issued and outstanding.

(1)	Unless otherwise indicated, the address of each person is The Grilled Cheese Truck, Inc., North Nob Hill Road, Suite 321, Fort Lauderdale, FL 33324.
(2)	Unless otherwise indicated, all ownership is direct beneficial ownership.
(3)	Includes (i) warrants to purchase 712,000 shares of common stock which are currently exercisable, (ii) 112,000 shares of common stock held directly by Mr. Lee and(iii) 700,000 shares of common stock held by Joshua Capital, LLC, of which Mr. Lee is the sole owner.
(4)	Includes (i) 500,000 shares of common stock, (ii) 375,000 shares of common stock issuable upon the exercise of warrants which are immediately exercisable, (iii) 250,000 shares of common stock issuable upon conversion of a promissory note which may be converted immediately and (iv) 1,000,000 options to purchase common stock issued pursuant to the company’s 2013 Equity Plan which are immediately exercisable.
(5)	Includes: (i) 112,000 share of common stock and (ii) an aggregate of 612,000 shares of common stock issuable upon exercise of warrants that are immediately exercisable.

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(6)

Includes (i) 1,036,000 shares of common stock, (ii) an aggregate of 636,000 shares of common stock issuable upon exercise of warrants which are immediately exercisable and (iii) 330,000 shares of common stock issuable upon exercise of warrants held by Grandview Capital Partners, Inc. Mr. Goldstein, is the founder, chairman, chief executive officer and registered principal of Grandview Capital Partners, Inc.

(7)	Includes (i) 1,000,000 shares of common stock and (ii) 600,000 shares of common stock issuable upon the exercise of warrants which are immediately exercisable. Our former President, Secretary and director, who resigned each of the respective positions on June 21, 2013, Alfonso J. Cervantes, owns 100% equity interest in Trilogy Capital Partners, Inc.
(8)	Includes (i) 1,150,000 shares of common stock issuable upon conversion of a promissory note which may be converted immediately and (ii) 575,000 shares of common stock issuable upon exercise of a warrant that is immediately exercisable.
(9)	Includes: (i) 4,345,000 shares of common stock and (ii) 70,000 shares of common stock issuable upon exercise of a warrant that is immediately exercisable.
(10)	Includes (i) 1,125,000 shares of common stock issuable upon the exercise of warrant which is immediately exercisable and (ii) 562,500 shares of common stock issuable upon conversion of a promissory note which may be converted immediately.
(11)	Includes (i) 473,000 shares of common stock owned directly by Mr. Pallas, (ii) an aggregate of 1,725,000 shares of common stock issuable upon the conversion of certain promissory notes and warrants held by GCT TX, LLC, of which Mr. Pallas is a managing member, and (iii) an aggregate of 750,000 shares of common stock issuable upon the conversion of certain promissory notes and warrants held by GCT San Diego, LLC, of which Mr. Pallas is a managing member. Mr. Pallas is also the managing director the American Food Truck Group, LLC.
(12)	Includes (i) 1,200,000 shares of common stock and (ii) 1,200,000 shares of common stock issuable upon exercise of a warrant that is immediately exercisable.

Certain Relationships and Related Transactions and Director Independence

Except as disclosed below, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

(A)	Any of our directors or officers;

(B)	Any proposed nominee for election as our director;

(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our common stock; or

(D)	Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

On December 31, 2009, we issued 1,000,000 shares of common stock to our founder, Mr. Peter Goldstein, having a fair value of $1,000 ($0.001/share) in exchange for founder services in connection with setting up and forming the company.  Mr. Goldstein was our Founder, President and Director, and is currently a President, Interim CFO and a Director to the company. In addition, Mr. Goldstein is the founder, Chairman and CEO of Grandview Capital Advisors, Inc. and Grandview Capital Partners, Inc., which previously served as a financial advisory and placement agent to the company.

On April 12, 2012, we executed a Stock Purchase Agreement with Trilogy Capital Partners, Inc. and Robert Lee, our Executive Chairman, Director and Principal Financial Officer. Pursuant to the Stock Purchase Agreement, we sold (i) 1,000,000 shares of our common stock, $0.001 par value per share, at a price of $0.001 per share to TRIG Capital for an aggregate purchase price of $1,000, and (ii) 1,000,000 shares of our common stock, at a price of $0.001 per share to Robert Lee for an aggregate purchase price of $1,000.  Mr. Cervantes, our former President, Secretary and a director, owns a 100% interest in us as a beneficial shareholder of Trilogy Capital Partners.

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On June 15, 2012, we entered into an advisory agreement with Richard M. Cohen Consultants, Inc. (the “Cohen Advisor”). The parties agreed that the Cohen Advisor would perform advisory and consulting services for us, for which we paid the Cohen Advisor $120,000, consisting of: (i) $60,000 of shares of our common stock based on the per share price of the common stock sold in the 2012 Private Placement Offering ($1.00), and (ii) $60,000 of cash which was paid in monthly payments of $5,000 pursuant to the terms of the agreement. Richard M. Cohen is also the Chairman of Chord Advisors LLC (“Chord”) and David Horin, our former Chief Financial Officer (who resigned on June 24, 2013), is the President of Chord. The Cohen Advisory Agreement expired on June 14, 2013.

On July 16, 2012, we entered into the TRIG Capital Advisory Agreement with TRIG Capital Group, LLC whose members are Alfonso J. Cervantes, our former President, Secretary and a director, Robert Lee, the Executive Chairman, Principal Financial Officer and a director of the company and Peter Goldstein, founder and current interim Chief Financial Officer, President, Secretary and former financial advisor to the company through Grandview Capital Partners, Inc. Pursuant to the TRIG Capital Advisory Agreement, TRIG Capital will provide us with foreign and domestic marketing services, management advice and support regarding operations, administrative services, and assist with business development as required by the company. In addition, TRIG Capital will assist management in establishing its franchising operations and assisting in the sale of these franchises. As compensation for such services, we granted TRIG Capital a warrant to purchase 1,800,000 shares of common stock of the company. The company valued the warrants at $327,041 using the Black-Scholes option pricing model. The TRIG Warrant is exercisable until July 16, 2017, with an exercise price of $2.00 per share, or may be exercised on a cashless basis if the market price of the company’s common stock is less than the exercise price or $2.00. In addition to the warrant, we will pay TRIG Capital a cash bonus of ten (10) percent of the purchase price of any franchises that TRIG Capital may sell on behalf of the company after the Share Exchange for a period of five (5) years. Alfonso J. Cervantes has investment power over the securities held by TRIG Capital Partners, LLC. The 1,800,000 warrants were subsequently transferred to Mr. Cervantes, Mr. Goldstein and Mr. Lee, equally. As of December 31, 2013, we terminated the TRIG Capital Advisory Agreement.

On July 16, 2012, we entered into the Investor Relations Agreement with Trilogy, whose principal shareholder is Alfonso J. Cervantes, our former President, Secretary and a director. The parties agreed to an eighteen month contract, whereby Trilogy would provide us with the services to develop and implement a proactive financial communications program designed to increase the investor awareness of the company in the investment community. In addition, Trilogy will assist us in preparing and disseminating investor relations documents, materials, and company presentations, including press releases, online communications, and the company’s website. We agreed to Trilogy $10,000 per month for these services for an aggregate amount of $120,000. In addition, we paid Trilogy $25,000 as an engagement fee. As of December 31, 2013, this agreement was terminated. The aggregate consideration paid to Trilogy pursuant to the agreement was $120,000.

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On July 16, 2012, we entered into an advisory agreement (the “Grandview Advisory Agreement”) with Grandview. Pursuant to the Grandview Advisory Agreement, Grandview agreed to provide us primarily with assistance and advice in seeking out merger or acquisition partners or targets. We agreed to pay Grandview $10,000 per month for a period of 18 months, for an aggregate amount up to $180,000, and certain transaction based compensation involving the sale of our company or the sale of any substantial or material assets within 36 months of the date of the Grandview Advisory Agreement. On September 6, 2013, we entered into a termination agreement (the “Termination Agreement”), whereby we terminated the Grandview Advisory Agreement with Grandview. The Grandview Advisory Agreement was mutually terminated by the parties because Mr. Goldstein’s relationship with the company changed. As provided in the Grandview Advisory Agreement and the Advisory Termination Agreement, the company agreed that the provisions relating to the payment of fees (including but not limited to the tail fees specified in the Grandview Advisory Agreement relating to any entities or individuals Grandview introduced to the company prior to the execution of the Advisory Termination Agreement), reimbursement of expenses, indemnification and contribution, independent contractor, conflicts, confidentiality and waiver of the right to trial by jury survive such termination. Peter Goldstein, the recently appointed President, interim Chief Financial Officer, Secretary and Director of the company, is the founder, chairman, chief executive officer and registered principal of Grandview Capital Partners, Inc. Mr. Goldstein was also our founder and served as our President and Director from December 31, 2009 to April 12, 2012. Mr. Goldstein did not hold any officer or director positions with the company when the Grandview Advisory Agreement was consummated and through our 2013 Private Placement Offering.

On July 16, 2012, we entered into an advisory agreement (the “Villard Advisory Agreement”) with Dimitri Villard (the “Villard Advisor”), one of our former directors. The parties agreed that the Villard Advisor would perform advisory services for us, as well as serving as member of our board of directors. The Villard Advisor agreed to devote, on a non-exclusive basis, the necessary time, energy and efforts to our business and to use his best efforts and abilities to faithfully and diligently promote our business interests. In exchange, we agreed to pay the Villard Advisor $45,000, consisting of: (i) 45,000 of shares of our common stock to be issued equally on a monthly basis pursuant to the terms of the Villard Advisory Agreement at $.50 per share (based on 50% of the per share price of the common stock sold in the 2012 Private Placement Offering), and (ii) $22,500 of cash to be paid in monthly payments of $1,875 pursuant to the terms of the Villard Advisory Agreement. The Villard Advisory Agreement was amended by Amendment No. 1 to the Villard Advisory Agreement, whereby the term of the Villard Advisory Agreement was extended to February 28, 2013. The shares of common stock issued pursuant to the Villard Advisory Agreement, as Amended, are being registered in this prospectus. On September 6, 2013, Mr. Villard resigned for our Board of Directors, whose resignation was is not the result of any disagreement with the company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

On August 15, 2012, we entered into an agreement (the “Clark Group Agreement”) with Wesley K. Clark & Associates, LLC (the “Clark Group”). The agreement commenced (the “Commencement Date”) upon the completion of the Share Exchange and will continue for a period of two years. The Clark Group Agreement was subsequently amended by Amendment No. 1 to the Clark Group Agreement, on September 6, 2013.

Pursuant to the Clark Group Agreement, as Amended, General Wesley K. Clark will serve as Vice Chairman of the Board of Directors and Senior Veterans Advisor of the company. Prior to the Commencement Date, we paid the Clark Group a $10,000 monthly consultation fee. Following the Commencement Date, we will pay the Clark Group $200,000 per year. We will also execute a warrant agreement providing the Clark Group with the right to purchase up to 500,000 shares of the company’s common stock (the “Clark Warrants”) at an exercise price anticipated to be $1.00 per share. The Clark Warrants will be exercisable on the following basis: (i) 100,000 Clark Warrants following the execution of the first 25 veteran franchise agreements; (ii) 100,000 Clark Warrants following the execution of the next 25 veteran franchise agreements; (iii) 100,000 Clark Warrants following the execution of the next 25 veteran franchise agreements; and (iv) 200,000 Clark Warrants following the execution of the next 25 veteran franchise agreements. General Clark will supervise the development and implementation of recruitment and “vetting” for prospective veteran franchisees. In addition, pursuant to Amendment No. 1, The Clark Group‘s annual compensation was increased from $200,000 a year to $240,000 a year and received an additional 500,000 warrants (“Additional Clark Warrants”). Such Additional Clark Warrants are immediately vested, exercisable for a period of three years and have an exercise price of $1.00. The shares of common stock issuable upon exercise of the Clark Warrants and Additional Clark Warrants are being registered in this prospectus.

66

Further, the Clark Group will also be entitled to certain milestone and performance based bonuses. In the event that our common stock is listed for quotation on the OTC Bulletin Board, OTCQB Market, or any other quotation or exchange and within 18 months of commencement of trading, the stock price exceeds $5.00 per share the Clark Group will be granted warrants to purchase 700,000 shares of common stock at an exercise price of $2.00. These warrants will contain cashless exercise and will be exercisable for a period of three years from the date that they are granted. Additionally, the Clark Group is entitled to a cash bonus of $100,000 if we complete a private placement offering pursuant to the new Jumpstart Our Business Startups Act in which we raise a minimum of $5,000,000 in net proceeds. The Clark Group is also entitled to certain performance bonuses if we meet certain revenue driven milestones.

On August 15, 2012, we entered into an agreement (the “Chord Agreement”) with Chord Advisors, LLC (“Chord”). Pursuant to the Chord Agreement, Chord will provide us with comprehensive outsourced accounting solutions. We will pay Chord $6,250 per month for a period of 12 months. In addition, on September 1, 2012, we granted Chord warrants to purchase up to 100,000 shares of common stock with a term of three (3) years and an exercise price of $20.00. Our former Chief Financial Officer, David Horin, is the President of Chord. On June 24, 2013, the Chord Agreement was terminated.

67

Grandview Capital Partners, Inc. (“Grandview”), a Florida corporation that operated as an office of supervisory jurisdiction at c/o Grandview Capital Partners, Inc., 300 South Pine Island Road, Suite 240 Plantation, FL 33324, registered under the name Blackwall Capital Markets, Inc. until September 9, 2013 (“Blackwall”, together with Grandview, the “Placement Agent”), a broker dealer that is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the Securities Investor Protection Corporation and registered with the Securities and Exchange Commission acted as placement agent in connection with the 2012 Private Placement Offering and the 2013 Private Placement Offering (collectively, the “Offerings”). As consideration for acting as the placement agent, at the closing of the Offerings, the company paid to the Placement Agent (i) in cash, a fee equal to $128,500 for the 2012 Private Placement Offering and a fee equal to $32,100 for the 2013 Private Placement Offering and (ii) issued warrants to purchase up to an aggregate of 287,500 shares of our common stock in the 2012 Private Placement Offering and warrants to purchase up to an aggregate of 64,500 shares of our common stock in the 2013 Private Placement Offering. The Placement Agent warrants have an exercise price of $2.40 per share, exercisable for a term of five (5) years from the closing of each of the Offerings, respectively, and contain equitable adjustment for stock splits, stock dividends and similar events, as well as full ratchet anti-dilution provisions. Peter Goldstein, the current President, interim Chief Financial Officer and Director of the company, is the founder, chairman, chief executive officer and registered principal of Grandview Capital Partners, Inc. Mr. Goldstein did not hold any officer or director positions with us during the 2012 Private Placement Offering or 2013 Private Placement Offering.

On September 6, 2013, we entered into a termination agreement (the “Placement Agent Termination Agreement”), whereby we terminated our placement agency agreement (the “Placement Agreement”) with Grandview entered into on May 29, 2013 because Mr. Goldstein’s relationship with the company changed. The company agreed that the provisions relating to the payment of fees (including but not limited to the tail fees specified in the Placement Agreement relating to any entities or individuals Grandview introduced to the company prior to the execution of the Placement Agent Termination Agreement), expenses, rights of first refusal, confidentiality, indemnification and contribution and the company’s indemnification obligations survive the termination of the Placement Agreement. Mr. Goldstein did not hold any officer or director positions with us when the Placement Agreement was consummated and through our 2012 or 2013 private placement offering. Further, on September 9, 2013, Grandview terminated its relationship with Blackwall and is no longer operating as an office of supervisory jurisdiction for Grandview.

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DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value of $0.001 per share, and 10,000,000 shares of preferred stock, par value of $0.001 per share, of which 1,000,000 is designated as Series A Preferred stock. As of June 4, 2014, 14,205,508 shares of our common stock and no shares of our Series A Preferred Stock were issued and outstanding.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Preferred Stock

Our certificate of incorporation provides that we are authorized to issue up to 10,000,000 shares of preferred stock with a par value of $0.001 per share, of which 1,000,000 shares were designated as Series A Preferred Stock. Our board of directors have the authority, without further action by the stockholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

69

Our Series A Preferred Stock shall automatically be converted into shares of common stock upon the earlier of (i) one year from the date of initial issuance of any shares of the Series A Preferred Stock or (ii) the effectiveness of a registration statement filed with the Securities and Exchange Commission covering the resale of common stock issued by the company in its next PIPE transaction (the “PIPE”).  In the event of mandatory conversion pursuant to (i), the Series A Preferred Stock shall be converted at a conversion rate equal to $0.50 per share of common stock of the company.  In the event of a mandatory conversion pursuant to (ii), the conversion rate shall be equal to 50% of the price per share of common stock (or common stock equivalents) sold in the PIPE.  In addition, upon the initial closing of the PIPE, the holders of the Series A Preferred Stock may elect to convert the Series A Preferred Stock into securities of like kind sold in the PIPE at a conversion rate of 50% of the price per share of common stock (or common stock equivalents) sold in the PIPE.

Holders of the Series A Preferred Stock shall be entitled to receive cumulative dividends, at the rate of ten percent (10%) per annum of the original issue price per year, which shall be payable, in cash or in stock, at the company’s option, upon conversion of the Series A Preferred Stock. Additionally, the Series A Preferred Stock carries anti-dilution rights upon certain issuances up to 24 months from the date of issuance. There are no shares of Series A Preferred outstanding.

Transfer Agent and Registrar

VStock Transfer, LLC is our transfer agent and registrar for the common stock.

Quotation of Securities

We intend to seek to have a broker-dealer complete a Form 211 in order to have our common stock quoted on the OTC Bulletin Board and/or OTCQB. It is anticipated that our common stock will be quoted on the OTC Bulletin Board and/or OTCQB on or promptly after the date of this prospectus, provided, however, that is no assurance that our common stock will actually be approved and quoted on the OTC Bulletin Board or OTCQB.

70

SELLING STOCKHOLDERS

The following table sets forth information as of the date of this prospectus, to our knowledge, about the ownership of our common stock by the selling stockholders both before and immediately after the offering.

All of the selling stockholders received their securities in private placements undertaken by us which were closed prior to the initial filing date of the registration statement of which this prospectus is a part. The selling stockholders have sole voting and investment power with respect to all of the shares of common stock owned by them unless otherwise indicated.

The percent of ownership for the selling stockholders is based on 14,205,508 shares of common stock outstanding as June 4, 2014 (without giving effect to the exercise of any options and warrants currently outstanding).

The shares of common stock being offered pursuant to this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock.

Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

Name of Selling Shareholder	Shares Owned Prior to the Offering			Number of Shares underlying Warrants and Promissory Notes Owned Prior to the Offering	Shares Offered by this Prospectus	Shares Owned After the Offering
	Number	Percent				Number	Percent
19 Jackson St, Inc (2)	2,000	*	%	-	2,000	0	*	%
A. Morgan Wright	251,956	1.77%		-	251,956	0	*	%
Abraham S. Adler	1,000	*	%	-	1,000	0	*	%
Alan S. & Miriam D. Clepper	0	*	%	150,000	150,000	0	*	%
Anthony Boyle	0	*	%	75,000	75,000	0	*	%
Arbed Indy, LLC (3)	1,000	*	%	-	1,000	0	*	%
Arbed Tosa 100, LLC (4)	1,000	*	%	-	1,000	0	*	%
Arbed, LLC (5)	1,000	*	%	-	1,000	0	*	%
Ashley Cervantes	2,000	*	%	-	2,000	0	*	%
Barry T. Cervantes	2,000	*	%	-	2,000	0	*	%
Bella Zaslavsky	1,000	*	%	-	1,000	0	*	%
Benjamin Cohen	33,000	*	%		33,000	0	*	%
BizSuccess Inc. Retirement Plan (6)	0	*	%	37,500	37,500	0	*	%
Blackwall Capital Markets, Inc. (7)	0	*	%	22,000	22,000	0	*	%
Brent T. Minton	1,000	*	%	-	1,000	0	*	%
Brian Pallas	473,000	3.33%		-	473,000	0	*	%
Brian Robert Minton	1,000	*	%	-	1,000	0	*	%
Britt Sikes	20,000	*	%	20,000	40,000	0	*	%
Carmen Cervantes	1,000	*	%	-	1,000	0	*	%
Carey Lee Cameron	40,000	*	%	40,000	80,000	0	*	%
Caroline Parkinson	3,000	*	%	-	3,000	0	*	%
Carrie Stiles Tidwell	8,000	*	%	8,000	16,000	0	*	%
Chad R. Minton	5,000	*	%	-	5,000	0	*	%
Chad Whitaker	12,000		*%	12,000	24,000	0	*	%
Chord Advisors (8)	81,571	*	%	103,125	184,696	0	*	%
Christopher P. Williams	20,000	*	%	20,000	40,000	0	*	%
Christopher L. Stai	0	*	%	37,500	37,500	0	*	%
Clyde C. Shaver II	8,000	*	%	8,000	16,000	0	*	%
Cynthia Holloway & Sean Melia	5,000	*	%	-	5,000	0	*	%
Cynthia K. Jeffery	4,500	*	%	4,500	9,000	0	*	%
D. Randy Regier & Deena L. Regier	10,000	*	%	-	10,000	0	*	%
Darren C. Minton	26,000	*	%	-	26,000	0	*	%
Dave Szmudanowski	4,000	0.03%		-	4,000	0	*	%
David Danhi	4,345,000	30.58%		70,000	1,000,000	3,345,000	23.54%
David R. Lazzara, JR & Paige K. Thompson	15,000	*	%	-	15,000	0	*	%
Debra A. Stephenson	1,000	*	%	-	1,000	0	*	%
Deepak Deveraj	500,000	3.51%		625,000	1,125,000	0	*	%
Dennis J. Donovan	12,000	*	%	12,000	24,000	0	*	%
Devin Hornick	19,886	*	%	-	19,886	0	*	%
Donald James Maclean	40,000	*	%	40,000	80,000	0	*	%
Dimitri Villard Revocable Living Trust Dated 06/04/1992 (30)	76,750	*	%	-	76,750	0	*	%
Dina Vittoria Cellini	10,000	*	%	10,000	20,000	0	*	%
EDJ Limited (9)	167,773	1.18%		-	167,773	0	*	%
Elizabeth Steffensen & Lars Steffensen	15,000	*	%	-	15,000	0	*	%
Eric Stein	1,000	*	%	-	1,000	0	*	%
Erika Bleiberg	1,000	*	%	-	1,000	0	*	%
Eugene Thomas Walsh	40,000	*	%	40,000	80,000	0	*	%
GCT San Diego, LLC (10)	0	*	%	750,000	750,000	0	*	%
GCT TX, LLC (11)	0	*	%	1,725,000	1,725,000	0	*	%
General Wesley K. Clark	112,000	*	%	1,812,000	1,700,000	112,000	*	%
Gladstone & Weissman, P.A. (12)	10,000	*	%	-	10,000	0	*	%
Grandview Capital Partners, Inc. *(13)	0	*	%	330,000	330,000	0	*	%
Gregg Jaclin	1,000	*	%	-	1,000	0	*	%
Inge Goldstein	1,000	*	%	-	1,000	0	*	%
Jack David Armstrong Jr.	40,000	*	%	40,000	80,000	0	*	%
James H. Anderson	84,257	*	%	-	84,257	0	*	%
James Edward Hudson Jr.	12,000	*	%	12,000	24,000	0	*	%
James M Thomas & Monica S Thomas	6,000	*	%	-	6,000	0	*	%
James Parkinson	43,000	*	%	40,000	83,000	0	*	%
James R. Rothring	15,000	*	%	37,500	52,500	0	*	%
James M. Stanger Jr.	10,000	*	%	10,000	20,000	0	*	%
Jeffery J. Carter	40,000	*	%	40,000	80,000	0	*	%
Jefferey Quick	10,000	*	%	-	10,000	0	*	%
Jeffrey B Neustadt	84,133	*	%	-	84,133	0	*	%
Jennifer Zammit	1,000	*	%	-	1,000	0	*	%
John A. Vassallo	1,000	*	%	-	1,000	0	*	%
Jonhenri Alston II	1,000	*	%	-	1,000	0	*	%
Jon Erik Gundlach	28,000	*	%	28,000	56,000	0	*	%
Joseph K. Eng	16,000	*	%	16,000	32,000	0	*	%
Joshua Capital, LLC (14)	700,000	4.90%		-	700,000	0	*	%
Robert Y. Lee	112,000	*	%	1,412,000	600,000	112,000	*	%
Judy Cervantes King	1,000	*	%	-	1,000	0	*	%
Kelly Ann Guerin-Lower	6,000	*	%	6,000	12,000	0	*	%
Kelly S. Higgins	10,000	*	%	-	10,000	0	*	%
Kessler/Allenbach Trust Nov, 2, 1989 (15)	0	*	%	75,000	75,000	0	*	%
Lawerence Finklestein	15,000	*	%	-	15,000	0	*	%
Leroy Herszman	8,000	*	%	8,000	16,000	0	*	%
Lillan Sanchez	1,000	*	%	-	1,000	0	*	%
Linda Rose Mongell	6,000	*	%	-	6,000	0	*	%
Marc P. Kaplan	15,000	*	%	-	15,000	0	*	%
Mark A. Fries	0	*	%	37,500	37,500	0	*	%
Mark Parkinson	85,071	*	%	-	85,071	0	*	%
Martin J. Brill	184,059	1.29%		-	184,059	0	*	%
Mary Harris	10,000	*	%	10,000	20,000	0	*	%
Matthew F. Schafnitz	15,000	*	%	-	15,000	0	*	%
Michael Castelli	79,543	*	%	-	79,543	0	*	%
Michael Daidone	15,000	*	%	-	15,000	0	*	%
Michael J Byrne	7,500	*	%	-	7,500	0	*	%
Michael Mulder	79,543	*	%	-	79,543	0	*	%
Mona Carol Hall	15,000	*	%	-	15,000	0	*	%
MSSB Custodian James R. Rothring (16)	15,000	*	%	-	15,000	0	*	%
MW Bridges LLC (17)	3,000	*	%	-	3,000	0	*	%
Neha M. Shah	7,000	*	%	-	7,000	0	*	%
Neil Braun	25,000	*	%	3,125	28,125	0	*	%
Oppenheim Pilelsky PA Cash Balance Plan(18)	3,000	*	%	-	3,000	0	*	%
PBNJ Advisors, Inc. (19)	70,000	*	%	100,000	170,000	0	*	%
Perry D. West	1,000	*	%	-	1,000	0	*	%
Peter Berg	1,000	*	%	-	1,000	0	*	%
Peter Freix	40,000	*	%	40,000	80,000	0	*	%
Peter Gregory Brazel	0	*	%	75,000	75,000	0	*	%
Peter J. Goldstein	1,036,000	7.29%		1,336,000	1,600,000	36,000	*	%
Porter Partners, L.P. (20)	335,547	2.36%		-	335,547	0	*	%
QSR Investments, LLC (21)	0	*	%	1,687,500	1,687,500	0	*	%
R3 Trading Partners LLC (29)	252,353	1.77%			252,353	0	*	%
Ramona Parkinson	3,000	*	%	-	3,000	0	*	%
Richard Cohen	60,000	*	%	-	60,000	0	*	%
Richard Khaleel	4,000	*	%	-	4,000	0	*	%
Richard & Sara Callari	10,000	*	%	10,000	20,000	0	*	%
Riverstar, LLC (22)	2,000	*	%	-	2,000	0	*	%
Rob Phillips	15,000	*	%	-	15,000	0	*	%
Robert J. Anderson	4,000	*	%	4,000	8,000	0	*	%
Robert Cohen	1,000	*	%	-	1,000	0	*	%
Robert Eng	31,000	*	%	16,000	47,000	0	*	%
Robert A. Guerin Jr.	100,000	*	%	100,000	200,000	0	*	%
Robert L. Doeer	6,000	*	%	-	6,000	0	*	%
Robert Lloyd LLC (23)	42,104	*	%	-	42,104	0	*	%
Robert O. Mayer	79,543	*	%	-	79,543	0	*	%
Robert S. Rein	845,000	5.94%		-	845,000	0	*	%
Robert D. Selvaggio	25,000	*	%	3,125	28,125	0	*	%
Robin Shapiro	25,000	*	%	3,125	28,125	0	*	%
Roland Gentner & Cynthia L Gentner JTWROS (24)	79,543	*	%	-	79,543	0	*	%
Ross W McKie	79,543	*	%	-	79,543	0	*	%
Roy Meadows	1,000	*	%	-	1,000	0	*	%
Roy T. Minton & Margo E. Minton	1,000	*	%	-	1,000	0	*	%
Sean C. Guerin	60,000	*	%	60,000	120,000	0	*	%
Seth Farbman	3,000	*	%	-	3,000	0	*	%
Sodak Offerings IV, LLC (29)	1,200,000	8.44%		1,200,000	2,400,000	0	*	%
Steve Melakathu	1,000	*	%	-	1,000	0	*	%
Steven A. Lawson	59,657	*	%	-	59,657	0	*	%
Steven B. Fisher	20,000	*	%	20,000	40,000	0	*	%
Tara Lee Petrina	8,000	*	%	-	8,000	0	*	%
Thomas McChesney	0	*	%	30,000	30,000	0	*	%
Todd Binder	0	*	%	112,500	112,500	0	*	%
Trilogy Capital Partners, Inc. (25)	1,000,000	7.03%		600,000	1,600,000	0	*	%
Trust of Steven W. Saunders DTE 2/26/02 (26)	84,676	*	%	-	84,676	0	*	%
William Corbett	150,000	1.05%		-	150,000	0	*	%
William Gundlach III	8,000	*	%	8,000	16,000	0	*	%
William Joseph Kirrane Jr.	32,000	*	%	32,000	64,000	0	*	%
William L. Martin III & Michael A. Martin JT (27)	0	*	%	37,500	37,500	0	*	%
Vesta U. Marks Jr.	10,000	*	%	10,000	20,000	0	*	%
Yeung Family Trust (28)	0	*	%	37,500	37,500	0	*	%
Yoel Goldfeder	1,000	*	%	-	1,000	0	*	%
Young C. and Kay L. Lee	200,000	1.40%		-	200,000	0	*	%
Zachary L. & Christine L. Butler	4,000	*	%	4,000	8,000	0	*	%

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*	Less than 1%.

(1)	Assumes the sale of all shares offered pursuant to this prospectus.

(2)	Mark H. Kulkowitz is the natural person who holds voting and/or investment control over the securities.

(3)	John A. Vassallo is the natural person who holds voting and/or investment control over the securities.

(4)	John A. Vassallo is the natural person who holds voting and/or investment control over the securities.

(5)	John A. Vassallo is the natural person who holds voting and/or investment control over the securities.

(6)	Gary Lockwood is the natural person who holds voting and/or investment control over the securities.

(7)	Kevin Chen is the natural person who holds voting and/or investment control over the securities.

(8)	David Horin is the natural person who holds voting and/or investment control over the securities.

(9)	Jeffrey H. Porter is the natural person who holds voting and/or investment control over the securities.

(10)	Brian L. Pallas is the natural person who holds voting and/or investment control over the securities.

(11)	Brian L. Pallas is the natural person who holds voting and/or investment control over the securities.

(12)	Jeffrey A. Weissman is the natural person who holds voting and/or investment control over the securities.

(13)	Peter Goldstein is the natural person who holds voting and/or investment control over the securities.

(14)	Robert Y. Lee is the natural person who holds voting and/or investment control over the securities.

(15)	Phil Kessler is the natural person who holds voting and/or investment control over the securities.

(16)	James R. Rothring is the natural person who holds voting and/or investment control over the securities.

(17)	Randy Milby is the natural person who holds voting and/or investment control over the securities.

(18)	Roy Oppenheim is the natural person who holds voting and/or investment control over the securities.

(19)	Benjamin Cohen is the natural person who holds voting and/or investment control over the securities.

(20)	Jeffrey H. Porter is the natural person who holds voting and/or investment control over the securities.

(21)	Jeffrey Lawson is the natural person who holds voting and/or investment control over the securities.

(22)	Nicholas A. Cocco is the natural person who holds voting and/or investment control over the securities.

(23)	Robert Borland is the natural person who holds voting and/or investment control over the securities.

(24)	Roland W. Gentner is the natural person who holds voting and/or investment control over the securities.

(25)	A.J. Cervantes is the natural person who holds voting and/or investment control over the securities.

(26)	Steven Saunders is the natural person who holds voting and/or investment control over the securities.

(27)	William Martin III is the natural person who holds voting and/or investment control over the securities.

(28)	Kayuen Yeung is the natural person who holds voting and/or investment control over the securities.

(29)	Robert O. Mayer is the natural person who holds voting and/or investment control over the securities.

(30)	Dimitri Villard is the natural person who holds voting and/or investment control over the securities.

72

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

The selling security holders may sell some or all of their shares at a fixed price of $1.25 per share until our shares are quoted on the OTC Bulletin Board and/or OTCQX Market and thereafter at prevailing market prices or privately negotiated prices. The fixed price of $1.25 has been determined with reference to the fact the shares will be registered.  Prior to being quoted on the OTC Bulletin Board and/or OTCQX Market, shareholders may sell their shares in private transactions to other individuals.

Our common stock is not listed or traded on any public exchange, and we have not applied for listing or quotation on any exchange. We are seeking sponsorship for the quotation of our common stock on the OTC Bulletin Board and/or OTCQB Market. In order to be quoted on the OTC Bulletin Board and/or OTCQX Market, a market maker must file and complete an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file and complete the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved.  There is further no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

73

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such beneficial owner before the offering; (4) the amount to be offered for the beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such beneficial owner after the offering is complete.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering, provided, however, we will receive proceeds from the exercise of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. All selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

74

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Other than Blackwall Capital Markets, Inc., a broker-dealer, General Wesley Clark, an affiliate of the broker-dealer UGR, LLC, Robert Anderson, an affiliate of a broker-dealer USI Securities, Inc. and William Corbett, an affiliate of a broker-dealer Paulson Investment Company, Inc. no other selling stockholder is a broker-dealer or any affiliate of a broker-dealer.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no public trading market on which our common stock is traded. Among other matters, in order for our common stock to become OTCBB/OTCQB eligible, a FINRA-member broker/dealer must file a Form 211 with FINRA and commit to make a market in our securities once the Form 211 is approved by FINRA. As of the date of this prospectus, the Form 211 process has not been completed. There is no assurance that our common stock will be included on the OTCBB/OTCQB.

The shares of common stock registered hereby can be sold by the selling stockholders at a fixed price of $1.25 per share until our shares are quoted on the OTC Bulletin Board and/or OTCQB Market and thereafter at prevailing prices or privately negotiated prices. We determined such fixed price based on the highest price at which shares of our common stock were sold in previous private placements and the fact that the shares will be registered.

We can offer no assurance that an active public market in our shares will develop or be sustained. Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Holders

As of June 4, 2014, there are approximately 129 record holders of our common stock.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Ellenoff Grossman & Schole, LLP, New York, New York.

EXPERTS

The consolidated financial statements of The Grilled Cheese Truck, Inc. for the fiscal years ending December 31, 2013 and 2012, have been included herein and in the registration statement in reliance upon the report of RBSM LLP, the independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

75

The consolidated financial statements included in this Prospectus and in the Registration Statement have been audited by RBSM LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the office of the SEC at the Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You are able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room, and the web site of the SEC referred to above.

76

THE GRILLED CHEESE TRUCK, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current Assets:
Cash and equivalents	$89,498	$42,359
Accounts receivable, net of allowance for doubtful accounts of $nil as of March 31, 2014 and December 31, 2013	26,360	15,256
Notes receivable	226,828	226,828
Prepaid expenses and other current assets	46,821	25,764
Vehicle held for sale	-	77,390
Total Current Assets	389,507	387,597

Property and equipment, net of accumulated depreciation	383,688	405,218
Deferred finance costs, net	208,595	236,070
Other receivable	250,000	250,000
Other assets	96,295	78,795
Total Assets	$1,328,085	$1,357,680

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$727,799	$963,104
Accounts payable - related parties	389,031	552,416
Accrued compensation	824,280	134,387
Accrued interest	413,156	330,509
Accrued interest - related parties	-	1,502
Promissory notes	-	81,500
Promissory notes - related party	-	12,500
Notes payable	-	53,390
Advances from stockholders'	311	311
Deferred sale	450,000	450,000
Due from licensee	250,000	250,000
Total Current Liabilities	3,054,577	2,829,619

Long-term convertible notes payable, net of debt discount	3,418,826	3,404,492
Total Liabilities	6,473,403	6,234,111

Stockholders' Deficit
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2014 and December 31, 2013	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized; 12,513,466 and 11,801,257 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	12,514	11,802
Additional paid in capital	3,961,443	3,028,545
Accumulated deficit	(9,119,275)	(7,916,778)
Total Stockholders' Deficit	(5,145,318)	(4,876,431)
Total Liabilities and Stockholders' Deficit	$1,328,085	$1,357,680

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-1

THE GRILLED CHEESE TRUCK, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three-month Periods Ended March 31,
	2014	2013

Revenue:
Food truck sales	$513,297	$288,447
Catering and special events	109,661	65,652
Licensed truck	11,105	28,270
Total revenue	634,063	382,369

Cost of Sales:
Food and beverage	180,063	129,907
Food truck expenses	389,509	149,294
Commissary and kitchen expenses	146,478	92,302

Total cost of sales	716,050	371,503

Gross (Loss) Profit:	(81,987)	10,866

Operating Expenses:
General and administrative	799,680	380,446
Selling costs	36,408	59,147
Consulting expense - related parties	65,625	150,375
Depreciation	21,760	2,129
Total operating expenses	923,473	592,097

Loss From Operations:	(1,005,460)	(581,231)

Other (Income) Expenses:
Interest expense	144,199	67,140
Interest expense - related party	17,248	357
Interest income	(6,218)	-
Amortization of debt discount	14,333	166,903
Amortization of deferred finance costs	27,475	15,406
Loss before provision for income tax	(1,202,497)	(831,037)

Provision for income tax (benefit) expense	-	-
Net loss	$(1,202,497)	$(831,037)

Loss per share - basic and diluted	$(0.10)	$(0.10)

Weighted average shares outstanding - basic and diluted	12,169,473	8,442,500

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-2

THE GRILLED CHEESE TRUCK, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three-Month Period Ended March 31,
	2014	2013

Cash Flow From Operating Activities:
Net loss	$(1,202,497)	$(831,037)
Reconciliation of net loss to net cash used in operating activities:
Depreciation	21,760	2,129
Amortization of debt discount	14,333	166,903
Amortization of deferred financing costs	27,475	15,406
Fair value of shares of common stock and warrants exceeding liability satisified	73,423	-
Fair value of options issued to employee	53,348	-
Changes in operating assets and liabilities:
Accounts receivable	(11,104)	(18,080)
Prepaid expenses and other current assets	(21,057)	7,203
Deferred financing costs	-	(39,750)
Other assets	6,500	(4,000)
Accounts payable and accrued compensation	474,574	104,989
Accounts payable, related party	(163,385)	94,375
Accrued interest	87,999	62,163
Accrued interest, related party	-	(101)
Customer deposits	-	(3,341)
Net cash used in operating activities	(638,631)	(443,141)

Cash Flows From Investing Activities:
Purchases of fixed assets	(230)	(232)
Net cash used in investing activities	(230)	(232)

Cash Flows From Financing Activities:
Proceeds from long term convertible notes	-	374,955
Issuance of promissory note	50,000	-
Repayment of note payable	(94,000)	(4,448)
Payment of financing costs	(10,000)	-
Advance from shareholders	-	26,200
Repayment of advances from shareholder	-	(1,400)
Proceeds from issuance of shares of common stock	740,000	-
Net cash provided by financing activities	686,000	395,307
Net increase (decrease) in cash	47,139	(48,066)

Cash at beginning of period	42,359	78,034
Cash at end of period	$89,498	$29,968

Supplemental Discllosure of Cash Flow Information:
Cash paid during the period for:
Interest	$6,000	$5,436
Income taxes	$-	$-
Non-cash investing and financing activities:
Common stock issued to satisfy promissory note and accrued interest related party	$14,002	$-
Common stock issued to satisfy promissory note and accrued interest	$42,852	$-
Common stock issued to satisfy accounts payable	$19,985	$-
Beneficial conversion feature associated with warrants issued with notes	$-	$17,995
Vehicle sold and assignment of note payable	$53,390	$-
Vehicle sold and issuance of receivable	$24,000	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-3

THE GRILLED CHEESE TRUCK, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

1.	Nature of Business

TRIG Acquisition 1, Inc. (the “Company”) was incorporated in the State of Nevada on December 31, 2009 as GSP-1, Inc. The Company was formed as a vehicle to pursue a business combination. On July 6, 2011, the Company filed a Certificate of Amendment to its Articles of Incorporation to change its name from “GSP-1, Inc.” to “TRIG Acquisition 1, Inc.”

On October 18, 2012, the Company entered into a share exchange agreement (the “Exchange Agreement”) by and among (i) the Company, (ii) Grilled Cheese, Inc., a California corporation, (“Grilled Cheese”), (iii) GCT, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“GCT Sub”); (iv) David Danhi, the majority shareholder of Grilled Cheese (“Majority Shareholder”) and (v) Michelle Grant, the minority shareholder of Grilled Cheese (“Minority Shareholder”, together with the Majority Shareholder, the “Grilled Cheese Shareholders”). Pursuant to the terms of the Exchange Agreement: (1) the Majority Shareholder transferred to GCT Sub all of the shares of Grilled Cheese held by such shareholder in exchange for the issuance of 4,275,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”); and (2) the Minority Shareholder transferred all of the shares of Grilled Cheese held by the Minority Shareholder in exchange for $500,000 and 845,000 shares of Common Stock (the “Share Exchange Transaction”).

The Share Exchange Transaction has been accounted for as a reverse acquisition of the Company, by Grilled Cheese but in substance as a capital transaction, rather than a business combination since the Company had nominal operations and assets prior to and as of the closing of the Share Exchange Transaction. The former stockholders of Grilled Cheese represent a significant constituency of the Company’s voting power immediately following the Share Exchange Transaction and Grilled Cheese’s management assumed operational, financial and governance control. The transaction is deemed a reverse recapitalization and the accounting is similar to that resulting from a reverse acquisition. For accounting purposes, Grilled Cheese is treated as the surviving entity and accounting acquirer in accordance with ASC 805, Business Combinations although the Company was the legal acquirer. Accordingly, the Company’s historical financial statements are those of Grilled Cheese. The accumulated losses of Grilled Cheese were carried forward after the completion of the Share Exchange Transaction.

All reference to Common Stock and per share amounts have been restated to effect the Share Exchange Transaction which occurred on October 18, 2012.

On February 19, 2013, following the Share Exchange Transaction, the Company changed its corporate name from “TRIG Acquisition 1, Inc.” to “The Grilled Cheese Truck, Inc.”

The Company is a food truck operation that sells various types of gourmet grilled cheese and other comfort foods in the Southern California and Phoenix, Arizona areas. The Company’s food trucks currently make multiple stops per week at prearranged locations. The food preparation occurs at a kitchen which supports streamlined operations within the truck by limiting assembly and grilling, allowing the truck to achieve maximum revenues per hour by delivering our food items including melts, tots, soups and sides efficiently to customers. The Company’s business model includes the use of social media and location booking to attract customers to the truck’s various locations.

2.	Going Concern and Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business. The business will require significant amounts of capital to sustain operations and make the investments it needs to execute its longer term business plan. The Company has cash of $89,498 and working capital deficiency of $2.7 million at March 31, 2014. The Company has historically relied on proceeds from the issuance of debt and shares of its Common Stock to finance its operations. The Company’s net loss for the three-month period ended March 31, 2014 was $1.2 million and the deficit accumulated by the Company amounts to $9.1 million as of March 31, 2014. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying unaudited consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

F-4

In order to continue as a going concern and achieve a profitable level of operations, the Company will need, among other things, additional capital resources.  Management’s plan to continue as a going concern includes raising capital through increased sales and conducting additional financings through debt and equity transactions. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. The ability of the Company to continue as a going concern is dependent upon the management’s ability to successfully implement the plans described above, including securing additional sources of financing and attain profitable operations.   Management also cannot provide any assurance that unforeseen circumstances that could occur at any time within the next twelve months or thereafter will not increase the need for the Company to raise additional capital on an immediate basis. The Company is actively targeting sources of additional financing through debt and equity transactions and other transactions. There can be no assurance that we will be able to continue to raise funds in which case the Company may be unable to meet its obligations.

3.	Summary of Significant Accounting Policies

a.	Basis of Consolidation

The unaudited consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant inter-company transactions are eliminated.

b.	Basis of Accounting

The balance sheet presented as of December 31, 2013 has been derived from our audited consolidated financial statements. The unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been omitted pursuant to those rules and regulations, but we believe that the disclosures are adequate to make the information presented not misleading. The unaudited consolidated financial statements and notes included herein should be read in conjunction with the annual consolidated financial statements and notes for the year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on April 15, 2014.  In the opinion of management, all adjustments, consisting of normal, recurring adjustments and disclosures necessary for a fair presentation of these interim statements have been included. The results of operations for the three-month period ended March 31, 2014 are not necessarily indicative of the results for the year ending December 31, 2014.

c.	Cash and Cash Equivalents

Cash primarily consists of cash on hand and bank deposits. The Company currently has no cash equivalents which would consist of money market accounts and other highly liquid investments with an original maturity of three months or less when purchased.

d.	Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results will differ from those estimates.

e.	Property and Equipment

Property and equipment are stated at cost. Depreciation is computed on the straight-line method. The depreciation and amortization methods are designed to amortize the cost of the assets over their estimated useful lives, in years, of the respective assets as follows:

F-5

Computers	4 Years
Vehicles	4 Years
Office Equipment	7 Years
Food Service Equipment	7 Years
Furniture and Fixtures	7 Years
Leasehold Improvements	7 Years

Amortization of leasehold improvements is computed using the straight-line method over the shorter of the life of the lease or the estimated useful life of the assets. Maintenance and repairs are charged to expense as incurred. Improvements of a major nature are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any gains or losses are reflected in income.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was an impairment at December 31, 2013 of $142,309.

f.	Accounts Receivable

Accounts receivable are generally unsecured. The majority of the Company's sales are in cash from truck stop sales. Receivables relate to catering and special event sales. The Company establishes an allowance for doubtful accounts receivable based on the age of outstanding invoices and management's evaluation of collectability. Accounts are written off after all reasonable collection efforts have been exhausted and management concludes that likelihood of collection is remote. Any future recoveries are applied against the allowance for doubtful accounts.

g.	Revenue Recognition

The Company's revenue is derived from three sources. The primary source is from truck stop sales and lesser portions are from catering and event services and licensed truck sales. Truck stop sales are primarily received in cash and revenue for these sales, net of sales tax, is reported at that time.

For catering and special event services, customers must sign and deliver the Company's standard catering agreement with a minimum payment of 50% of the agreed upon price of the event. The remaining balance is due by credit card payment within 2 days of the event or cash on the day of the event. The initial 50% deposit is fully refundable until 14 days prior to the event, between 4 and 13 days prior to the event, the deposit is non-refundable and if the customer cancels within 3 days of the event, 100% of the agreed-upon price of the event is due. Revenue is recognized, net of sales tax, at the time services are provided.

For licensed truck sales, revenue is based on 6% of gross revenue from truck stop sales collected by the licensee. Revenue is recognized at the end of each month when the licensee is invoiced and the revenue is booked as a receivable.

h.	Advertising Costs

Advertising costs, which are included in general and administrative expenses in the accompanying Statements of Operations, are expensed when incurred. These costs consist primarily of printing for signs, menus, and promotional items. Also included are costs of web based advertising. Total advertising expenses for the three-month period ended March 31, 2014 and 2013 amounted to $25,307 and $12,588, respectively.

F-6

i.	Earnings (loss) per common share

The Company utilizes the guidance per FASB Codification “ASC 260 "Earnings per Share". Basic earnings per share are calculated by dividing income available to stockholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share are computed using the weighted average number of common shares and dilutive common share equivalents outstanding during the period. Dilutive common share equivalents consist of shares issuable upon the conversion of convertible notes and the exercise of stock options and warrants (calculated using the modified-treasury stock method). Such securities, shown below, presented on a common share equivalent basis and outstanding as of March 31, 2014 and 2013 have been excluded from the per share computations:

	As of
	March 31,
	2014	2013
Convertible notes issued (Post-Reverse Merger)	3,520,000	2,024,955
Convertible notes issued (Pre-Reverse Merger)	-	1,537,515
Options issued to employee	1,000,000	-
Warrants	5,470,500	2,912,478
	9,990,500	6,474,948

j.	Income Taxes

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-25”). Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Penalties and interest on underpayment of income taxes are reflected in the Company’s effective tax rate.

k.	Sales Taxes

The Company's revenues in the statements of income are net of sales taxes.

l.	Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted FASB ASC 820-Fair Value Measurements and Disclosures, or ASC 820, for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

F-7

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company did not have any Level 2 or Level 3 assets or liabilities as March 31, 2014 and December 31, 2013, with the exception of its convertible notes payable. The carrying amounts of these liabilities at March 31, 2014 and December 31, 2013 approximate their respective fair value based on the Company’s incremental borrowing rate.

Additional Disclosures Regarding Fair Value Measurements

The carrying value of cash and cash equivalents, accounts receivable, note receivable, other receivable, accounts payable and accrued expenses, notes payable, promissory notes and due from licensee- including related parties liabilities- approximate their fair value due to the short term maturity of these items.

In addition, FASB ASC 825-10-25 Fair Value Option, or ASC 825-10-25, was effective for January 1, 2008. ASC 825-10-25 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. The Company did not elect the fair value options for any of its qualifying financial instruments.

m.	Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities.”

Professional standards generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.  Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of “Conventional Convertible Debt Instrument.”

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying Common Stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying Common Stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

F-8

ASC 815-40 provides that, among other things, generally, if an event is not within the entity’s control could or require net cash settlement, then the contract shall be classified as an asset or a liability.

n.	Deferred Financing Costs

Costs incurred with obtaining and executing debt arrangements are capitalized and amortized over the term of the related debt using the effective interest method.

o.	Impairment of Long-Lived Assets

In accordance with ASC 360 “Property, Plant, and Equipment”, we periodically review our long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable.  We recognize an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset.  The amount of impairment is measured as the difference between the estimated fair value and the book value of the underlying asset. An impairment was necessary as of December 31, 2013. The Company fully impaired certain intellectual property comprised of trademarks, patents, domain names, technology rights, inventions etc. valued at $134,909 which was purchased on August 8, 2013 related to an asset purchase agreement. The impairment was recorded as impairment of intangible assets in the Company’s accompanying consolidated statement of operations for the year ended December 2013. Since purchasing the intangible assets, the Company has not realized any benefit and management could not ascertain that the fair value of the intangibles would exceed their carrying value at December 31, 2013 and whether the intangible assets would generate positive cash flows for the foreseeable future. The Level of the fair value hierarchy used by management was Level 3. The intangible assets were remeasured on a non-recurring basis at December 31, 2013. The Company’s executive management undertook to perform the analysis of the valuation of the intangible assets. The highest and best use of the intangible assets does not differ from their current or intended use.

In addition, the Company purchased vehicles related to the asset purchase agreement dated August 8, 2013. The Company hired an appraiser to assess the value of the vehicles. The appraiser determined the value of the vehicles and the Company recorded an impairment of $142,309 at December 31, 2013.

p.	Intangible Asset

In connection with the asset purchase agreement dated August 8, 2013 (see Note 15), the Company identified and recognized an intangible asset of $134,909 representing intellectual property comprised of trademarks, patents, domain names, technology rights, inventions etc. The Company fully impaired the intangible asset at December 31, 2013 (see Note 3 o. - Impairment of Long-Lived Assets).

q.	Stock-Based Compensation

The Company adopted the provisions of ASC 718. We estimate the fair value of stock options using a binomial model, consistent with the provisions of ASC 718 and SEC Staff Accounting Bulletin No. 107, Share-Based Payment. Option-pricing models require the input of highly subjective assumptions, including the price volatility of the underlying stock. We determined that the use of implied volatility is expected to be more reflective of market conditions and, therefore, could reasonably be expected to be a better indicator of our expected volatility than historical volatility. The expected term assumption used in calculating the estimated fair value of our stock-based compensation awards using the binomial model is based on detailed historical data about employees' exercise behavior, vesting schedules, and death and disability probabilities. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. We estimate the forfeiture rate based on historical experience of our stock-based awards that are granted, exercised and cancelled. We believe the resulting binomial calculation provides a more refined estimate of the fair value of our employee stock options. For our employee stock purchase plan, we decided to continue to use the Black-Scholes model to calculate the estimated fair value.

F-9

r.	Reclassifications

Certain reclassifications have been made to conform the prior period data to the current presentations. These reclassifications had no effect on the reported results.

s.	Recently Issued Accounting Standards

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flows.

4.	Note Receivable

On March 18, 2013, the Company received from licensee a promissory note relating to the licensee’s business expansion. The note bears interest at 3.25% and is due on demand. In total, the Company had a note receivable from the licensee of $226,828 as of March 31, 2014 and December 31, 2013 and the Company has recorded interest income of $1,843 during the three-month period ended March 31, 2014, which has been recorded in other assets.

5.	Due from Licensee

On September 27, 2013, the licensee issued a promissory note to the Company relating to a one time license fee in the amount of $250,000. The note matures on September 28, 2016 and bears interest at 3% per annum. The Company has recorded interest income of $4,375 during the three-month period ended March 31, 2014, which has been recorded in other assets.

6.	Property and Equipment and Vehicles Held for Sale

Property and equipment consists of the following:

	March 31,	December 31,
	2014	2013

POS systems	$21,358	$21,358
Food service equipment	41,691	41,691
Truck equipment	5,346	5,346
Vehicles	347,685	567,384
Leasehold improvements	10,703	10,703
Computers	2,564	2,334
Furniture and fixtures	3,064	3,064
Total	432,411	651,880
Impairment of vehicles	-	(142,309)
Accumulated depreciation	(48,723)	(26,963)
Total property and equipment and vehicles held for sale	383,688	482,608
Vehicles held for sale	-	(77,390)
Total property and equipment	$383,688	$405,218

Depreciation expense for the three-month period ended March 31, 2014 and 2013 amounted to $21,760 and $2,129, respectively.

On August 8, 2013, the Company entered into an Asset Purchase Agreement. As part of the Asset Purchase Agreement, the Company purchased $543,439 worth of equipment and vehicles (see Note 15). The Company had an appraisal performed on the vehicles and recorded an impairment of $142,309, which is recorded as impairment of vehicles in the Company’s accompanying consolidated statement of operations as of December 2013. (see Note 3 o. - Impairment of Long-Lived Assets).

As part of the audit process of its 2013 financial statements, and considering certain of the vehicles the Company had acquired pursuant to the Asset Purchase Agreement were either for sale or were idle, the Company tried to determine whether such vehicles’ fair value was lower than their carrying value. The Company used the services of a qualified appraiser to determine the fair value of such vehicles. The level of the fair value hierarchy used by the appraiser was categorized as Level 3. While the appraisal considered the market value of comparable vehicles sold within the markets within the area the vehicles were located (market approach), the fair value was adjusted for certain customizations (e.g., kitchen equipment) which either increased or decreased its fair value. Additionally, the appraiser made allowances for the additional options a given vehicle has or its conditions.

The vehicles were remeasured on a non-recurring basis at December 31, 2013. The Company’s executive management undertook to hire the appraiser who would ultimately perform the valuation of the vehicles. The highest and best use of the vehicles does not differ from their current or intended use.

In January 2014, the Company sold two vehicles with an aggregate carrying value of $77,390. Accordingly these vehicles have been classified as vehicles held for sale as of December 31, 2013. In consideration of the sale, one of the buyers assumed the obligations under a note payable which had a carrying value of $53,390 and the other buyer owes the Company $24,000 at March 31, 2014, which is recorded as other asset.

F-10

7.	Convertible Notes

a.	Pre-Reverse Merger Convertible Debt

During the three-month period ended March 31, 2013, the Company had certain convertible notes payable amounting to $512,500 which were outstanding during that period. The Company recorded amortization expense and interest expense of $158,805 and $15,375, respectively, in connection with such debt during the three-month period ended March 31, 2013. The obligations under such notes were satisfied in May 2013.

b.	Post-Reverse Merger Convertible Debt

At March 31, 2014 and December 31, 2013 post-reverse merger convertible debentures consisted of the following:

	March 31,	December 31,
	2014	2013

Convertible notes payable	$3,520,000	$3,520,000
Unamortized debt discount	(101,174)	(115,508)
Total	$3,418,826	$3,404,492

The post-reverse convertible debentures bear interest at 10% and mature three years from their issuance at dates ranging between October 2015 and March 2016. Such debentures are subject to (i) an optional conversion into shares of the Company’s Common Stock at the note holder’s election following the date upon which the Company’s registration statement, as defined in the debentures, is declared effective with the SEC or (ii) a mandatory conversion thirty-six (36) months from the date of issuance. The shares of Common Stock issuable upon conversion of the debentures shall equal: (i) their principal amount and the accrued interest thereon (assuming the Company elects to pay the interest in shares of Common Stock) divided by (ii) $1.00.

The Company generated proceeds of $374,955 from the issuance of such debentures during the three-month period ended March 31, 2013.

In connection with the issuance of the debt, the Company issued 187,500 warrants to the noteholders during the three-month period ended March 31, 2013. The Company accounts for the warrant valuation in accordance with FASB ASC 470-20, Debt with Conversion and Other Options. The Company records the fair value of warrants issued in connection with those instruments. The discount recorded in connection with the warrant valuation is recognized as non-cash interest expense and is amortized over the term of the convertible note. The fair value of the warrants, which amounted to $17,995 has been recognized as beneficial conversion feature and recorded as debt discount during the three-month period ended March 31, 2013. The Company recorded an amortization of debt discount in connection with all the warrants issued and outstanding at their respective measurement date, which amounted to $14,333 and $8,098 during the three-month period ended March 31, 2014 and 2013, respectively.

F-11

8.	Promissory Notes Payable

On September 21, 2012, September 24, 2012 and October 1, 2012, the Company entered into three secured promissory notes totaling $37,500 due on December 6, 2012 and bearing interest at 12% per annum. In March 2013, the note holders agreed to extend the maturity date of the notes to September 30, 2013. These notes were in default at December 31, 2013. At January 23, 2014, the Company satisfied its obligations under such promissory notes by issuing 75,000 shares of its Common Stock as well as 9,375 warrants. The fair value attributed to the consideration given by the Company to satisfy such obligations was based on the pricing of its subscription agreement (which are priced at $1.25 per share including the warrant) which is contemporaneous to this transaction. The excess of the fair value of the consideration given by the Company, which amounted to $93,750, over the carrying value of the promissory notes and related interest payable, which amounted to $42,852, was recognized as interest expense of $50,898 in the accompanying unaudited consolidated statement of operations during the three-month period ended March 31, 2014.

On December 27, 2013, the Company entered into an unsecured promissory note totaling $44,000 bearing interest at 10% per annum. The Company satisfied its obligations under the note by repaying it in January 2014.

Promissory Notes Payable – Related Party

On September 12, 2012, the Company entered into a secured promissory note (the “Chord Note”) with Chord Advisors, LLC. The Chord Note totaled $12,500, was due on December 6, 2012 and bears interest at 12% per annum. In March 2013, Chord Advisors, LLC agreed to extend the maturity date of the note to December 31, 2013. The Company’s former Chief Financial Officer, David Horin, is the President of Chord Advisors, LLC. This note was in default at December 31, 2013. At January 23, 2014, the Company satisfied its obligations under such promissory notes by issuing 25,000 shares of its Common Stock as well as 3,125 warrants. The fair value attributed to the consideration given by the Company to satisfy such obligations was based on the pricing of its subscription agreement (which are priced at $1.25 per share including the warrants) which is contemporaneous to this transaction. The excess of the fair value of the consideration given by the Company, which amounted to $31,250, over the carrying value of the promissory notes and related interest payable, which amounted to $14,002, was recognized as interest expense of $17,248 in the accompanying unaudited consolidated statement of operations during the three-month period ended March 31, 2014.

Interest expense recorded on above notes payables for the three-month period ended March 31, 2013 amounted to $1,500.

9.	Notes Payable

Notes payable at March 31, 2014 and December 31, 2013 consists of the following:

	March 31,	December 31,
	2014	2013

Notes payable	$-	$65,986
Less payments	-	(12,506)
Total	$-	$53,390

On August 8, 2013, the Company entered into an Asset Purchase Agreement. As part of the Asset Purchase Agreement, the Company assumed a liability totaling $53,390 for a finance arrangement relating to the purchase of a vehicle (see Note 15). In January 2014, the Company sold the vehicle to pay-off the above note. As of December 31, 2013, the Company reclassified the vehicles from property and equipment to vehicles held for sale.

10.	Warrants

Warrants issued concurrent with convertible notes (post-merger warrants):

In connection with the issuance of its convertible debentures, the Company issued 187,500 warrants to the noteholders during the three-month period ended March 31, 2013. The Company accounts for the warrant valuation in accordance with FASB ASC 470-20, Debt with Conversion and Other Options. The Company records the fair value of warrants issued in connection with those instruments. The discount recorded in connection with the warrant valuation is recognized as non-cash interest expense and is amortized over the term of the convertible note. The fair value of the warrants, which amounted to $17,995 has been recognized as beneficial conversion feature and recorded as debt discount during the three-month period ended March 31, 2013.

F-12

The fair value of these warrants issued and the significant assumptions used to determine those fair values, using a Black-Scholes option-pricing model are as follows:

Significant assumptions:
Risk-free interest rate at grant date	0.60%-0.85%
Expected stock price volatility	80.00%
Expected dividend payout	—
Expected option life-years	(a)

(a)	All warrants issued expire in 3-5 years.

Warrants issued pursuant to Subscription Agreement

On October 8, 2013, the Company commenced an offering of up to $5,000,000 representing 4,000,000 Units for $1.25 per unit. Each Unit consists of: (i) one share (the “Shares”) of Company Common Stock, par value $0.001 per share (“Common Stock”) and (ii) a warrant (the “Warrants”) to purchase one share of Common Stock (the “Warrant Shares”). The Warrants expire in three years from their issuance date at an exercise price of $2.50 per Warrant Share.

The Company issued 592,000 warrants in connection with such closings during the three-month period ended March 31, 2014.

Warrants issued pursuant to Settlement of Promissory notes

The Company issued 9,375 and 3,125 warrants pursuant to the settlement of certain promissory notes and promissory notes-related party in January 2014. The warrants expire in January 2017 and are exercisable at a price of $2.00 per share.

11.	Contingencies

F-13

Contingencies

The Company is subject to certain legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.

12.	Stockholders’ Deficit

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock consisting of 1,000,000 shares of Series A Convertible Preferred Stock $0.001 par value per share ("Series A Preferred Stock"), and 9,000,000 shares of blank check preferred stock, $0.001 par value per share.

Outstanding shares of Series A Preferred Stock, if any, shall automatically be converted into shares of Common Stock upon the earlier of (i) one year from the date of initial issuance of any shares of the Series A Preferred Stock at a conversion rate equal to $0.50 per share of Common Stock or (ii) the effectiveness of a registration statement filed with the SEC covering the resale of Common Stock issued by the Company in its next PIPE transaction (the "PIPE").

As of March 31, 2014 and December 31, 2013, no preferred stock was issued and outstanding.

Common Stock

The Company is authorized to issue 100,000,000 shares of Common Stock.

Shares issued pursuant to Subscription Agreements

The Company generated gross proceeds of $740,000 by issuing 592,000 shares of its Common Stock pursuant to subscription agreements during the three-month period ended March 31, 2014.

Shares issued pursuant to Settlement of Promissory Notes and Accounts payable

The Company satisfied its obligations under $37,500 and $12,500 promissory notes and promissory notes-related party and accrued interest by issuing 100,000 shares of its Common Stock valued at $125,000 during the three-month period ended March 31, 2014.

The Company satisfied its obligations under a $19,985 accounts payable by issuing 20,209 shares of its Common Stock valued at $25,262 during the three-month period ended March 31, 2014.

F-14

Stock Compensation Plan

During September 2013, the Company adopted the 2013 Equity Plan ("2013 Plan"). An aggregate of 4,000,000 shares of our Common Stock are reserved for issuance under the 2013 Plan. The 2013 Plan may be administered, interpreted and constructed by the Board or a committee designated by the Board (the “Designee”). The 2013 Plan allows the Designee to grant stock options to employees, directors, senior management and consultants (under certain circumstances described in the 2013 Plan).

The Company recorded share-based payment expenses amounting to $53,348 during the three-month period ended March 31, 2014 in connection with all options outstanding. The amortization of share-based payment was recorded in general and administrative expenses.

The Company granted 1,000,000 options in September 2013, as follows: (i) 250,000 options with an exercise price of $2.00 per share (ii) 250,000 options with an exercise price of $3.00 per share (iii) 250,000 options with an exercise price of $4.00 per share, and (iv) 250,000 options with an exercise price of $5.00 per share. Each of the options are exercisable for a term of 10 years. These were the only options granted and outstanding at March 31, 2014 and December 31, 2013, respectively.

The total compensation cost related to options not yet recognized amounted to approximately $513,327 at March 31, 2014 and the Company expects that it will be recognized over the remaining period of 29 months.

13.	Related Party Transactions

The related party transactions for the three-month periods ended March 31, 2014 and 2013 and as of March 31, 2014 and December 31, 2013, respectively, are summarized below:

Stockholders advance funds to the Company from time to time to provide financing for operations.

	March 31,	December 31,
	2014	2013

Advances from stockholders	$311	$311

Advances from stockholders carry no interest, have no terms of repayment or maturity, and are payable on demand.

a.	Cohen Advisory Agreement

On June 15, 2012, the Company entered into an advisory agreement with Richard M. Cohen Consultants, Inc. (the “Advisor”). The parties agreed that from June 15, 2012 until June 14, 2013, the Advisor would perform advisory and consulting services for the Company. The Company will pay the Advisor $120,000, consisting of: (i) $60,000 of shares of the Company’s Common Stock to be based on the per share price of the Common Stock sold in a 2012 private placement offering, and (ii) $60,000 of cash to be paid in monthly payments of $5,000 pursuant to the terms of the agreement. The agreement may be terminated by the Company for cause, as defined in the agreement. Richard M. Cohen is also the Chairman of Chord Advisors LLC (“Chord”) and David Horin, our former Chief Financial officer, is the President of Chord. The advisory agreement contains a share provision, whereby the Company will issue 60,000 shares over the requisite service period based upon a $1.00 per share price of Common Stock sold in a 2012 private placement offering. For the three-month period ended March 31, 2013, the Company incurred fees of $15,000 and has an accounts payable balance of $0 as of March 31, 2014 and December 31, 2013. This agreement expired on June 14, 2013 and was not renewed.

F-15

b.	TRIG Capital Advisory Agreement

On July 16, 2012, the Company entered into a advisory agreement with TRIG Capital Group, LLC whose members are Alfonso J. Cervantes, a shareholder and the Company’s former President, Secretary and a director of the Company, Robert Lee, the Executive Chairman, Principal Financial Officer and a director of the Company and Peter Goldstein, a shareholder and financial advisor to the Company, at that time. The term of the agreement shall begin on the effective date and continue until such agreement is terminated by the parties. Pursuant to the advisory agreement, TRIG Capital will provide the Company with foreign and domestic marketing services, management advice and support regarding operations, administrative services, and assist with business development as required by the Company. In addition, TRIG Capital will assist management in establishing its franchising operations and assisting in the sale of these franchises. Under the advisory agreement, TRIG Capital may engage third parties reasonably acceptable to the Company to assist in its efforts to satisfy the terms of the Agreement, but TRIG Capital shall be liable for any such payments made to third parties engaged by TRIG Capital.

As compensation for such services, the Company granted TRIG Capital the TRIG Warrant to purchase 1,800,000 shares of Common Stock. The TRIG Warrant is exercisable until July 16, 2017. The TRIG Warrant is exercisable at $2.00 or on a cashless basis if the market price of the Company’s Common Stock is less than the exercise price or $2.00. The 1,800,000 warrants were subsequently transferred to Mr. Cervantes, Mr. Goldstein and Mr. Lee, equally. In addition to the warrant, the Company will pay TRIG Capital a cash bonus of ten (10%) percent of the purchase price of any franchises that TRIG Capital may sell on behalf of the Company after completion of the Share Exchange Transaction for a period of five (5) years. Additionally, TRIG Capital will receive a monthly fee of $7,000 on the last day of each month for a period of no less than 18 months. During the three-month period ended March 31, 2014 and 2013, the Company incurred fees of $0 and $21,000, respectively. The Company has an accounts payable balance of $58,451 and $58,451 as of March 31, 2014 and December 31, 2013, respectively. This agreement lapsed in January 2014.

c.	Trilogy IR Agreement

On July 16, 2012 the Company entered into the Investor Relations Agreement with Trilogy. The parties agreed to an eighteen (18) month contract, whereby Trilogy will provide the Company with the services to develop and implement a proactive financial communications program designed to increase the investor awareness of the Company in the investment community. In addition, Trilogy will assist the Company in preparing and disseminating investor relations documents, materials, and Company presentations, including press releases, online communications, and the Company’s website.

The Company will pay Trilogy $10,000 per month for these services. In addition, the Company paid Trilogy $25,000 as an engagement fee. Additionally, the Company paid Trilogy $40,000 upon the consummation of the initial closing of a 2012 private placement offering and an additional $40,000 upon the final closing of a 2012 private placement offering. This agreement lapsed in January 2014.

During the three month period ending March 31, 2014 and 2013, the Company incurred fees of $0 and $30,000 and has an accounts payable of $50,000 at March 31, 2014 and December 31, 2013. Our former President, Secretary and director and current shareholder, Alfonso J. Cervantes, owns a 100% equity interest in Trilogy.

d.	Villard Advisory Agreement

On July 16, 2012, the Company entered into an advisory agreement (the “Villard Advisory Agreement”) with Dimitri Villard (the “Advisor”). The parties agreed that from July 1, 2012 until June 30, 2013, the Advisor would perform advisory services for the Company, as well as serving as member of the Company’s Board. The Advisor will devote, on a non-exclusive basis, the necessary time, energy and efforts to the business of the Company and to use his best efforts and abilities to faithfully and diligently promote the Company’s business interests. The Company will pay the Advisor $45,000, consisting of: (i) $22,500 of shares of the Company’s Common Stock to be issued equally on a monthly basis pursuant to the terms of the Villard Advisory Agreement, and (ii) $22,500 of cash to be paid in monthly payments of $1,875 pursuant to the terms of the Villard Advisory Agreement. The Villard Advisory Agreement contains a share provision, whereby the Company will issue $22,500 of shares or 45,000 shares over the requisite service period based upon a 50% discount of the $1.00 per share price of Common Stock sold in the 2012 private placement offering. On September 6, 2013, the Company amended the Villard Advisory Agreement by extending the term of the agreement through February 28, 2014. During the three-month period ended March 31, 2014 and 2013, the Company incurred fees of $5,625 and $5,625, respectively, and has an accounts payable of $60,000 and $54,375 at March 31, 2014 and December 31, 2013, respectively. On September 6, 2013, Mr. Villard resigned from the Board. His resignation was not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

F-16

e.	Grandview Capital Advisory Agreement

On July 16, 2012, the Company entered into the Grandview Advisory Agreement with Grandview whose majority shareholder is Peter Goldstein, a shareholder and financial advisor to the Company at that time. Pursuant to the Grandview Advisory Agreement, Grandview will provide the Company primarily with assistance and advice in seeking out a potential merger or acquisition partner or target.

The Company will pay Grandview $10,000 per month for a period of 18 months. In the event that the Company enters into any transaction involving a sale of the Company or the sale of any substantial or material assets within 36 months of the date of the Grandview Advisory Agreement, Grandview will receive a fee between two (2%) and ten (10%) percent of the total transaction, depending on the transaction value, as defined in the Grandview Advisory Agreement. Additionally, the Company paid Grandview a cash success fee of $40,000 upon the consummation of the initial closing of the 2012 private placement offering and an additional cash success fee of $40,000 upon the final closing of the 2012 private placement offering. During the three-month period ended March 31, 2013, the Company incurred fees of $30,000 and has an accounts payable balance of $53,912 and $106,789 as of March 31, 2014 and December 31, 2013, respectively.

On September 6, 2013, the Company entered into the Termination Agreement, whereby the company terminated the Grandview Advisory Agreement with Grandview. The Grandview Advisory Agreement was mutually terminated by the parties because Mr. Goldstein’s relationship with the Company changed. As provided in the Grandview Advisory Agreement and the Termination Agreement, the Company agreed that the provisions relating to the payment of fees (including but not limited to the tail fees specified in the Grandview Advisory Agreement relating to any entities or individuals Grandview introduced to the Company prior to the execution of the Termination Agreement), reimbursement of expenses, indemnification and contribution, independent contractor, conflicts, confidentiality and waiver of the right to trial by jury survive such termination. Peter Goldstein, the recently appointed President, interim Chief Financial Officer, Secretary and Director of the Company, is the founder, chairman, chief executive officer and registered principal of Grandview. Mr. Goldstein was also the Company’s founder and served as President and Director of the Company from December 31, 2009 to April 12, 2012. Mr. Goldstein did not hold any officer or director positions with the Company when the Grandview Advisory Agreement was consummated and through the Company’s 2013 private placement offering related to its debentures.

f.	Clark Group Agreement

On August 15, 2012, we entered into the Clark Group Agreement with the Clark Group. General Wesley K. Clark currently serves as Chairman and CEO of the Clark Group. The agreement commenced upon the completion of the Share Exchange Transaction and will continue for a period of two years. This agreement was amended on September 6, 2013.

General Clark will supervise the development and implementation of recruitment and “vetting” for prospective veteran franchisees. Wesley Clark, Jr.’s responsibilities will be the supervision and administration of the selection process for prospective veteran franchisees, working directly with, and reporting to, Wesley Clark, Sr. in the execution of that process. During the three-month period ended March 31, 2014 and 2013, the Company incurred fees of $60,000 and had an accounts payable balance of $166,668 and $106,668 as of March 31, 2014 and December 31, 2013, respectively.

F-17

g.	Chord Advisors Agreement

On August 15, 2012, the Company entered into an agreement (the “Chord Agreement”) with Chord. Pursuant to the Chord Agreement, Chord will provide the Company with comprehensive outsourced accounting solutions. The Company will pay Chord $6,250 per month for a period of 12 months. In addition, on September 1, 2012, the Company granted Chord 100,000 warrants with a term of three (3) years and an exercise price of $2.00. Our former Chief Financial Officer, David Horin, is the President of Chord. During the three-month period ended March 31, 2013, the Company incurred fees of $18,750 and has an accounts payable balance of $0 as of March 31, 2014 and December 31, 2013. As of June 30, 2013 this agreement was terminated.

14.	Concentrations

The following table sets forth information as to each supplier that accounted for 10% or more of the Company’s cost of goods sold for the three-month period ended March 31, 2014 and 2013, respectively.

Suppliers	Three-month period ended March 31, 2014	Three-month period ended March 31,2013
A	33%	18%
B	-	8%

For the three-month period ended March 31, 2014, the Company had one supplier who accounted for approximately $135,000 of their purchases used for production or approximately 33% of total purchases for the period then ended.

For the three-month period ended March 31, 2013, the Company had two suppliers who accounted for approximately $98,000 of their purchases used for production or approximately 26% of total purchases for the period then ended. The amount payable to supplier A at March 31, 2014 amounted to $62,688.

F-18

15.	Asset Purchase Agreements

On August 8, 2013, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), by and among Hook & Ladder Draught House, LLC, a Texas limited liability company (“HL”), KOW Leasing Co., LLC, a Texas limited liability company (“KOW”), Mr. Devaraj, as sole member of HL and KOW, respectively (“Mr. Devaraj” together with HL and KOW, the “Sellers”), the Company and GCT Texas Master, LLC, a Nevada limited liability company and a licensee of the Company (“GCT-TX”, together with the Company, the “Buyer”).  HL is a mobile food service business that provides food and alcohol out of renovated fire engines.  Pursuant to the Asset Purchase Agreement, the Company agreed to purchase substantially all of the Seller’s rights, title and interests in and to certain assets, properties and rights of every kind, nature and description, tangible and intangible, real, personal or mixed, accrued and contingent, which are owned or leased by Sellers and used in the Seller’s business, including but not limited to all equipment, customer contracts, property leases, intellectual property, vehicles, books and records, licenses and corporate and trade names.

As consideration for the Seller to enter into the Asset Purchase Agreement, the Company agreed to: (i) issue to Sellers 500,000 shares of the Company’s Common Stock, and (ii) issue a warrant to Sellers to purchase up to 250,000 shares of Common Stock (the “HL Warrant”).  The 500,000 shares of Common Stock issued to the Sellers under the Asset Purchase Agreement are subject to customary piggy-back registration rights and were valued at $1.00 per share. The HL Warrant is exercisable at a price of $1.00 per share, contains customary piggyback registration rights and shall be exercisable for a period of three (3) years. In total the value of the common shares issued were $500,000 and the value of the warrants issued were $128,993 for total consideration of $628,993.

F-19

The assets purchased were fixed assets of equipment and vehicles totaling $543,439, which initially were recorded at the carrying value, which at the time the Company estimated to approximate their fair market value and intellectual property valued at $138,944. The fair value allocation of intellectual property is based on management estimates. At December 31, 2013, the Company determined a full impairment of the identifiable intellectual property, including but not limited to all customer contracts, property leases, intellectual property, vehicles, books and records, licenses and corporate and trade names, was necessary. In addition the Company assumed a liability totaling $53,390 for a finance arrangement relating to the purchase of a vehicle which it sold in January 2014 (see Note 6).

The Company also agreed to appoint Mr. Devaraj to the Company’s Board, and, for so long as Mr. Devaraj holds any shares of Common Stock, the Board shall take all reasonable actions such that Mr. Devaraj shall be nominated to serve as a member of the Board. Additionally, the Company entered into an employment agreement with Mr. Devaraj, whereby Mr. Devaraj will be employed by the Company as the Director of Business Development for a period of three (3) years.

On August 8, 2013, HL and KOW (assignors) and the Company (assignee) entered into assignment agreement to ensure that all the intellectual property subject of the Asset Purchase Agreement is properly transferred to assignee.

On August 8, 2013, H&L (assignor) and the Company (assignee) entered into assignment and assumption of sublease agreement to assign and transfer to assignee all of right, title and interest in tenant under sublease. Assignor is the holder of tenant’s interest in that certain sublease dated as of March 1, 2013 between KOW as landlord and assignor as a tenant.

On August 8, 2013, KOW (assignor) and the Company (assignee) entered into assignment and assumption of lease agreement to assign and transfer to assignee all of right, title and interest as tenant in lease and desires to succeed to the interest of assignor under the lease and to assume the obligation of assignor. Assignor is the holder of tenant’s interest in that certain lease dated as of May 17, 2012 between Southern Methodist University as landlord and assignor as a tenant.

On November 13, 2013, the Company and AFT closed (the “AFT Closing”) the transactions contemplated by the Asset Sale Agreement. At the AFT Closing, the Company transferred to AFT certain intellectual property that was developed and owned by KOW, which was part of the assets purchased by the Company from KOW pursuant to that certain Asset Purchase Agreement, dated August 8, 2013, between the Company, KOW, HL and Mr. Devaraj. The Company sold to AFT one domain name, hookandladder.biz, which had nominal value and did not include any of the other intellectual property acquired on August 8, 2013 by the Company. The domain name was carried on the Company's balance sheet at $-0-. In consideration, AFT paid the Company an aggregate cash payment of $450,000 and issued to the Company membership interests equal to a twenty percent (20%) interest of the issued and outstanding membership interests in AFT. In addition, at the AFT Closing, the Company and AFT agreed to entered into a truck rental lease agreement pursuant to which AFT shall lease to the Company, franchise or licensed operators of the Seller, One Hundred (100) new Food trucks, at prevailing market rates and on such other terms and conditions as substantially set forth in the Truck Rental Lease Agreement (the “ Truck Rental Agreement ”), in accordance with the lease commencement schedule as follows: (i) Twenty (20) trucks on or before March 31, 2014; and (ii) a minimum of Ten (10) trucks per month after March 31, 2014. The Company recorded the full $450,000 as a deferred sale. AFT has yet to deliver any of the twenty trucks agreed to be leased by the Company from AFT before March 31, 2014.  Accordingly, the Company has not recognized the $450,000 and is still evaluating the accounting treatment as it fulfills its remaining obligation to lease these trucks.

F-20

16.	Subsequent Events

The Company evaluated subsequent events through the date the unaudited consolidated financial statements were available to be issued as follows:

On April 7, 2014, the Company entered into a consulting agreement with Undiscovered Equities, Inc., whereby Undiscovered Equities will provide certain advisory services to the Company. The consulting agreement became effective on April 8, 2014 and terminated on May 7, 2014. In connection with the services, the Company will pay to Undiscovered Equities, Inc. a one-time cash fee of $7,500 and a one-time issuance of 50,000 restricted shares of the Company’s Common Stock.

On April 11, 2014, the Company entered into an advisory agreement with PBNJ Advisors, Inc., whereby PBNJ Advisors will provide certain advisory services to the Company. The advisory agreement became effective on April 11, 2014 and will terminate on December 31, 2014, provided that the term may be extended by mutual agreement of the parties. In connection with the services, the Company will pay to PBNJ Advisors: (i) a monthly cash payment of $5,600, for an aggregate annual payment of $67,200, with such monthly payments to commence retroactively as of January 1, 2014, (ii) a one-time issuance of 50,000 shares of restricted Common Stock of the Company, (iii) a one-time grant of warrants to purchase 100,000 shares of Common Stock, exercisable for a period of 3 years at a price of $2.00 per share, and (iv) up to $400 a month for health insurance. The advisory agreement shall terminate upon (i) the expiration of the term, or (ii) by the Company for cause.

On April 11, 2014, Mr. Nicholas Koutsivitis submitted his resignation as the Company’s Treasurer, effective immediately following filing the Company’s Annual Report. As a result, Mr. Goldstein was appointed, and will assume the role of Treasurer effective immediately following the filing of the Company’s Annual Report.

F-21

THE GRILLED CHEESE TRUCK, INC.

DECEMBER 31, 2013

F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

The Grilled Cheese Truck, Inc.

We have audited the accompanying consolidated balance sheet of The Grilled Cheese Truck, Inc. (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Grilled Cheese Truck, Inc. at December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has sustained net losses and has a working capital and stockholder’s deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RBSM LLP

April 14, 2014

New York, NY

F-23

THE GRILLED CHEESE TRUCK, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012

ASSETS
Current Assets:
Cash and equivalents	$42,359	$78,034
Accounts receivable, net of allowance for doubtful accounts of $nil and $9,931 as of December 31, 2013 and 2012, respectively.	15,256	2,728
Notes receivable	226,828	-
Other receivable	250,000	-
Prepaid expenses and other current assets	25,764	31,053
Vehicles held for sale	77,390	-
Total Current Assets	637,597	111,815

Property and equipment, net of accumulated depreciation	405,218	41,093
Deferred finance costs, net	236,070	145,358
Other assets	78,795	11,900
Total Assets	$1,357,680	$310,166

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$963,104	$309,332
Accounts payable - related parties	552,416	164,893
Accrued compensation	134,387	9,887
Accrued interest	330,509	58,074
Accrued interest - related parties	1,502	458
Promissory notes	81,500	37,500
Promissory notes - related party	12,500	12,500
Notes payable	53,390	12,506
Advances from stockholders'	311	2,737
Deferred sale	450,000	-
Deferred licensing revenue	250,000	-
Convertible notes payable, net of debt discount	-	339,579
Customer deposits	-	3,341
Total Current Liabilities	2,829,619	950,807

Long-term convertible notes payable, net of debt discount	3,404,492	1,575,589
Total Liabilities	6,234,111	2,526,396

Stockholders' Deficit
Preferred stock, $0.001 par value, 10,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2013 and 2012	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized; 11,801,257 and 8,442,500 shares issued and outstanding as of December 31, 2013 and 2012, respectively	11,802	8,443
Additional paid in capital	3,028,545	79,186
Accumulated deficit	(7,916,778)	(2,303,859)
Total Stockholders' Deficit	(4,876,431)	(2,216,230)
Total Liabilities and Stockholders' Deficit	$1,357,680	$310,166

The accompanying notes are an integral part of these consolidated financial statements.

F-24

THE GRILLED CHEESE TRUCK, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2013	2012

Revenue:
Food truck sales	$1,484,802	$953,682
Catering and special events	424,116	354,813
Licensed truck	120,414	-
Total revenue	2,029,332	1,308,495

Cost of Sales:
Food and beverage	659,683	358,213
Food truck expenses	1,004,571	457,488
Commissary and kitchen expenses	468,805	194,216
Merchandise	-	2,387

Total cost of sales	2,133,059	1,012,304

Gross (Loss) Profit:	(103,727)	296,191

Operating Expenses:
General and administrative	2,532,334	994,644
Selling costs	293,648	121,099
Consulting expense - related parties	1,652,087	146,762
Depreciation	12,120	7,375
Amortization of intangible assets	4,035	-
Impairment of vehicles	142,309	-
Impairment of intangible assets	134,909	-
Total operating expenses	4,771,442	1,269,880

Loss From Operations:	(4,875,169)	(973,689)

Other Expenses:
Interest expense	335,486	47,530
Interest expense - related party	1,521	458
Interest income	(2,784)	-
Amortization of debt discount	321,568	167,109
Amortization of deferred finance costs	88,638	2,326
Amortization of restricted shares	8,000	-
Gain on settlement of debt	(14,679)	-
Loss on sale of fixed asset	-	1,440
Loss before provision for income tax	(5,612,919)	(1,192,552)

Provision for income tax (benefit) expense	-	(100)
Net loss	$(5,612,919)	$(1,192,452)

Loss per share - basic and diluted	$(0.55)	$(0.14)

Weighted average shares outstanding - basic and diluted	10,176,514	8,442,500

The accompanying notes are an integral part of these consolidated financial statements.

F-25

THE GRILLED CHEESE TRUCK, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

	Preferred Stock		Common Stock		Additional Paid In	Accumulated	Total Stockholders'
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Deficit

Balance December 31, 2011	-	$-	200	$3,000	$17,966	$(959)	$20,007

Recapitalization of Grilled Cheese Truck	-	-	8,442,300	5,443	(17,966)	(1,110,448)	(1,122,971)
Beneficial conversion features on warrants issued concurrent with notes	-	-	-	-	79,186	-	79,186
Net loss	-	-	-	-	-	(1,192,452)	(1,192,452)
Balance December 31, 2012	-	-	8,442,500	8,443	79,186	(2,303,859)	(2,216,230)

Beneficial conversion feature of warrants issued concurrent with notes	-	-	-	-	89,743	-	89,743
Fair value of warrants for services	-	-	-	-	422,296	-	422,296
Fair value of options to employee	-	-	-	-	82,394	-	82,394
Shares issued in connection with asset purchase agreement	-	-	500,000	500	499,500	-	500,000
Fair value of warrants in connection with asset purchase agreement	-	-	-		128,993	-	128,993
Shares issued for services	-	-	25,000	25	24,975	-	25,000
Shares issued in connection with consulting agreements	-	-	766,000	766	742,734	-	743,500
Shares issued in connection with conversion of accounts payable	-	-	56,571	57	56,514	-	56,571
Shares issued in connection with conversion of convertible notes payable	-	-	1,896,833	1,897	663,148	-	665,045
Shares issued in connection with conversion of interest	-	-	2,353	2	1,174	-	1,176
Shares issued in connection with issuance of convertible notes payable	-	-	8,000	8	7,992	-	8,000
Shares issued in connection with subscription agreement	-	-	104,000	104	129,896	-	130,000
Beneficial conversion feature recognized in connection with issuance of convertible notes payable	-	-	-	-	100,000	-	100,000
Net loss	-	-	-	-	-	(5,612,919)	(5,612,919)
Balance December 31, 2013	-	$-	11,801,257	$11,802	$3,028,545	$(7,916,778)	$(4,876,431)

The accompanying notes are an integral part of these consolidated financial statements.

F-26

THE GRILLED CHEESE TRUCK, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2013	2012

Cash Flow From Operating Activities:
Net loss	$(5,612,919)	$(1,192,452)
Reconciliation of net loss to net cash used in operating activities:
Depreciation	12,120	7,375
Amortization of debt discount	321,568	167,109
Amortization of restricted shares	8,000
Amortization of deferred financing costs	88,638	2,326
Amortization of intangible assets	4,035	-
Common stock issued for services	768,500	-
Common stock issued for conversion of interest	1,176	-
Fair value of options issued to employee	82,394	-
Fair value of warrants issued for services	422,296	-
Impairment of intangible asset	134,909	-
Impairment of fixed assets	142,309	-
Gain on settlement of debt	(14,679)	-
Bad debt expense	-	4,465
Loss on sale of property and equipment	-	1,440
Changes in operating assets and liabilities:
Accounts receivable	(12,528)	(5,346)
Notes receivable	(226,828)	-
Prepaid expenses and other current assets	5,289	(18,914)
Deferred financing costs	(179,350)	(147,684)
Other assets	(66,895)	(6,900)
Accounts payable	653,772	146,627
Accounts payable, related party	458,773	(58,588)
Accrued compensation	124,500	(43,445)
Accrued interest	324,980	40,518
Accrued interest, related party	1,044	383
Customer deposits	-	1,809
Deferred revenue	(3,341)	-
Net cash used in operating activities	(2,562,237)	(1,101,277)

Cash Flows From Investing Activities:
Proceeds from deferred sales of intangible assets	450,000	-
Proceeds from sale of property and equipment	-	1,199
Purchases of property and equipment	(52,506)	(14,395)
Net cash provided by (used in) investing activities	397,494	(13,196)

Cash Flows From Financing Activities:
Proceeds from long term convertible notes	1,870,000	1,650,000
Proceeds from promissory notes	44,000	12,500
Repayment of notes payable to shareholder	(28,626)	(40,700)
Repayment of note payable	(12,506)	(9,576)
Proceeds from notes payable	-	12,506
Payment to minority shareholder	-	(500,000)
Advance from shareholders	26,200	-
Proceeds from convertible notes payable	100,000	-
Proceeds from common stock pursuant to subscription agreement	130,000	-
Net cash provided by financing activities	2,129,068	1,124,730
Net (decrease) increase in cash	(35,675)	10,257

Cash at beginning of year	78,034	67,777
Cash at end of year	$42,359	$78,034

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$5,436	$5,905
Income taxes	$-	$-
Non-cash investing and financing activity:
Recapitalization of The Grilled Cheese Truck, Inc.	$-	$1,122,971
Common stock issued as a result of convertible debt conversion	$612,500	$-
Beneficial conversion feature on warrants issued concurrent with notes	$89,743	$79,186
Common stock issued in lieu of accrued interest	$52,545	$-
Common stock issued in connection with asset purchase agreement	$500,000	$-
Warrants issued in connection with asset purchase agreement	$128,993	$-
Assets purchased in connection with asset purchase agreement	$682,383	$-
Liabilities assumed in connection with asset purchase agreement	$53,390	$-
Common stock issued for payment of accounts payable	$56,571	$-
Due from licensee	$250,000	$-
Reclassification of property and equipment to vehicles held for sale	$77,390	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-27

THE GRILLED CHEESE TRUCK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

1.	Nature of Business

TRIG Acquisition 1, Inc. (the “Company”) was incorporated in the State of Nevada on December 31, 2009 as GSP-1, Inc. The Company was formed as a vehicle to pursue a business combination. On July 6, 2011, the Company filed a Certificate of Amendment to its Articles of Incorporation to change its name from “GSP-1, Inc.” to “TRIG Acquisition 1, Inc.”

On October 18, 2012, the Company entered into a share exchange agreement (the “Exchange Agreement”) by and among (i) the Company, (ii) Grilled Cheese, Inc., a California corporation, (“Grilled Cheese”), (iii) GCT, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“GCT Sub”); (iv) David Danhi, the majority shareholder of Grilled Cheese (“Majority Shareholder”) and (v) Michelle Grant, the minority shareholder of Grilled Cheese (“Minority Shareholder”, together with the Majority Shareholder, the “Grilled Cheese Shareholders”). Pursuant to the terms of the Exchange Agreement: (1) the Majority Shareholder transferred to GCT Sub all of the shares of Grilled Cheese held by such shareholder in exchange for the issuance of 4,275,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”); and (2) the Minority Shareholder transferred all of the shares of Grilled Cheese held by the Minority Shareholder in exchange for $500,000 and 845,000 shares of Common Stock (the “Share Exchange Transaction”).

The Share Exchange Transaction has been accounted for as a reverse acquisition of the Company, by Grilled Cheese but in substance as a capital transaction, rather than a business combination since the Company had nominal operations and assets prior to and as of the closing of the Share Exchange Transaction. The former stockholders of Grilled Cheese represent a significant constituency of the Company’s voting power immediately following the Share Exchange Transaction and Grilled Cheese’s management has assumed operational, financial and governance control. The transaction is deemed a reverse recapitalization and the accounting is similar to that resulting from a reverse acquisition. For accounting purposes Grilled Cheese is treated as the surviving entity and accounting acquirer in accordance with ASC 805, Business Combinations although the Company was the legal acquirer. Accordingly, the Company’s historical financial statements are those of Grilled Cheese. The accumulated losses of Grilled Cheese were carried forward after the completion of the Share Exchange Transaction.

All reference to Common Stock and per share amounts have been restated to effect the Share Exchange Transaction which occurred on October 18, 2012.

On February 19, 2013, following the Share Exchange Transaction, the Company changed its corporate name from “TRIG Acquisition 1, Inc.” to “The Grilled Cheese Truck, Inc.”

The Company is a food truck operation that sells various types of gourmet grilled cheese and other comfort foods in the Southern California and Phoenix, Arizona areas. The Company’s food trucks currently make multiple stops per week at prearranged locations. The food preparation occurs at a commissary which supports streamlined operations within the truck by limiting assembly and grilling, allowing the truck to achieve maximum revenues per hour by delivering melts, tots, soups and sides efficiently to customers. The Company’s business model includes the use of social media and location booking to attract customers to the truck’s various locations.

2.	Going Concern and Basis of Presentation

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business. The business will require significant amounts of capital to sustain operations and make the investments it needs to execute its longer term business plan. The Company has cash of $42,359 and negative net working capital of $2,192,022 at December 31, 2013. The Company’s cash and working capital amounts were derived from the proceeds of financing transactions in which it raised proceeds of $1,650,000 in 2012 and $2,144,000 in 2013 through the issuance of notes, convertible notes and common stock purchase warrants. The Company’s net loss for the year ended December 31, 2013 was $5,612,919 and the deficit accumulated by the Company amounts to $7,916,778 as of December 31, 2013. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

F-28

In order to continue as a going concern and achieve a profitable level of operations, the Company will need, among other things, additional capital resources.  Management’s plan to continue as a going concern includes raising capital through increased sales and conducting additional financings through debt and equity transactions. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. The ability of the Company to continue as a going concern is dependent upon the management’s ability to successfully implement the plans described above, including securing additional sources of financing and attain profitable operations.   Management also cannot provide any assurance that unforeseen circumstances that could occur at anytime within the next twelve months or thereafter will not increase the need for the Company to raise additional capital on an immediate basis. The Company is actively targeting sources of additional financing through debt and equity transactions and other transactions as described in Note 18. There can be no assurance that we will be able to continue to raise funds in which case the Company may be unable to meet its obligations.

3.	Summary of Significant Accounting Policies

a.	Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant inter-company transactions are eliminated.

b.	Basis of Accounting

These consolidated financial statements have been prepared using the basis of accounting generally accepted in the United States of America for annual financial statements and with Form 10-K and article 8 of the Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Under this basis of accounting, revenues are recorded as earned and expenses are recorded at the time liabilities are incurred.

c.	Cash and Cash Equivalents

Cash primarily consists of cash on hand and bank deposits. The Company currently has no cash equivalents which would consist of money market accounts and other highly liquid investments with an original maturity of three months or less when purchased.

d.	Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

e.	Property and Equipment

Property and equipment are stated at cost. Depreciation is computed on the straight-line method. The depreciation and amortization methods are designed to amortize the cost of the assets over their estimated useful lives, in years, of the respective assets as follows:

F-29

Computers	4 Years
Vehicles	4 Years
Office Equipment	7 Years
Food Service Equipment	7 Years
Furniture and Fixtures	7 Years
Leasehold Improvements	7 Years

Amortization of leasehold improvements is computed using the straight-line method over the shorter of the life of the lease or the estimated useful life of the assets. Maintenance and repairs are charged to expense as incurred. Improvements of a major nature are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any gains or losses are reflected in income.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was an impairment at December 31, 2013 and 2012 of $130,899 and $0, respectively.

f.	Accounts Receivable

Accounts receivable are generally unsecured. The majority of the Company's sales are in cash from truck stop sales. Receivables relate to catering and special event sales. The Company establishes an allowance for doubtful accounts receivable based on the age of outstanding invoices and management's evaluation of collectability. Accounts are written off after all reasonable collection efforts have been exhausted and management concludes that likelihood of collection is remote. Any future recoveries are applied against the allowance for doubtful accounts.

g.	Revenue Recognition

The Company's revenue is derived from three sources. The primary source is from truck stop sales and lesser portions are from catering and event services and licensed truck sales. Truck stop sales are primarily received in cash and revenue for these sales, net of sales tax, is reported at that time.

For catering and special event services, customers must sign and deliver the Company's standard catering agreement with a minimum payment of 50% of the agreed upon price of the event. The remaining balance is due by credit card payment within 2 days of the event or cash on the day of the event. The initial 50% deposit is fully refundable until 14 days prior to the event, between 4 and 13 days prior to the event, the deposit is non-refundable and if the customer cancels within 3 days of the event, 100% of the agreed-upon price of the event is due. Revenue is recognized, net of sales tax, at the time services are provided.

For licensed truck sales, revenue is based on 6% of gross revenue from truck stop sales collected by the licensee. Revenue is recognized at the end of each month when the licensee is invoiced and the revenue is booked as a receivable.

h.	Advertising Costs

Advertising costs, which are included in general and administrative expenses in the accompanying Statements of Operations, are expensed when incurred. These costs consist primarily of printing for signs, menus, and promotional items. Also included are costs of web based advertising. Total advertising expenses for the year ended December 31, 2013 and 2012 were $111,987 and $54,492, respectively.

F-30

i.	Earnings (loss) per common share

The Company utilizes the guidance per FASB Codification “ASC 260 "Earnings per Share". Basic earnings per share are calculated by dividing income available to stockholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share are computed using the weighted average number of common shares and dilutive common share equivalents outstanding during the period. Dilutive common share equivalents consist of shares issuable upon the conversion of convertible notes and the exercise of stock options and warrants (calculated using the modified-treasury stock method). Such securities, shown below, presented on a common share equivalent basis and outstanding as of December 31, 2013 and 2012 have been excluded from the per share computations:

	As of
	December 31,
	2013	2012
Convertible notes issued (Post-Reverse Merger)	3,520,000	1,650,000
Convertible notes issued (Pre-Reverse Merger)	-	1,537,515
Options issued to employee	1,000,000	-
Warrants for services	2,752,000	1,900,000
Warrants issued in connection with asset purchase	250,000	-
Warrants issued in connection with convertible debt	1,760,000	825,000
Warrants issued in connection with subscription agreements	104,000	-
	9,386,000	5,912,515

j.	Income Taxes

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-25”). Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Penalties and interest on underpayment of income taxes are reflected in the Company’s effective tax rate.

k.	Sales Taxes

The Company's revenues in the statements of income are net of sales taxes.

l.	Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted FASB ASC 820-Fair Value Measurements and Disclosures, or ASC 820, for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

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Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company did not have any Level 2 or Level 3 assets or liabilities as of December 31, 2013, with the exception of its convertible notes payable. The carrying amounts of these liabilities at December 31, 2013 approximate their respective fair value based on the Company’s incremental borrowing rate.

Cash is considered to be highly liquid and easily tradable as of December 31, 2013 and therefore classified as Level 1 within our fair value hierarchy.

In addition, FASB ASC 825-10-25 Fair Value Option, or ASC 825-10-25, was effective for January 1, 2008. ASC 825-10-25 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. The Company did not elect the fair value options for any of its qualifying financial instruments.

m.	Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities”.

Professional standards generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.  Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of “Conventional Convertible Debt Instrument”.

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying Common Stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying Common Stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

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ASC 815-40 provides that, among other things, generally, if an event is not within the entity’s control could or require net cash settlement, then the contract shall be classified as an asset or a liability.

n.	Deferred Financing Costs

Costs incurred with obtaining and executing debt arrangements are capitalized and amortized over the term of the related debt.

o.	Impairment of Long-Lived Assets

In accordance with ASC 360 “Property, Plant, and Equipment”, we periodically review our long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable.  We recognize an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset.  The amount of impairment is measured as the difference between the estimated fair value and the book value of the underlying asset. An impairment was necessary as of December 31, 2013. The Company fully impaired certain intellectual property comprised of trademarks, patents, domain names, technology rights, inventions etc. valued at $134,909 which was purchased on August 8, 2013 related to an asset purchase agreement. The impairment was recorded as impairment of intangible assets in the Company’s accompanying consolidated statement of operations for the year ended December 2013. Since purchasing the intangible assets, the Company has not realized any benefit and management could not ascertain that the fair value of the intangibles would exceed their carrying value at December 31, 2013 and whether the intangible assets would generate positive cash flows for the foreseeable future. The Level of the fair value hierarchy used by management was Level 3. The intangible assets were remeasured on a non-recurring basis at December 31, 2013. The Company’s executive management undertook to perform the analysis of the valuation of the intangible assets. The highest and best use of the intangible assets does not differ from their current or intended use.

In addition, the Company purchased vehicles related to the asset purchase agreement dated August 8, 2013. The Company hired an appraiser to assess the value of the vehicles. The appraiser determined the value of the vehicles and the Company recorded an impairment of $142,309.

p.	Intangible Asset

In connection with the asset purchase agreement dated August 8, 2013 (see Note 17), the Company identified and recognized an intangible asset of $134,909 representing intellectual property comprised of trademarks, patents, domain names, technology rights, inventions etc. The Company fully impaired the intangible asset (see Note 3 o. - Impairment of Long-Lived Assets)

q.	Stock-Based Compensation

The Company adopted the provisions of ASC 718. We estimate the fair value of stock options using a binomial model, consistent with the provisions of ASC 718 and SEC Staff Accounting Bulletin No. 107,  Share-Based Payment . Option-pricing models require the input of highly subjective assumptions, including the price volatility of the underlying stock. We determined that the use of implied volatility is expected to be more reflective of market conditions and, therefore, could reasonably be expected to be a better indicator of our expected volatility than historical volatility. The expected term assumption used in calculating the estimated fair value of our stock-based compensation awards using the binomial model is based on detailed historical data about employees' exercise behavior, vesting schedules, and death and disability probabilities. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. We estimate the forfeiture rate based on historical experience of our stock-based awards that are granted, exercised and cancelled. We believe the resulting binomial calculation provides a more refined estimate of the fair value of our employee stock options. For our employee stock purchase plan, we decided to continue to use the Black-Scholes model to calculate the estimated fair value.

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r.	Reclassifications

Certain reclassifications have been made to conform the prior period data to the current presentations. These reclassifications had no effect on the reported results.

s.	Recently Issued Accounting Standards

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flows.

4.	Note Receivable

On March 18, 2013, the Company received from licensee a promissory note relating to the licensee’s business expansion. The note will accrue interest at 3.25% and is due on demand. In total, the Company had note receivable from the affiliate $226,828 as of December 31, 2013 and the Company has recorded interest income of $2,772 during the year ended December 31, 2013 which has been recorded in other assets.

5.	Due from Licensee

On September 27, 2013, the Company issued a licensee a promissory note relating to a one time license fee in the amount of $250,000. The note shall be payable on September 28, 2016 and shall accrue interest at 3% per annum.

6.	Property and Equipment and Vehicles Held for Sale

Property and equipment consists of the following:

	December 31,	December 31,
	2013	2012

POS systems	$21,358	$17,209
Food service equipment	41,691	19,671
Truck equipment	5,346	-
Vehicles	567,384	3,500
Leasehold improvements	10,703	10,703
Computers	2,334	1,789
Furniture and fixtures	3,064	3,064
Total	651,880	55,936
Impairment of vehicles	(142,309)	-
Accumulated depreciation	(26,963)	(14,843)
Total property and equipment and vehicles held for sale	482,608	41,093
Reclassed vehicles to vehicles held for sale	(77,390)	-
Total property and equipment	$405,218	$41,093

Depreciation expense for the year ended December 31, 2013 and 2012 was $12,120 and $7,375, respectively. On August 8, 2013, the Company entered into an Asset Purchase Agreement. As part of the Asset Purchase Agreement, the Company purchased $543,439 worth of equipment and vehicles (see Note 17). The Company had an appraisal performed on the vehicles and recorded an impairment of $142,309, which is recorded as impairment of vehicles in the Company’s accompanying consolidated statement of operations for the year ended December 2013. (see Note 3 o. - Impairment of Long-Lived Assets). During the year ended December 31, 2012, the Company sold a vehicle worth $2,640 net of accumulated depreciation of $960 and for cash of $1,199 and recorded a loss on sale of the vehicle of $1,440.

As part of the audit process of its 2013 financial statements, and considering certain of the vehicles the Company had acquired pursuant to the Asset Purchase Agreement were either for sale or were idle, the Company tried to determine whether such vehicles’ fair value was lower than their carrying value. The Company used the services of a qualified appraiser to determine the fair value of such vehicles. The level of the fair value hierarchy used by the appraiser was categorized as Level 3. While the appraisal considered the market value of comparable vehicles sold within the markets within the area the vehicles were located (market approach), the fair value was adjusted for certain customizations (e.g., kitchen equipment) which either increased or decreased its fair value. Additionally, the appraiser made allowances for the additional options a given vehicle has or its conditions.

The vehicles were remeasured on a non-recurring basis at December 31, 2013. The Company’s executive management undertook to hire the appraiser who would ultimately perform the valuation of the vehicles. The highest and best use of the vehicles does not differ from their current or intended use.

In January 2014, the Company sold two vehicles. Accordingly these vehicles have been classified as vehicles held for sale as of December 31, 2013.

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7.	Convertible Notes

a.	Pre-Reverse Merger Convertible Debt

At December 31, 2013 and 2012 pre-reverse merger convertible debentures consisted of the following:

	December 31,	December 31,
	2013	2012

Convertible notes payable	$-	$512,500
Unamortized debt discount	-	(172,921)
Total	$-	$339,579

Prior to reverse merger and closing of the private placement as discussed below, the Company entered into convertible loans with third party non-affiliates in which $312,500 was received in cash and 400,000 common shares were converted into convertible notes payable valued at $200,000. These loans were convertible at a rate of 33 1/3% of the private placement share price. As a result, the Company recorded $512,500 in debt discount related to the beneficial conversion feature. In connection with these debentures, the Company has recorded amortization expense amounting to $177,244 (pre reverse merger) and $335,256 (post reverse merger) with $0 net of discount balance remaining. During the year ended December 31, 2013 and 2012, the Company charged to operations amortization of debt discount of $172,921 and $339,579, respectively. In May 2013, the Company issued 1,696,833 shares of its Common Stock valued at $0.333 per share as a result of converting $512,500 of principal and $52,545 of interest of its pre reverse merger convertible note holders.

Interest expense recorded on the notes for the year ended December 31, 2013 and 2012 amounted to $32,040 and $15,717, respectively.

b.	Post-Reverse Merger Convertible Debt

At December 31, 2013 and December 31, 2012 post-reverse merger convertible debentures consisted of the following:

	December 31,	December 31,
	2013	2012

Convertible notes payable	$3,520,000	$1,650,000
Unamortized debt discount	(115,508)	(74,411)
Total	$3,404,492	$1,575,589

Private Placement Notes

On October 18, 2012, the Company completed an initial closing (the “Initial Closing”) of a “best efforts” private offering of up to $5,000,000 (the “2012 Private Placement Offering”) of Units (as defined below) with a group of accredited investors (the “Purchasers”) for total gross proceeds to us of $1,050,000. During November 2012 and December 2012, the Company raised additional proceeds of $600,000. During 2013, the Company raised additional proceeds of $1,225,000. On April 18, 2013, the Company completed the final closing of the 2012 Private Placement Offering. In the aggregate, the Company sold 115 Units, for aggregate gross proceeds of $2,875,000. Pursuant to a subscription agreement with the Purchasers (the “Subscription Agreement”), the Company issued to the Purchasers units consisting of (i) 10% Convertible Senior Secured Notes (the “Private Placement Notes”) and (ii) warrants to purchase shares (the “Private Placement Warrants”) of our Common Stock at an exercise price of $2.00 per share. Each Unit consists of a Private Placement Note, in the principal face amount of $25,000, and Private Placement Warrants to purchase 12,500 shares of common stock (the “Units”).

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On June 21, 2013, the Company completed its final closing of a “best efforts” private offering of up to $2,000,000 (the “2013 Private Placement Offering”) of Private Placement Units (such Private Placement Units being identical to the Private Placement Units issued in the 2012 Private Placement Offering) with a group of accredited investors (the “2013 Private Placement Purchasers”) for total aggregate gross proceeds of $645,000. Pursuant to a subscription agreement with the 2013 Private Placement Purchasers (the “2013 Private Placement Subscription Agreement”), the Company issued to the 2013 Private Placement Purchasers units consisting of (i) 10% Convertible Senior Secured Notes (these notes mirror the Private Placement Notes) and (ii) warrants (these warrants mirror the Private Placement Warrants) to purchase shares of Common Stock at an exercise price of $2.00 per share. The Private Placement Units each consisted of a Private Placement Note, in the principal face amount of $25,000, and Private Placement Warrants to purchase 12,500 shares of common stock.

The Private Placement Notes accrue interest at a rate of 10% on the aggregate principal amount, payable on the third anniversary of the issue date (the “Maturity Date”) if not converted prior to the Maturity Date. The Private Placement Notes are subject to (i) an optional conversion into shares of the Company’s Common Stock at the note holder’s election following the date upon which the Company’s Registration Statement (as defined in the 2012 Private Placement Offering documents) is declared effective with the SEC or (ii) a mandatory conversion thirty-six (36) months from the date of issuance. The shares of Common Stock issuable upon conversion of the Private Placement Notes shall equal: (i) the principal amount of the Private Placement Note and the accrued interest thereon (assuming the Company elects to pay the interest in shares of Common Stock) divided by (ii) $1.00.

Warrants

The Private Placement Warrants are exercisable for an aggregate of 1,760,000 shares of the Company’s Common Stock as of December 31, 2013. The Private Placement Warrants are exercisable for a period of three years from the original issue date. The exercise price with respect to the Warrants is $2.00 per share.

The Company accounts for the warrant valuation in accordance with FASB ASC 470-20, Debt with Conversion and Other Options. The Company records the fair value of warrants issued in connection with those instruments. The discount recorded in connection with the warrant valuation is recognized as non-cash interest expense and is amortized over the term of the convertible note. The Company recorded to additional paid in capital and debt discount against notes $89,743 for the calculated fair value of the warrants, in conjunction with the notes issued for the year ended December 31, 2013. Amortization expense for the years ended December 31, 2013 and 2012 amounted to $48,646 and $4,774, respectively.

Convertible Notes Payable

In October 2013, the Company entered into an unsecured convertible promissory note totaling $100,000 bearing interest at 10% per annum. On December 31, 2013, the Company converted the $100,000 note to 200,000 shares and $1,176 of interest to 2,353 shares at a price of $0.50 per share.

The Company analyzed the convertible debts for a beneficial conversion feature under ASC 470-20 on the date of the notes and determined that a beneficial conversion feature exists. The intrinsic value of the beneficial conversion feature was determined to be $100,000 and was recorded as debt discount. During the year ended December 31, 2013, debt discount of $100,000 was amortized upon conversion.

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8.	Promissory Notes Payable

On September 21, 2012, September 24, 2012 and October 1, 2012, the Company entered into three secured promissory notes totaling $37,500 due on December 6, 2012 and bearing interest at 12% per annum. In March 2013, the note holders agreed to extend the maturity date of the notes to September 30, 2013. These notes were in default at December 31, 2013. At January 23, 2014, the Company reached settlements with the promissory note holders.

On December 27, 2013, the Company entered into an unsecured promissory note totaling $44,000 bearing interest at 10% per annum. In addition, upon issuance of the promissory note, the Company issued 8,000 shares of restricted common stock valued at $1 per share and the fair value of $8,000 was charged to statements of operations during the year ended December 31, 2013.

Promissory Notes Payable – Related Party

On September 12, 2012, the Company entered into a secured promissory note (the “Chord Note”) with Chord Advisors, LLC. The Chord Note totaled $12,500 was due on December 6, 2012 and bears interest at 12% per annum. In March 2013, Chord Advisors, LLC agreed to extend the maturity date of the note to December 31, 2013. The Company’s former Chief Financial Officer, David Horin, is the President of Chord Advisors, LLC. This note was in default at December 31, 2013. At January 23, 2014, the Company reached a settlement with the promissory note holder.

Interest expense recorded on above notes payables for the years ended December 31, 2013 and 2012 amounted to $5,678 and $1,533, respectively.

9.	Notes Payable

Notes payable at December 31, 2013 and 2012 consists of the following:

	December 31,	December 31,
	2013	2012

Notes payable	$65,896	$12,506
Less payments	(12,506)	-
Total	$53,390	$12,506

On August 8, 2013, the Company entered into an Asset Purchase Agreement. As part of the Asset Purchase Agreement, the Company assumed a liability totaling $53,390 for a finance arrangement relating to the purchase of a vehicle (see Note 17). In January 2014, the Company sold the vehicle to pay-off the above note. As of December 31, 2013, the Company reclassified the vehicles from property and equipment to vehicles held for sale.

10.	Warrants

The following table summarizes the changes in warrants outstanding and related prices for the shares of the Company’s Common Stock issued to shareholders at December 31, 2013:

Exercise Price	Number Outstanding	Warrants Outstanding Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise price	Number Exercisable	Warrants Exercisable Weighted Average Exercise Price
$1.00-2.50	4,866,000	2.88	$1.89	4,866,000	$1.89

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Transactions involving the Company’s warrant issuance are summarized as follows:

	Number of Shares	Weighted Average Price Per Share
Outstanding at December 31, 2011	-	$-
Issued – Pre Reverse Merger	1,900,000	2.00
Issued – Post Reverse Merger	825,000	2.00
Exercised	-	-
Expired	-	-
Outstanding at December 31, 2012	2,725,000	2.00
Issued	2,141,000	1.74
Exercised	-	-
Expired	-	-
Outstanding at December 31, 2013	4,866,000	$1.89

Warrants issued for services (pre-merger warrants):

On July 16, 2012, the Company issued warrants to purchase 1,800,000 shares of Common Stock at an exercise price of $2.00 per share or exercisable on a cashless basis. The holder of warrants may opt, at its sole discretion, for a cashless exercise of all or part of the warrants if the market price of the Company’s common stock is less than the exercise price or $2.00. The warrants expire five years from the date of grant.

On September 1, 2012, the Company issued warrants to purchase 100,000 shares of Common Stock at an exercise price of $2.00 per share. The warrants expire three years from the date of grant.

Warrants issued concurrent with convertible notes (post-merger warrants):

On October 18, 2012, the Company issued warrants to purchase 525,000 shares of Common Stock at an exercise price of $2.00 per share. The warrants expire three years from the date of issuance. The Company valued the warrants at $50,391 using the Black-Scholes option pricing model and amortizes it over the term of the note.

On November 8, 2012, the Company issued warrants to purchase 275,000 shares of Common Stock at an exercise price of $2.00 per share. The warrants expire three years from the date of issuance. The Company valued the warrants at $26,395 using the Black-Scholes option pricing model and amortizes it over the term of the note.

On December 19, 2012, the Company issued warrants to purchase 25,000 shares of Common Stock at an exercise price of $2.00 per share. The warrants expire three years from the date of issuance. The Company valued the warrants at $2,400 using the Black-Scholes option pricing model and amortizes it over the term of the note.

On January 10, 2013, the Company issued warrants to purchase 37,500 shares of Common Stock at an exercise price of $2.00 per share. The warrants expire three years from the date of issuance. The Company valued the warrants at $3,598 using the Black-Scholes option pricing model and amortizes it over the term of the note.

On January 15, 2013, the Company issued warrants to purchase 25,000 shares of Common Stock at an exercise price of $2.00 per share. The warrants expire three years from the date of issuance. The Company valued the warrants at $2,401 using the Black-Scholes option pricing model and amortizes it over the term of the note.

On January 28, 2013, the Company issued warrants to purchase 62,500 shares of Common Stock at an exercise price of $2.00 per share. The warrants expire three years from the date of issuance. The Company valued the warrants at $5,999 using the Black-Scholes option pricing model and amortizes it over the term of the note.

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On February 15, 2013, the Company issued warrants to purchase 18,750 shares of Common Stock at an exercise price of $2.00 per share. The warrants expire three years from the date of issuance. The Company valued the warrants at $1,798 using the Black-Scholes option pricing model and amortizes it over the term of the note.

On March 4, 2013, the Company issued warrants to purchase 18,750 shares of Common Stock at an exercise price of $2.00 per share. The warrants expire three years from the date of issuance. The Company valued the warrants at $1,799 using the Black-Scholes option pricing model and amortizes it over the term of the note.

On March 22, 2013, the Company issued warrants to purchase 18,750 shares of Common Stock at an exercise price of $2.00 per share. The warrants expire three years from the date of issuance. The Company valued the warrants at $1,800 using the Black-Scholes option pricing model and amortizes it over the term of the note.

On March 28, 2013, the Company issued warrants to purchase 6,250 shares of Common Stock at an exercise price of $2.00 per share. The warrants expire three years from the date of issuance. The Company valued the warrants at $600 using the Black-Scholes option pricing model and amortizes it over the term of the note.

On April 4, 2013, the Company issued warrants to purchase 50,000 shares of Common Stock at an exercise price of $2.00 per share. The warrants expire three years from the date of issuance. The Company valued the warrants at $4,799 using the Black-Scholes option pricing model and amortizes it over the term of the note.

On April 17, 2013, the Company issued warrants to purchase 125,000 shares of Common Stock at an exercise price of $2.00 per share. The warrants expire three years from the date of issuance. The Company valued the warrants at $11,998 using the Black-Scholes option pricing model and amortizes it over the term of the note.

On April 18, 2013, the Company issued warrants to purchase 250,000 shares of Common Stock at an exercise price of $2.00 per share. The warrants expire three years from the date of issuance. The Company valued the warrants at $23,996 using the Black-Scholes option pricing model and amortizes it over the term of the note.

On April 18, 2013, the Company issued warrants to purchase 287,500 shares of Common Stock to private placement agent at an exercise price of $2.40 per share. The warrants expire five years from the date of issuance. The Company valued the warrants at $133,277 using the Black-Scholes option pricing model and charged to operations fair value during the year ended December 31, 2013.

On June 21, 2013, the Company issued warrants to purchase 64,500 shares of Common Stock to private placement agent at an exercise price of $2.40 per share. The warrants expire five years from the date of issuance. The Company valued the warrants at $29,900 using the Black-Scholes option pricing model and charged to operations fair value during the year ended December 31, 2013.

On June 25, 2013, the Company issued warrants to purchase 322,500 shares of Common Stock at an exercise price of $2.00 per share. The warrants expire three years from the date of issuance. The Company valued the warrants at $30,955 using the Black-Scholes option pricing model and amortizes it over the term of the note.

On August 8, 2013, the Company entered into an Asset Purchase Agreement and issued the seller warrants to purchase 250,000 shares of Common Stock at an exercise price of $1.00 per share. The warrants expire three years from the date of issuance. The Company valued the warrants at $128,993 using the Black-Scholes option pricing model.

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On September 6, 2013, the Company issued warrants to purchase 500,000 shares of Common Stock at an exercise price of $1.00 per share. The warrants expire three years from the date of issuance. The Company valued the warrants at $259,119 using the Black-Scholes option pricing model.

The fair value of these warrants issued and the significant assumptions used to determine those fair values, using a Black-Scholes option-pricing model are as follows:

Significant assumptions:
Risk-free interest rate at grant date	0.60%-0.91%
Expected stock price volatility	80.00%
Expected dividend payout	—
Expected option life-years	(a )

(a)	All warrants issued expire in 3-5 years. The remaining life of the warrants is 2.88 years.

Subscription Agreement

On October 8, 2013, the Company commenced an offering of up to $5,000,000 representing 4,000,000 Units for $1.25 per unit. Each Unit consists of: (i) one share (the “Shares”) of Company common stock, par value $ 0.001 per share  (“Common Stock”) and (ii) a warrant (the “Warrants”) to purchase one share of Common Stock (the “Warrant Shares”). The Warrants may be exercised until October 31, 2016 at an exercise price of $2.50 per Warrant Share.

Through December 31, 2013, the Company issued 104,000 warrants in connection with such closings.

11.	Commitments and Contingencies

Operating Leases

On September 1, 2013 the Company leased a facility (“commissary kitchen”) in Los Angeles, California under a five year term totaling $345,132. Under the terms of the lease the Company paid a deposit of $10,620 which has been recorded in Other Assets. Rental expense for the commissary kitchen for the year ended December 31, 2013 totaled $31,860 and over the remaining term was as follows: $64,992 for 2014; $67,590 for 2015; $70,302 for 2016; $73,116 for 2017; and $37,272 for 2018.

On July 1, 2010 the Company leased a facility (“commissary kitchen”) in Los Angeles, California under an informal lease letter agreement directly with the Landlord. The rental terms of the lease are on a month to month basis.

On October 21, 2009 the Company executed a Vehicle and Maintenance Agreement with a Los Angeles based mobile food truck vendor. The agreement provides for rental of one or more mobile food trucks on a month to month basis after an initial six minimum month term per truck where rent is payable daily upon return of the truck to the vendor's service and parking facility.

Combined rental expense for kitchen facilities and food truck rental for the year ended December 31, 2013 and 2012 were $269,039 and $92,622, respectively.

Consulting Agreements

TRIG Capital Advisory Agreement

On July 16, 2012, the Company entered into an advisory agreement (the “TRIG Capital Advisory Agreement”) with TRIG Capital Group, LLC (“TRIG Capital”). The term of the agreement began on the effective date and continues until such agreement is terminated by the parties. Pursuant to the TRIG Capital Advisory Agreement, TRIG Capital provides us with domestic marketing services, management advice and support regarding operations, administrative services, finance and assist with business development as required by the Company. In addition, TRIG Capital assists management in establishing its franchising operations and assisting in the sale of these franchises. Under the TRIG Capital Advisory Agreement, TRIG Capital may engage third parties reasonably acceptable to the Company to assist in its efforts to satisfy the terms of the TRIG Capital Advisory Agreement, but TRIG Capital is liable for any such payments made to third parties engaged by TRIG Capital.

F-40

As compensation for such services, the Company granted TRIG Capital a warrant to purchase 1,800,000 shares of Common Stock (the “TRIG Warrant”). The TRIG Warrant is exercisable until July 16, 2017. The TRIG Warrant is exercisable at $2.00 or on a cashless basis if the market price of the Company’s common stock is less than the exercise price or $2.00. The 1,800,000 warrants were subsequently transferred to Mr. Cervantes, Mr. Goldstein and Mr. Lee, equally. In addition to the TRIG Warrant, since the consummation of the Share Exchange Transaction, the Company pays TRIG Capital a cash bonus of ten (10%) percent of the purchase price of any franchises that TRIG Capital may sell on behalf of the Company. This cash bonus will be extended to TRIG Capital for a period of five (5) years. Additionally, TRIG Capital receives a monthly fee of $7,000 on the last day of each month for a period of no less than 18 months.

Trilogy IR Agreement

On July 16, 2012, the Company entered into an investor relations agreement (the “Investor Relations Agreement”) with Trilogy Capital Partners, Inc. (“Trilogy”). The parties agreed to an eighteen (18) month contract, whereby Trilogy will provide the services to develop and implement a proactive financial communications program designed to increase the investor awareness of the Company in the investment community. In addition, Trilogy will assist in preparing and disseminating investor relations documents, materials, and our presentations, including press releases, online communications, and Company’s website.

The Company will pay Trilogy $10,000 per month for these services. In addition, the Company paid Trilogy $25,000 as an engagement fee. Additionally, the Company paid Trilogy $40,000 upon the consummation of the Initial Closing of the 2012 Private Placement Offering and paid an additional $40,000 at the final closing of the 2012 Private Placement Offering.

Grandview Capital Advisory Agreement

On July 16, 2012, the Company entered into an advisory agreement (the “Grandview Advisory Agreement”) with Grandview Capital Partners, Inc. (“Grandview”). Pursuant to the Grandview Advisory Agreement, Grandview will provide primarily assistance and advice in seeking out a potential additional merger or acquisition partners or targets.

The Company will pay Grandview $10,000 per month for a period of 18 months. In the event that the Company enters into any transaction involving a sale of our company or the sale of any substantial or material assets within 36 months of the date of the Grandview Advisory Agreement, Grandview will receive a fee between two (2%) and ten (10%) percent of the total transaction, depending on the transaction value, as defined in the Grandview Advisory Agreement. Additionally, the Company paid Grandview a cash success fee of $40,000 upon the consummation of the Initial Closing of the 2012 Private Placement Offering and paid an additional cash success fee of $40,000 at the final closing of the 2012 Private Placement Offering.

On September 6, 2013, the Company entered into a termination agreement (the “Termination Agreement”), whereby the company terminated the Grandview Advisory Agreement with Grandview. The Grandview Advisory Agreement was mutually terminated by the parties because Mr. Goldstein’s relationship with the Company changed. As provided in the Grandview Advisory Agreement and the Termination Agreement, the Company agreed that the provisions relating to the payment of fees (including but not limited to the tail fees specified in the Grandview Advisory Agreement relating to any entities or individuals Grandview introduced to the Company prior to the execution of the Termination Agreement), reimbursement of expenses, indemnification and contribution, independent contractor, conflicts, confidentiality and waiver of the right to trial by jury survive such termination. Peter Goldstein, the recently appointed President, interim Chief Financial Officer, Secretary and Director of the Company, is the founder, chairman, chief executive officer and registered principal of Grandview. Mr. Goldstein was also the Company’s founder and served as President and Director of the Company from December 31, 2009 to April 12, 2012. Mr. Goldstein did not hold any officer or director positions with the Company when the Grandview Advisory Agreement was consummated and through the Company’s 2013 Private Placement Offering.

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Clark Group Agreement

On August 15, 2012, the Company entered into an agreement (the “Clark Group Agreement”) with Wesley K. Clark & Associates, LLC (the “Clark Group”). The agreement commenced (the “Commencement Date”) upon the completion of the Share Exchange Transaction and will continue for a period of two years.

Pursuant to the Clark Group Agreement, General Wesley K. Clark serves as Vice Chairman and Senior Veterans Advisor of the company. Prior to the Commencement Date, the Company paid the Clark Group a $10,000 monthly consultation fee. Following the Commencement Date, the Company paid the Clark Group $200,000 per year for a period of 24 months. The Company also executed a warrant agreement providing the Clark Group with the right to purchase up to 500,000 shares of the Company’s Common Stock (the “Clark Warrants”) at an exercise price of $1.00 per share. The Clark Warrants are exercisable on the following basis: (i) 100,000 Clark Warrants following the execution of the first 25 veteran franchise agreements; (ii) 100,000 Clark Warrants following the execution of the next 25 veteran franchise agreements; (iii) 100,000 Clark Warrants following the execution of the next 25 veteran franchise agreements; and (iv) 200,000 Clark Warrants following the execution of the next 25 veteran franchise agreements. General Clark will supervise the development and implementation of recruitment and “vetting” for prospective veteran franchisees.

On September 6, 2013, the agreement with the Clark Group was amended (the “Amended Clark Agreement”). Pursuant to the Amended Clark Agreement, the Clark Group will be paid $240,000 per year in cash in twelve equal installments, payable on the first day of each month in the amount of $20,000. In addition, the Company issued warrants to the Clark Group to purchase 500,000 shares of the Company’s common stock. The warrants have an exercise price of $1.00 and are exercisable for a period of three years from the date of the Amended Clark Agreement. The Amended Clark Agreement also includes new provisions to the performance bonus as follows: (1) in the event the Company’s revenue is in excess of $2,500,000 for any given three month period ending on or prior to July 30, 2014, then the Clark Group is entitled to a cash bonus of $100,000; (2) in the event the Company’s revenue is in excess of $6,250,000 for any given three month period ending on or prior to December 31, 2015, then the Clark Group is entitled to a cash bonus of $150,000; (3) in the event the Company’s revenue is in excess of $12,500,000 for any given three month period ending on or prior to June 30, 2016, then the Clark Group is entitled to a cash bonus of $500,000. The Amended Clark Agreement also includes additional warrant consideration. In the event that the Company’s Common Stock is listed for quotation and begins trading, and within 18 months of the initial trading date the Company’s Common Stock exceeds $5.00 per share for a period of 20 consecutive trading days, the Company will issue the Clark Group warrants to purchase 700,000 shares of the Company’s Common Stock. The warrants will have an exercise price of $2.00, contain cashless exercise provisions, and be exercisable for a period of three years from the date of granting such warrants.

Employment Agreements

Robert Y. Lee

On July 16, 2012, the Company entered into an employment agreement (the “Lee Employment Agreement”) with Robert Y. Lee to serve as the Executive Chairman of the Company.  The agreement stipulated that Mr. Lee would work no fewer than twenty (20) hours per week.  In addition, the parties agreed that Mr. Lee would not engage or participate in any business that is in competition in any manner whatsoever with the business of the Company, or any business which the Company contemplates conducting or intends to conducts.

Pursuant to the terms of the Lee Employment Agreement, the Company paid Mr. Lee $120,000 annually. In addition, Mr. Lee received reimbursements for all reasonable expenses which he incurred during the course of performance under the Lee Employment Agreement. In addition to his annual compensation, the Company paid Mr. Lee a signing bonus of $80,000, of which $40,000 has already been paid. As of September 30, 2013, the Company was unable to pay the remaining bonus of $40,000. The term of the Lee Employment Agreement was for eighteen months.

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On September 6, 2013, the Lee Employment Agreement was amended (the “Amended Lee Agreement”). Pursuant to the Amended Lee Agreement, Mr. Lee will be paid $240,000 per year payable in semi-monthly installments on the fifteenth and last day of each month. In addition, Mr. Lee will receive reimbursements from the Company for reasonable out-of-pocket costs and expenses which Mr. Lee incurs in connection with the performance of his duties and obligations under the Amended Lee Agreement in a manner consistent with the Company’s practices and policies. Mr. Lee shall be entitled to reimbursements each month as follows: (A) $1,800, for health insurance, (B) $1,500 life insurance and (C) $2,000 automotive allowance. Mr. Lee will also be entitled to a one-time payment of a non-accountable expense advance of $20,000. The Amended Lee Agreement also includes a performance bonus as follows: (1) in the event the Company’s revenue is in excess of $2,500,000 for any given three month period ending on or prior to July 30, 2014, then Mr. Lee is entitled to a cash bonus of $100,000; (2) in the event the Company’s revenue is in excess of $6,250,000 for any given three month period ending on or prior to December 31, 2015, then Mr. Lee is entitled to a cash bonus of $150,000; (3) in the event the Company’s revenue is in excess of $12,500,000 for any given three month period ending on or prior to June 30, 2016, then Mr. Lee is entitled to a cash bonus of $500,000. The Amended Lee Agreement also includes additional warrant consideration. In the event that the Company’s Common Stock is listed for quotation and begins trading, and within 18 months of the initial trading date the Company’s Common Stock exceeds $5.00 per share for a period of 20 consecutive trading days, the Company will issue Mr. Lee warrants to purchase 700,000 shares of the Company’s Common Stock. The warrants will have an exercise price of $2.00, contain cashless exercise provisions, and be exercisable for a period of three years from the date of granting such warrants.

Mr. Lee will also receive the following additional consideration: (i) the Company will pay Mr. Lee, on a case-by-case basis and on terms and compensation to be negotiated separately from the Amended Lee Agreement and evidenced in a separate agreement, for Mr. Lee’s role with respect to any business development or any management support activities (as such activities are defined in the Amended Lee Agreement) as may be requested or desired by the Company (ii) for any business development whereby Mr. Lee introduces a prospect to the Company that enters into a licensing agreement with the Company, the Company agrees to pay Lee compensation equal to 5%, per annum, of the license fee on a transaction for the entire term of such licensing agreement and (iii) in the event the Company completes a private placement offering pursuant to the new Jumpstart Our Business Startups Act (“Jobs Act”) to which the Company raises a minimum of $5,000,000 in net proceeds, then Mr. Lee shall receive a cash payment of $100,000.

Peter Goldstein

On September 6, 2013, the Company entered into an employment agreement with Peter Goldstein (the “Goldstein Employment Agreement”). Pursuant to the Goldstein Employment Agreement, Mr. Goldstein will serve as Director, President, Interim Chief Financial Officer and Secretary of the Company. Mr. Goldstein will be paid $180,000 per year and payable in semi-monthly installments on the fifteenth and last day of each month. In addition, Mr. Goldstein will receive reimbursements from the Company for reasonable out-of-pocket costs and expenses which he incurs in connection with the performance of his duties and obligations under the Goldstein Employment Agreement in a manner consistent with the Company’s practices and policies. Mr. Goldstein is entitled to reimbursement each month as follows: (A) $3,300 for insurance and (B) $2,000 automotive allowance. Mr. Goldstein will also be entitled to a one-time payment of a non-accountable expense advance of $15,000.

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The Goldstein Employment Agreement also includes a performance bonus as follows: (1) in the event the Company’s revenue is in excess of $2,500,000 for any given three month period ending on or prior to July 30, 2014, then Mr. Goldstein is entitled to a cash bonus of $100,000; (2) in the event the Company’s revenue is in excess of $6,250,000 for any given three month period ending on or prior to December 31, 2015, then Mr. Goldstein is entitled to a cash bonus of $150,000; (3) in the event the Company’s revenue is in excess of $12,500,000 for any given three month period ending on or prior to June 30, 2016, then Mr. Goldstein is entitled to a cash bonus of $500,000. The agreement also includes additional warrant consideration. In the event that the Company’s Common Stock is listed for quotation and begins trading, and within 18 months of the initial trading date the Company’s Common Stock exceeds $5.00 per share for a period of 20 consecutive trading days, the Company will issue Mr. Goldstein warrants to purchase 700,000 shares of the Company’s Common Stock. The warrants will have an exercise price of $2.00, contain cashless exercise provisions, and be exercisable for a period of three years from the date of granting such warrants. Mr. Goldstein will also receive the following additional consideration: (i) the Company shall pay Mr. Goldstein, on a case-by-case basis and on terms and compensation to be negotiated separately from the Goldstein Employment Agreement and evidenced in a separate agreement, for Mr. Goldstein’s role with respect to any business development or any management support activities (as such activities are defined in the Goldstein Employment Agreement) as may be requested or desired by the Company (ii) for any business development whereby Mr. Goldstein introduces a prospect to the Company that enters into a licensing agreement with the Company, the Company agrees to pay Mr. Goldstein compensation equal to 5%, per annum of the license fee on a transaction for the entire term of such licensing agreement and (iii) in the event the Company completes a private placement offering pursuant to the new Jobs Act to which the Company raises a minimum of $5,000,000 in net proceeds, then Mr. Goldstein will receive a cash payment of $100,000.

David Danhi

On October 18, 2012, the Company entered into an employment agreement (the “Danhi Employment Agreement”) with David Danhi. The agreement stipulates that Mr. Danhi will work no fewer than (40) hours per week. Pursuant to the terms of the Danhi Employment Agreement, the Company will pay Mr. Danhi $150,000 annually. In addition, Mr. Danhi will receive reimbursement for all reasonable expenses which Danhi incurs during the course of performance under the Danhi Employment Agreement. The term of the Danhi Employment Agreement is for three years. Mr. Danhi can terminate the Employment Agreement after four months with 30 days notice. The Company can terminate the Danhi Employment Agreement upon notice to Mr. Danhi.

Deepak Devaraj

In connection with the Asset Purchase Agreement, on August 8, 2013, the Company entered into an employment agreement (the “Devaraj Employment Agreement”) with Deepak Devaraj. Pursuant to the Devaraj Employment Agreement, Mr. Devaraj was appointed as Director of Business Development and appointed to the Board of Directors (the “Board”).  The term of employment is for a period of three (3) years, subject to an additional 3 year extension based upon the mutual agreement of the Company and Mr. Devaraj.  The Devaraj Employment Agreement stipulates that Mr. Devaraj devote substantially all of his time to the Company. Mr. Devaraj will be entitled to certain benefits, including reimbursement for certain expenses and vacation days. The Devaraj Employment Agreement may be terminated by the Company upon death, Mr. Devaraj’s inability to continue performing his duties under the agreement, a material breach of the provisions of the agreement or for cause (as such term is defined in the Devaraj Employment Agreement).

In consideration for entering into the Devaraj Employment Agreement, Mr. Devaraj will receive the following fully vested options to purchase shares of Common Stock: (i) 250,000 options with an exercise price of $2.00 per share (ii) 250,000 options with an exercise price of $3.00 per share (iii) 250,000 options with an exercise price of $4.00 per share, and (iv) 250,000 options with an exercise price of $5.00 per share. Each of the options are exercisable for a term of 10 years (see Note 13). Mr. Devaraj will not be entitled to a base salary, but will receive compensation, on a case-by-case basis and on terms to be negotiated separately from the Devaraj Employment Agreement and evidenced in a separate agreement, for Mr. Devaraj’s role with respect to any business development or any management support activities as may be requested or desired by the Company.  Further, in the event Mr. Devaraj introduces the Company to a prospective party that results in the Company entering into a licensing agreement or franchise agreement, Mr. Devaraj shall receive a (a) 5% commission on the first year of the license or franchise fee paid to the Company, (b) 4.5% commission on the second year of the license or franchise fee paid to the Company, (c) 4% commission on the third year of the license or franchise fee paid to the Company, (d) 3.5% commission on the fourth year of the license or franchise fee paid to the Company, (e) 3% commission on the fifth year of the license or franchise fee paid to the Company, and (f) 2.5% commission for the remainder of the term of the license or franchise agreement.

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Contingencies

The Company is subject to certain legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.

12.	Share Exchange

On October 18, 2012, the Company entered into the Exchange Agreement by and among (i) the Company, (ii) Grilled Cheese, (iii) GCT Sub; (iv) the Majority Shareholder and (v) the Minority Shareholder. Pursuant to the terms of the Exchange Agreement: (1) the Majority Shareholder transferred to GCT Sub all of the shares of Grilled Cheese held by such shareholder in exchange for the issuance of 4,275,000 shares of Common Stock; and (2) the Minority Shareholder transferred all of the shares of Grilled Cheese held by the Minority Shareholder in exchange for $500,000 and 845,000 shares of Common Stock.

The issuance of the Company’s Common Stock to the Majority Shareholder and Minority Shareholder as well as the payment of $500,000 to the Minority Shareholder was accounted for as a recapitalization rather than a business combination. The $500,000 cash payment was recorded as a reduction of additional paid-in-capital during the 4th quarter of 2012.

Grant Registration Rights Agreement

In conjunction with the Share Exchange Transaction, the Company and the Minority Shareholder entered into a registration rights agreement (“Grant Registration Rights Agreement”). Pursuant to the Grant Registration Rights Agreement, the Company will register the 845,000 shares issued to the Minority Shareholder in the Share Exchange Transaction on any registration statement that the Company files in conjunction with the Private Placement Offering. On November 19, 2012 Michele Grant sold and assigned her rights and interest to the 845,000 shares issued pursuant to the Grant Registration Agreement, to a third party.

13.	Stockholders’ Deficit

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock consisting of 1,000,000 shares of Series A Convertible Preferred Stock $0.001 par value per share ("Series A Preferred Stock"), and 9,000,000 shares of blank check preferred stock, $0.001 par value per share.

All the outstanding Series A Preferred Stock at that time shall automatically be converted into shares of Common Stock upon the earlier of (i) one year from the date of initial issuance of any shares of the Series A Preferred Stock at a conversion rate equal to $0.50 per share of Common Stock or (ii) the effectiveness of a registration statement filed with the SEC covering the resale of Common Stock issued by the Company in its next PIPE transaction (the "PIPE").

As of December 31, 2013 and 2012, no preferred stock was issued and outstanding.

Common Stock

The Company is authorized to issue 100,000,000 shares of Common Stock.

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As noted earlier in note 1, the Company consummated the transactions contemplated by the Exchange Agreement that resulted in a reverse merger and a change in control of the Company. The 3,322,500 shares of the Company outstanding prior to the closing of the merger and issued an additional 5,120,000 shares issued in connection with the merger are treated as having been issued as of the merger date on October 18, 2012.

Prior to the closing of the Share Exchange Transaction, the Company had 3,322,500 shares of Common Stock issued and outstanding which were treated as having been issued as of the date of the Share Exchange Transaction.

In October 2012, in connection with the Share Exchange Transaction, the Company issued an aggregate of 5,120,000 shares of its Common Stock in exchange for existing shares of Grilled Cheese, which are treated as having been issued as of the date of the Share Exchange Transaction.

Pursuant to the final closing of the 2012 Private Placement Offering on April 18, 2013, 270,500 common shares were issued to a number of consultants based on the share price of $1.00 as established by the private offering. The Company also issued warrants to purchase up to an aggregate of 287,500 shares of Common Stock to the Placement Agents. The warrants have an exercise price of $2.40 per share and are exercisable for a term of five (5) years from the closing of the 2012 Private Placement Offering.

Pursuant to the final closing of the 2013 Private Placement Offering on June 21, 2013, the Company also issued warrants to purchase up to an aggregate of 64,500 shares of Common Stock to the Placement Agents. The warrants have an exercise price of $2.40 per share and are exercisable for a term of five (5) years from the closing of the 2013 Private Placement Offering.

In April 2013, the Company issued to a consultant 473,000 shares of Common Stock valued at $1.00 per share for services rendered.

In May 2013, the Company issued 1,696,834 shares of its Common Stock as a result of converting $512,500 of principal and $52,545 of interest of its pre reverse merger convertible note holders (see note 7).

In August 2013, the Company issued 500,000 shares issued at $1.00 per share in connection with the asset purchase agreement (see note 17).

In September 2013, the Company issued to two consultants a total of 47,500 shares of Common Stock valued at $1.00 per share for services rendered. In addition, the Company issued 56,571 shares of common stock valued at $1.00 per share in satisfaction of accounts payable totaling $56,571.

On October 8, 2013, the Company commenced an offering of up to $5,000,000 representing 4,000,000 Units for $1.25 per unit. Each Unit consists of: (i) one share (the “Shares”) of Company common stock, par value $ 0.001 per share  (“Common Stock”) and (ii) a warrant (the “Warrants”) to purchase one share of Common Stock (the “Warrant Shares”). The Warrants may be exercised until October 31, 2016 at an exercise price of $2.50 per Warrant Share.

Through December 31, 2013, the Company issued 104,000 shares of common stock in connection with such closings.

On December 31, 2013, the Company converted a $100,000 note to 200,000 shares and $1,176 of interest to 2,353 shares at a price of $0.50 per share.

On December 31, 2013, the Company issued 8,000 valued at $1.25 per share in connection with the issuance of a promissory note totaling $40,000.

As of December 31, 2013 and 2012, there were 11,801,257 and 8,442,500 shares of Common Stock issued and outstanding, respectively.

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Stock Compensation Plan

During September 2013, the Company adopted the 2013 Equity Plan ("2013 Plan"). An aggregate of 4,000,000 shares of our common stock are reserved for issuance under the 2013 Plan. The 2013 Plan may be administered, interpreted and constructed by the Board or a committee designated by the Board (the “Designee”). The 2013 Plan allows the Designee to grant stock options to employees, directors, senior management and consultants (under certain circumstances described in the 2013 Plan).

During the year ended December 31, 2013, the Company recorded share-based payment expenses amounting to $82,394, in connection with all options outstanding. The amortization of share-based payment was recorded in general and administrative expenses during 2013.

The Company granted 1,000,000 options in September 2013, as follows: (i) 250,000 options with an exercise price of $2.00 per share (ii) 250,000 options with an exercise price of $3.00 per share (iii) 250,000 options with an exercise price of $4.00 per share, and (iv) 250,000 options with an exercise price of $5.00 per share. Each of the options are exercisable for a term of 10 years. These were the only options granted during the year ended December 31, 2013.

The fair value of the options granted during the year ended December 31, 2013 are based on the Black Scholes Model using the following assumptions:

Exercise price:	$1.00

Market price at date of grant:	$1.00 (1)

Volatility:	80%

Expected dividend rate:	0

Expected terms (years):	10

Risk-free interest rate:	0.03%

(1) The Company used fair value of the Company’s common stock as the market price to value stock options which were granted. The fair value was determined based on valuation performed by Management, which took into consideration, where applicable, cash received , market participant inputs, estimated cash flows based on entity specific criteria, purchase multiples paid in other comparable third-party transactions, market conditions, liquidity, operating results and other qualitative and quantitative factors. The fair value of the Company’s common stock on each grant date are adjusted to estimated fair value and the volatility in general economic conditions, stock markets, earnings or revenue multiples of comparable companies and other qualitative and quantitative factors may result in significant changes in the estimated fair value of the Company’s common stock from period to period.

A summary of the activity during 2013 of the Company’s stock option plan is presented below:

	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value

Outstanding at January 1, 2013	-	$-

Granted	1,000,000	3.50
Exercised	-	-
Expired or cancelled	-	-
Outstanding at December 31, 2013	1,000,000	$3.50	$-

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The total compensation cost related to options not yet recognized amounted to approximately $566,675 at December 31, 2013 and the Company expects that it will be recognized over the remaining period of 32 months.

14.	Related Party Transactions

Stockholders advance funds to the Company from time to time to provide financing for operations.

	December 31,	December 31,
	2013	2012

Advances from stockholders	$311	$2,737

Advances from stockholders carry no interest, have no terms of repayment or maturity, and are payable on demand. During the year ended December 31, 2013, the Company received $26,200 from stockholders and repaid $28,626.

The Company entered into a number of related party agreements, as described below, all of which continued after the Share Exchange Transaction with Grilled Cheese. The Company recognized consulting expenses over the requisite service period pursuant to the provisions of each specific agreement.

a.	Trilogy Capital Stock Purchase Agreement

On April 12, 2012, the Company executed a stock purchase agreement with Trilogy and Robert Lee, one of our Directors and Principal Financial Officer. Pursuant to the stock purchase agreement, the Company sold (i) 1,000,000 shares of its Common Stock at a price of $0.001 per share to Trilogy and (ii) 1,000,000 shares of its Common Stock, at a price of $0.001 per share to Robert Lee. The Company received proceeds of $2,000 and will use the net proceeds for general corporate purposes. Our former President, Treasurer, Secretary and director, Alfonso J. Cervantes, owns a 100% equity interest in Trilogy.

b.	Cohen Advisory Agreement

On June 15, 2012, the Company entered into an advisory agreement with Richard M. Cohen Consultants, Inc. (the “Advisor”). The parties agreed that from June 15, 2012 until June 14, 2013, the Advisor would perform advisory and consulting services for the Company. The Company will pay the Advisor $120,000, consisting of: (i) $60,000 of shares of the Company’s Common Stock to be based on the per share price of the Common Stock sold in the 2012 Private Placement Offering, and (ii) $60,000 of cash to be paid in monthly payments of $5,000 pursuant to the terms of the agreement. The agreement may be terminated by the Company for cause, as defined in the agreement. Richard M. Cohen is also the Chairman of Chord Advisors LLC (“Chord”) and David Horin, our former Chief Financial officer, is the President of Chord. The Cohen Advisory Agreement contains a share provision, whereby the Company will issue 60,000 shares over the requisite service period based upon a $1.00 per share price of Common Stock sold in our 2012 Private Placement Offering. For the year ended December 31, 2013, the Company incurred fees of $90,000, issued 60,000 shares of common stock valued at $1.00 per share and has an accounts payable balance of $0 as of December 31, 2013. This agreement expired on June 14, 2013 and was not renewed.

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c.	TRIG Capital Advisory Agreement

On July 16, 2012, the Company entered into the TRIG Capital Advisory Agreement with TRIG Capital Group, LLC whose members are Alfonso J. Cervantes, a shareholder and the Company’s former President, Secretary and a director of the Company, Robert Lee, the Executive Chairman, Principal Financial Officer and a director of the Company and Peter Goldstein, a shareholder and Financial Advisor to the Company. The term of the agreement shall begin on the effective date and continue until such agreement is terminated by the parties. Pursuant to the TRIG Capital Advisory Agreement, TRIG Capital will provide the Company with foreign and domestic marketing services, management advice and support regarding operations, administrative services, and assist with business development as required by the Company. In addition, TRIG Capital will assist management in establishing its franchising operations and assisting in the sale of these franchises. Under the TRIG Capital Advisory Agreement, TRIG Capital may engage third parties reasonably acceptable to the Company to assist in its efforts to satisfy the terms of the Agreement, but TRIG Capital shall be liable for any such payments made to third parties engaged by TRIG Capital.

As compensation for such services, the Company granted TRIG Capital the TRIG Warrant to purchase 1,800,000 shares of Common Stock. The TRIG Warrant is exercisable until July 16, 2017. The TRIG Warrant is exercisable at $2.00 or on a cashless basis if the market price of the Company’s common stock is less than the exercise price or $2.00. The 1,800,000 warrants were subsequently transferred to Mr. Cervantes, Mr. Goldstein and Mr. Lee, equally. In addition to the warrant, the Company will pay TRIG Capital a cash bonus of ten (10%) percent of the purchase price of any franchises that TRIG Capital may sell on behalf of the Company after completion of the Share Exchange Transaction for a period of five (5) years. Additionally, TRIG Capital will receive a monthly fee of $7,000 on the last day of each month for a period of no less than 18 months. For the year ended December 31, 2013, the Company incurred fees of $84,000 and has an accounts payable balance of $58,451 as of December 31, 2013.

d.	Trilogy IR Agreement

On July 16, 2012 the Company entered into the Investor Relations Agreement with Trilogy. The parties agreed to an eighteen (18) month contract, whereby Trilogy will provide the Company with the services to develop and implement a proactive financial communications program designed to increase the investor awareness of the Company in the investment community. In addition, Trilogy will assist the Company in preparing and disseminating investor relations documents, materials, and Company presentations, including press releases, online communications, and the Company’s website.

The Company will pay Trilogy $10,000 per month for these services. In addition, the Company paid Trilogy $25,000 as an engagement fee. Additionally, the Company paid Trilogy $40,000 upon the consummation of the Initial Closing of the 2012 Private Placement Offering and an additional $40,000 upon the final closing of the 2012 Private Placement Offering. For the year ended December 31, 2013, the Company incurred fees of $120,000 and has an accounts payable balance of $50,000 as of December 31, 2013. Our former President, Secretary and director and current shareholder, Alfonso J. Cervantes, owns a 100% equity interest in Trilogy.

e.	Villard Advisory Agreement

On July 16, 2012, the Company entered into an advisory agreement (the “Villard Advisory Agreement”) with Dimitri Villard (the “Advisor”). The parties agreed that from July 1, 2012 until June 30, 2013, the Advisor would perform advisory services for the Company, as well as serving as member of the Company’s Board. The Advisor will devote, on a non-exclusive basis, the necessary time, energy and efforts to the business of the Company and to use his best efforts and abilities to faithfully and diligently promote the Company’s business interests. The Company will pay the Advisor $45,000, consisting of: (i) $22,500 of shares of the Company’s Common Stock to be issued equally on a monthly basis pursuant to the terms of the Villard Advisory Agreement, and (ii) $22,500 of cash to be paid in monthly payments of $1,875 pursuant to the terms of the Villard Advisory Agreement. The Villard Advisory Agreement contains a share provision, whereby the Company will issue $22,500 of shares or 45,000 shares over the requisite service period based upon a 50% discount of the $1.00 per share price of Common Stock sold in the 2012 Private Placement Offering. On September 6, 2013, the Company amended the Villard Advisory Agreement by extending the term of the agreement through February 28, 2014. For the year ended December 31, 2013, the Company incurred fees of $71,250, issued 45,000 shares of common stock valued at $0.50 per share and has an accounts payable balance of $54,375 as of December 31, 2013. On September 6, 2013, Mr. Villard resigned from the Board. His resignation was not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

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f.	Grandview Capital Advisory Agreement

On July 16, 2012, the Company entered into the Grandview Advisory Agreement with Grandview whose majority shareholder is Peter Goldstein, a shareholder and Financial Advisor to the Company. Pursuant to the Grandview Advisory Agreement, Grandview will provide the Company primarily with assistance and advice in seeking out a potential merger or acquisition partner or target.

The Company will pay Grandview $10,000 per month for a period of 18 months. In the event that the Company enters into any transaction involving a sale of the Company or the sale of any substantial or material assets within 36 months of the date of the Grandview Advisory Agreement, Grandview will receive a fee between two (2%) and ten (10%) percent of the total transaction, depending on the transaction value, as defined in the Grandview Advisory Agreement. Additionally, the Company paid Grandview a cash success fee of $40,000 upon the consummation of the Initial Closing of the 2012 Private Placement Offering and an additional cash success fee of $40,000 upon the final closing of the 2012 Private Placement Offering. For the year ended December 31, 2013, the Company incurred fees of $90,000 and has an accounts payable balance of $106,789 as of December 31, 2013. In addition, Grandview Capital Partners, Inc., acting as one of the placement agents for the 2012 and 2013 private placement offerings, was issued 330,000 warrants. The warrants were charged to operations at a fair value of $152,978.

On September 6, 2013, the Company entered into the Termination Agreement, whereby the company terminated the Grandview Advisory Agreement with Grandview. The Grandview Advisory Agreement was mutually terminated by the parties because Mr. Goldstein’s relationship with the Company changed. As provided in the Grandview Advisory Agreement and the Termination Agreement, the Company agreed that the provisions relating to the payment of fees (including but not limited to the tail fees specified in the Grandview Advisory Agreement relating to any entities or individuals Grandview introduced to the Company prior to the execution of the Termination Agreement), reimbursement of expenses, indemnification and contribution, independent contractor, conflicts, confidentiality and waiver of the right to trial by jury survive such termination. Peter Goldstein, the recently appointed President, interim Chief Financial Officer, Secretary and Director of the Company, is the founder, chairman, chief executive officer and registered principal of Grandview. Mr. Goldstein was also the Company’s founder and served as President and Director of the Company from December 31, 2009 to April 12, 2012. Mr. Goldstein did not hold any officer or director positions with the Company when the Grandview Advisory Agreement was consummated and through the Company’s 2013 Private Placement Offering.

g.	Clark Group Agreement

On August 15, 2012, we entered into the Clark Group Agreement with the Clark Group. General Wesley K. Clark currently serves as Chairman and CEO of the Clark Group. The agreement commenced upon the completion of the Share Exchange Transaction and will continue for a period of two years. This agreement was amended on September 6, 2013.

General Clark will supervise the development and implementation of recruitment and “vetting” for prospective veteran franchisees. Wesley Clark, Jr.’s responsibilities will be the supervision and administration of the selection process for prospective veteran franchisees, working directly with, and reporting to, Wesley Clark, Sr. in the execution of that process. For the year ended December 31, 2013, the Company incurred fees of $425,787 and has an accounts payable balance of $106,668 as of December 31, 2013.

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h.	Chord Advisors Agreement

On August 15, 2012, the Company entered into an agreement (the “Chord Agreement”) with Chord. Pursuant to the Chord Agreement, Chord will provide the Company with comprehensive outsourced accounting solutions. The Company will pay Chord $6,250 per month for a period of 12 months. In addition, on September 1, 2012, the Company granted Chord 100,000 warrants with a term of three (3) years and an exercise price of $2.00. Our former Chief Financial Officer, David Horin, is the President of Chord. For the year ended December 31, 2013, the Company incurred fees of $12,500 and has an accounts payable balance of $0 as of December 31, 2013. As of June 30, 2013 this agreement was terminated.

15.	Concentrations

The following table sets forth information as to each supplier that accounted for 10% or more of the Company’s cost of goods sold for the year ended December 31, 2013 and 2012.

Suppliers	Year Ended December 31, 2013	Year Ended December 31, 2012
A	19%	23%
B	-	12%

For the year ended December 31, 2013 the Company had one supplier who accounted for approximately $244,000 of their purchases used for production or approximately 19% of cost of sales for the year then ended. The amount payable to supplier A at December 31, 2013 was $32,532 . For the year ended December 31, 2012 the Company had two suppliers who accounted for approximately $353,000 of their purchases used for production or approximately 35% of total purchases for the year then ended. The amounts payable to suppliers A and B at December 31, 2012 were $9,074 and $8,363, respectively.

16.	Income Taxes

The Company accounts for income taxes under ASC 740, “Expenses – Income Taxes”. ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry forwards. ASC 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

Through October 18, 2012, Grilled Cheese Truck Inc. was an S Corporation that operated out of the State of California.  Tax returns were filed as an S Corporation, which is a ‘pass through entity’ for tax purposes.  Taxable income flowed through to members, and income taxes were not imposed at the company level, except in special circumstances. Subsequent to the Reverse Acquisition Agreement on October 18, 2012, operations are consolidated with those of TRIG Acquisition 1, Inc., a Nevada corporation, which is subject to both Federal and State income taxes.

The table below summarizes the reconciliation of the Company’s income tax provision (benefit) computed at the statutory U.S. Federal rate and the actual tax provision:

	Year Ended December 31,
	2013	2012
Income tax (benefit) provision at the Federal statutory rate	$(1,908,000)	$(405,000)
State income taxes, net of Federal benefit	(285,000)	(72,000)
Benefit of loss (tax liability) not realized due to the Company status as a “pass through entity” for tax proposes	-	23,800
Amortization of debt discount and deferred financing costs	129,000	66,800
Common stock issued for services	300,000	-
Other	-	4,300
Valuation tax asset allowance	1,764,000	382,000
Tax provision	$-	$(100)

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The net operating loss carryforwards available amount to approximately $5.9 million at December 31, 2013, of which approximately $1.1 million is subject to limitation for change in ownership, for purposes of utilization of the Company’s NOL’s under Section 382, may have occurred with the reverse merger that was entered into on October 18, 2012. Subsequent to the reverse merger on October 18, 2012, the Company has assumed the net operating loss (“NOL”) carry forward of TRIG Acquisition 1, Inc. This NOL will be expiring through the year 2033.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Included in the deferred tax asset is the aforementioned NOL. The Company is not able to predict if such future taxable income will be more likely than not sufficient to utilize the benefit. As such, the Company does not believe the benefit is more likely than not to be realized and they have recognized a full valuation allowance for these deferred tax assets.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Included in the deferred tax asset is the aforementioned NOL. The Company is not able to predict if such future taxable income will be more likely than not sufficient to utilize the benefit. As such, the Company does not believe the benefit is more likely than not to be realized and they have recognized a full valuation allowance for these deferred tax assets. The Company’s deferred tax asset as of December 31, 2013 and 2012 is as follows:

	December 31,
	2013	2012
Net operating losses	$2,294,000	$831,800
Fair value of compensatory options and warrants	197,000	-
Deferred revenues	(98,000)	-
	2,393,000	831,800
Valuation allowance	(2,393,000)	(831,800)
Deferred tax asset, net of allowance	$-	$-

The Company has not filed its applicable Federal and State tax returns for the years ended December 31, 2010 through 2012 and may be subject to penalties for noncompliance. The Company has filed an extension for the 2013 filing.

17.	Asset Purchase Agreements

On August 8, 2013, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), by and among Hook & Ladder Draught House, LLC, a Texas limited liability company (“HL”), KOW Leasing Co., LLC, a Texas limited liability company (“KOW”), Mr. Devaraj, as sole member of HL and KOW, respectively (“Mr. Devaraj” together with HL and KOW, the “Sellers”), the Company and GCT Texas Master, LLC, a Nevada limited liability company and a licensee of the Company (“GCT-TX”, together with the Company, the “Buyer”).  HL is a mobile food service business that provides food and alcohol out of renovated fire engines.  Pursuant to the Asset Purchase Agreement, the Company agreed to purchase substantially all of the Seller’s rights, title and interests in and to certain assets, properties and rights of every kind, nature and description, tangible and intangible, real, personal or mixed, accrued and contingent, which are owned or leased by Sellers and used in the Seller’s business, including but not limited to all equipment, customer contracts, property leases, intellectual property, vehicles, books and records, licenses and corporate and trade names.

As consideration for the Seller to enter into the Asset Purchase Agreement, the Company agreed to: (i) issue to Sellers 500,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) issue a warrant to Sellers to purchase up to 250,000 shares of Common Stock (the “HL Warrant”).  The 500,000 shares of Common Stock issued to the Sellers under the Asset Purchase Agreement are subject to customary piggy-back registration rights and were valued at $1.00 per share. The HL Warrant is exercisable at a price of $1.00 per share (see Note 9), contains customary piggyback registration rights and shall be exercisable for a period of three (3) years. In total the value of the common shares issued were $500,000 and the value of the warrants issued were $128,993 for total consideration of $628,993.

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The assets purchased were fixed assets of equipment and vehicles totaling $543,439, which initially were recorded at the carrying value, which at the time the Company estimated to approximate their fair market value and intellectual property valued at $138,944. The fair value allocation of intellectual property is based on management estimates. At December 31, 2013, the Company determined a full impairment of the identifiable intellectual property, including but not limited to all customer contracts, property leases, intellectual property, vehicles, books and records, licenses and corporate and trade names, was necessary. In addition the Company assumed a liability totaling $53,390 for a finance arrangement relating to the purchase of a vehicle which it sold in January 2014 (see Note 6).

The Company also agreed to appoint Mr. Devaraj to the Company’s Board, and, for so long as Mr. Devaraj holds any shares of Common Stock, the Board shall take all reasonable actions such that Mr. Devaraj shall be nominated to serve as a member of the Board. Additionally, the Company entered into an employment agreement with Mr. Devaraj, whereby Mr. Devaraj will be employed by the Company as the Director of Business Development for a period of three (3) years.

On August 8, 2013, Hook & Ladder Draught House, LLC and KOW Leasing Co., LLC, (assignors) and the Company (assignee) entered into assignment agreement to ensure that all the intellectual property subject of the Asset Purchase Agreement is properly transferred to assignee.

On August 8, 2013, Hook & Ladder Draught House, LLC (assignor) and the Company (assignee) entered into assignment and assumption of sublease agreement to assign and transfer to assignee all of right, title and interest in tenant under sublease. Assignor is the holder of tenant’s interest in that certain sublease dated as of March 1, 2013 between KOW Leasing Co., LLC as landlord and assignor as a tenant.

On August 8, 2013, KOW Leasing Co., LLC (assignor) and the Company (assignee) entered into assignment and assumption of lease agreement to assign and transfer to assignee all of right, title and interest as tenant in lease and desires to succeed to the interest of assignor under the lease and to assume the obligation of assignor. Assignor is the holder of tenant’s interest in that certain lease dated as of May 17, 2012 between Southern Methodist University as landlord and assignor as a tenant.

On November 13, 2013, the Company and AFT closed (the “AFT Closing”) the transactions contemplated by the Asset Sale Agreement. At the AFT Closing, the Company transferred to AFT certain intellectual property that was developed and owned by KOW, which was part of the assets purchased by the Company from KOW pursuant to that certain Asset Purchase Agreement, dated August 8, 2013, between the Company, KOW, HL and Mr. Devaraj. The Company sold to AFT one domain name,  hookandladder.biz , which had nominal value and did not include any of the other intellectual property acquired on August 8, 2013 by the Company. The domain name was carried on the Company's balance sheet at $-0-. In consideration, AFT paid the Company a final cash payment of $250,000, for total consideration of $450,000 and issued to the Company membership interests equal to a twenty percent (20%) interest of the issued and outstanding membership interests in AFT. In addition, at Closing, the Company and AFT agreed to entered into a truck rental lease agreement pursuant to which AFT shall lease to the Company, franchise or licensed operators of the Seller, One Hundred (100) new Food trucks, at prevailing market rates and on such other terms and conditions as substantially set forth in the Truck Rental Lease Agreement (the “ Truck Rental Agreement ”), in accordance with the lease commencement schedule as follows: (i) Twenty (20) trucks on or before March 31, 2014; and (ii) a minimum of Ten (10) trucks per month after March 31, 2014. The Company recorded the full $450,000 as a deferred sale. AFT has yet to deliver any of the twenty trucks agreed to be leased by the Company from AFT before March 31, 2014.  Accordingly, the Company has not recognized the $450,000 and is still evaluating the accounting treatment as it fulfills its remaining obligation to lease these trucks.

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18.	Subsequent Events

The Company evaluated subsequent events through the date the consolidated financial statements were available to be issued as follows:

Sale of common stock:

On October 8, 2013, the Company commenced an offering of up to $5,000,000 representing 4,000,000 Units for $1.25 per unit. Each Unit consists of: (i) one share of Company common stock, par value $ 0.001 per share and (ii) a warrant to purchase one share of Common Stock. The Warrants may be exercised until October 31, 2016 at an exercise price of $2.50 per Warrant Share. The Company may, in its sole discretion, increase the size of the offering up to an additional $750,000. There is no minimum amount that must be raised prior to closing. The terms of the Offering, as amended, provide that the Offering will terminate on the earlier of the sale of the maximum offering amount or February 28, 2014, unless extended by the Company for an additional three (3) thirty (30) day periods. On February 28, 2014, the Company exercised the first thirty day extension. The Offering is being made pursuant to Rule 506(c) of Regulation D of the Securities Act of 1933, as amended and the JOBS Act.

From  December 20, 2013 through April 14, 2014 , the Company closed on an aggregate amount of $870,000 from 31 accredited investors and will issue an aggregate of 696,000 shares of common stock and 696,000 warrants in connection with such closings.

Issuance of notes payable:

In February 2014, the Company entered into an unsecured convertible promissory note totaling $50,000 bearing interest at 10% per annum. The note was due on the closing of the Company’s current private placement offering and has been repaid in full.

In February 2014, the Company entered into a promissory note totaling $25,000 bearing interest at 3.25% per annum. The note was due on March 29, 2014 and has been repaid in full.

Sale of Vehicles:

During January 2014, the Company sold two vehicles totaling $77,390.

Promissory Notes

At December 31, 2013, the Company had three secured promissory notes totaling $37,500 in default. At January 23, 2014, the Company reached settlements with the promissory note holders. The Company satisfied its obligations under such promissory notes by issuing 75,000 shares of its common stock as well as 9,375 warrants. The fair value attributed to the consideration given by the Company to satisfy such obligations was based on the pricing of its subscription agreement (which are priced at $1.25 per share including the warrant) which is contemporaneous to this transaction. The excess of the fair value of the consideration given by the Company, which amounted to $93,750, over the carrying value of the promissory notes and related interest payable, which amounted to $42,852, will be recognized as interest expense in its 2014 financial statements.

Promissory Notes – Related Party

At December 31, 2013, the Company had a secured promissory note totaling $12,500 with Chord Advisors, LLC that was in default. At January 23, 2014, the Company reached a settlement with the promissory note holder. The Company satisfied its obligations under such promissory notes by issuing 25,000 shares of its common stock as well as 3,125 warrants. The fair value attributed to the consideration given by the Company to satisfy such obligations was based on the pricing of its subscription agreement (which are priced at $1.25 per share including the warrants) which is contemporaneous to this transaction. The excess of the fair value of the consideration given by the Company, which amounted to $31,250, over the carrying value of the promissory notes and related interest payable, which amounted to $14,002, will be recognized as interest expense in its 2014 financial statements.

Others

On April 7, 2014, the Company entered into a consulting agreement with Undiscovered Equities, Inc., whereby Undiscovered Equities will provide certain advisory services to the Company. The consulting agreement became effective on April 8, 2014 and will terminate on May 7, 2014, provided that the term may be extended by mutual agreement of the parties. In connection with the services, the Company will pay to Undiscovered Equities, Inc. a one-time cash fee of $7,500 and a one-time issuance of 50,000 restricted shares of the Company’s common stock.

On April 11, 2014, the Company entered into an advisory agreement with PBNJ Advisors, Inc., whereby PBNJ Advisors will provide certain advisory services to the Company. The advisory agreement became effective on April 11, 2014 and will terminate on December 31, 2014, provided that the term may be extended by mutual agreement of the parties. In connection with the services, the Company will pay to PBNJ Advisors: (i) a monthly cash payment of $5,600, for an aggregate annual payment of $67,200, with such monthly payments to commence retroactively as of January 1, 2014, (ii) a one-time issuance of 50,000 shares of restricted common stock of the Company, (iii) a one-time grant of warrants to purchase 100,000 shares of common stock, exercisable for a period of 3 years at a price of $2.00 per share, and (iv) up to $400 a month for health insurance. The advisory agreement shall terminate upon (i) the expiration of the term, or (ii) by the Company for cause.

On April 11, 2014, Mr. Nicholas Koutsivitis submitted his resignation as the Company’s Treasurer, effective immediately following filing this Annual Report. As a result, Mr. Goldstein was appointed, and will assume the role of Treasurer effective immediately following the filing of this Annual Report.

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You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

THE GRILLED CHEESE TRUCK, INC.

22,105,508 Shares of

Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various costs and expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC registration fee:

SEC registration fee	$4,353.66
Accounting fees and expense	5,000.00
Legal fees and expenses	67,500.00
Miscellaneous Fees and Expenses	20,000.00
Total	$96,853.66

Item 14. Indemnification of Directors and Officers.

Subsection 7 of Section 78.138 of the Nevada Revised Statutes (the “Nevada Law”) provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the company’s Articles of Incorporation provides for greater individual liability.

Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (any such person, a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with such action, suit or proceeding if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Covered Person’s conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of a Covered Person against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Covered Person in connection with the defense or settlement of such action or suit, if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation. However, no indemnification may be made in respect of any claim, issue or matter as to which the Covered Person shall have been adjudged by a court of competent jurisdiction (after exhaustion of all appeals) to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances the Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper Section 78.7502 of the Nevada Law further provides that to the extent a Covered Person has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2, as described above, or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Covered Person against expenses (including attorneys’ fees) actually and reasonably incurred by the Covered Person in connection with the defense.

II-1

Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification pursuant to Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances. Such determination must be made (a) by the shareholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such non-party directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such non-party directors cannot be obtained.

Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Subsection 2 of Section 78.751 further provides that its provisions do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification pursuant to Section 78.7502 of the Nevada Law and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which the Covered Person may be entitled under the articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue for a Covered Person who has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of his or her heirs, executors and administrators.

Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of a Covered Person for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as a Covered Person or arising out of such person’s status as a Covered Person whether or not the corporation has the authority to indemnify such person against such liability and expenses.

The Bylaws of the company provide for indemnification of Covered Persons substantially identical in scope to that permitted under the Nevada Law. Such Bylaws provide that the expenses of directors and officers of the company incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the company.

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Item 15. Recent Sales of Unregistered Securities.

As previously disclosed, on April 18, 2013, we completed the 2012 Private Placement Offering with the 2012 Private Placement Purchasers for total aggregate gross proceeds to us of $2,875,025. Pursuant to the 2012 Private Placement Subscription Agreement, we issued to the Private Placement Purchasers units consisting of (i) the Private Placement Notes and (ii) the Private Placement Warrants to purchase the Private Placement Warrant Shares at an exercise price of $2.00 per share. The Private Placement Units each consisted of a Private Placement Note, in the principal face amount of $25,000, and Private Placement Warrants to purchase 12,500 shares of our common stock.

Additionally, as previously disclosed, on June 21, 2013, we completed the 2013 Private Placement Offering with the 2013 Private Placement Purchasers for total aggregate gross proceeds to us of $645,000. Pursuant to the 2013 Private Placement Subscription Agreement, we issued to the Private Placement Purchasers units consisting of (i) the Private Placement Notes and (ii) the Private Placement Warrants to purchase the Private Placement Warrant Shares at an exercise price of $2.00 per share. The Private Placement Units each consisted of a Private Placement Note, in the principal face amount of $25,000, and Private Placement Warrants to purchase 12,500 shares of our common stock.

Grandview Capital Partners, Inc., registered under the name Blackwall Capital Markets, Inc., a broker dealer that is a member of FINRA and the Securities Investor Protection Corporation and registered with the Securities and Exchange Commission acted as placement agent in connection with the Offerings. As consideration for acting as the placement agent, at the closing of the Offerings, we paid to the Placement Agent (i) in cash, a fee equal to $128,500 for the 2012 Private Placement Offering and a fee equal to $32,100 for the 2013 Private Placement Offering and (ii) issued warrants to purchase up to an aggregate of 287,500 shares of our common stock in the 2012 Private Placement Offering and warrants to purchase up to an aggregate of 352,000 shares of our common stock in the 2013 Private Placement Offering. The Placement Agent warrants have an exercise price of $1.20 per share, excisable for a term of five (5) years from the closing of each of the Offerings, respectively, and contain equitable adjustment for stock splits, stock dividends and similar events, as well as full ratchet anti-dilution provisions.

The Private Placement Notes and Private Placement Warrants were offered and sold to the Private Placement Purchasers in a private transaction in reliance upon exemptions from registration pursuant to Rule 506 of Regulation D. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

II-3

On February 1, 2011, we sold 250,000 shares of Series A Convertible Preferred Stock, par value of $0.001 per share, for $125,000 cash ($0.50/share sales price) and paid offering cost of $6,842. On February 15, 2011, we sold 150,000 shares of Series A Convertible Preferred Stock, par value of $0.001 per share, for $75,000 cash ($0.50/shares sales price). In accordance with the terms of the Series A Preferred Stock, these shares automatically converted into common stock on February 1, 2012 and February 15, 2012, respectively. On July 5, 2012, these shareholders agreed to sell back to us the 400,000 shares of common stock that they received from the conversion of Series A Preferred Stock in exchange for 12% Secured Notes in the amount of $200,000. The foregoing securities were issued in reliance upon an exemption from registration under Section 4(a)(2) and Regulation D of the Securities Act of 1933, as amended. The shares of common stock issuance upon conversion of the 12% Secured Notes are being registered in this prospectus.

On July 9, 2012, we completed a bridge financing for $512,500 principal amount of 12% Secured Notes (the “Bridge Notes”) with a total of 16 investors. The Bridge Notes had a maturity date of April 8, 2013 and bear interest at twelve percent (12%) per annum, payable on the last day of every fiscal quarter commencing June 30, 2012 and continuing through the maturity date. After the final closing of the 2012 Private Placement Offering, in full satisfaction of the Bridge Notes, including all accrued but unpaid interest, converted into 1,696,834 shares of our common stock at a price equal to 33.3% of the conversion price, or $0.33, of the Private Placement Notes, which was $1.00. The sale and the issuance of the Bridge Notes were directly offered by the company to investors without the use of a placement agent and offered and sold the Bridge Notes in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated under the Securities Act. The shares of common stock issued in connection with the Bridge Note conversion are being registered in this prospectus.

On August 27, 2012, we entered into a subscription agreement with private investors (the “August 2012 Private Placement”) under a private placement offering of shares of our common stock. An aggregate of 322,500 shares of common stock were sold in the August 2012 Private Placement at a purchase price of $0.50 per share for gross proceeds to us in the amount of $161,250. These shares were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated under the Securities Act. The shares of common stock issued in the August 2012 Private Placement are being registered in this prospectus.

On September 20, 2012, we completed a bridge financing for $50,000 principal amount of 12% Secured Notes (the “Additional Notes”) with a total of 4 investors. The Additional Notes had a maturity date of December 6, 2012 and bear interest at twelve percent (12%) per annum. On March 14, 2013, the holders of the Additional Notes agreed to extend the maturity date of the Additional Notes to September 30, 2013. These Additional Notes were directly offered by the company to investors without the use of a placement agent and offered and sold the Additional Notes in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated under the Securities Act. The Additional Notes were subsequently converted into an aggregate of 100,000 shares of common stock and warrants to purchase 12,500 shares of common stock at an exercise price of $2.00 per share. The shares and warrants issued as a result of the conversion are being registered in this prospectus.

On April 12, 2012, we executed a stock purchase agreement with Trilogy Capital Partners, Inc. (“Trilogy Capital”) and Robert Lee, our Executive Chairman, Chief Executive Officer and director. Pursuant to the stock purchase agreement, we sold (i) 1,000,000 shares of our common stock at a price of $0.001 per share to Trilogy Capital, and (ii) 1,000,000 shares of our common stock, at a price of $0.001 per share to Robert Lee. Our former President, Secretary and director, Alfonso J. Cervantes, owns a 100% equity interest in Trilogy Capital. Mr. Cervantes resigned from each respective position on July 12, 2013. The shares of common stock sold pursuant to the Trilogy Capital Stock Purchase Agreement are being registered in this prospectus.

On December 27, 2013, the company issued a certain 10% Unsecured Convertible Promissory Note to Benjamin Cohen in the principal amount of $40,000 on December 27, 2013. Pursuant to the terms of promissory note, Mr. Cohen was entitled to receive 8,000 shares of the company’s restricted shares of common stock.

On April 7, 2014, we entered into a consulting agreement with Undiscovered Equities, Inc., whereby Undiscovered Equities will provide certain advisory services to the company. The consulting agreement became effective on April 8, 2014 and terminated on May 7, 2014. In connection with the services, Undiscovered Equities, Inc. received a one-time cash fee of $7,500 and a one-time issuance of 50,000 restricted shares of the company’s common stock.

On April 11, 2014, we entered into an advisory agreement with PBNJ Advisors, Inc., whereby PBNJ Advisors will provide certain advisory services to the company. The advisory agreement became effective on April 11, 2014 and will terminate on December 31, 2014, provided that the term may be extended by mutual agreement of the parties. In connection with the services, the company will pay to PBNJ Advisors: (i) a monthly cash payment of $5,600, for an aggregate annual payment of $67,200, with such monthly payments to commence retroactively as of January 1, 2014, (ii) a one-time issuance of 50,000 shares of restricted common stock of the company, (iii) a one-time grant of warrants to purchase 100,000 shares of common stock, exercisable for a period of 3 years at a price of $2.00 per share, and (iv) up to $400 a month for health insurance. The advisory agreement shall terminate upon (i) the expiration of the term, or (ii) by the company for cause.

On October 8, 2013, we commenced a “best-efforts” private placement offering of up to $5,000,000 pursuant to Rule 506(c) of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). From December 20, 2013 through May 29, 2014, we held closings of our private placement offering whereby the company received an aggregate of $2,823,125 from 37 accredited investors and issued an aggregate of 2,258,500 shares of common stock and 2,258,500 warrants in connection with such closings. No fees were paid to any placement agents in connection with this offering.

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Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1	Share Exchange Agreement by and between TRIG Acquisition 1, Inc., GCT, Inc., Grilled Cheese, Inc., Michele Grant, and David Danhi dated October 18, 2012 (1)
3.1	Articles of Incorporation (2)
3.2	Certificate of Amendment to Articles of Incorporation (44)
3.3	Certificate of Amendment to Articles of Incorporation (3)
3.4	Certificate of Amendment to Articles of Incorporation (4)
3.5	Bylaws (5)
4.1	Form of Note for October 2012 Offering (6)
4.2	Form of Warrant for October 2012 Offering (7)
4.3	Form of Note for July 2012 Offering (8)
4.4	Form of Warrant to TRIG Capital Group, LLC for July 2012 Offering (9)
4.5	Form of Note for June 2013 Offering (10)
4.6	Form of Warrant for June 2012 Offering (11)
4.7	Form of Warrant issued pursuant to an Asset Purchase Agreement by and among Hook & Ladder Draught House, LLC, KOW Leasing Co., LLC and Deepak Devaraj dated August 8, 2013 (12)
5.1	Opinion of Ellenoff Grossman & Schole LLP*
10.1	Registration Rights Agreement by and between TRIG Acquisition 1, Inc. and Michele Grant, dated October 18, 2012 (13)
10.2	Form of Subscription Agreement for October 2012 Offering (14)
10.3	Form of Registration Rights Agreement (15)
10.4	Danhi Employment Agreement (16)
10.5	Chord Advisor Agreement (17)
10.6	PBNJ Advisory Agreement (18)
10.7	Amendment to TRIG Capital Group, LLC Advisory Agreement (19)
10.8	Clark Group Agreement (20)
10.9	Advisory Agreement between Richard M. Cohen Consultants, Inc. and the Company, dated July 16, 2012 (21)
10.10	Form of Note Purchase Agreement in connection with the July 2012 Offering (22)
10.11	Form of Repurchase Agreement (23)
10.12	Advisory Agreement between TRIG Capital Group, LLC and the Company, dated July 16, 2012 (24)
10.13	Investor Relations Agreement between Trilogy Capital Partners, Inc. and the Company, dated July 16, 2012 (25)
10.14	Advisory Agreement between Dimitri Villard and the Company, dated July 16, 2012 (26)
10.15	Employment Agreement between Robert Lee and the Company, dated July 16, 2012 (27)
10.16	Advisory Agreement between Grandview Capital Partners, Inc. and the Company, dated July 16, 2012 (28)
10.17	Form of Subscription Agreement for August 2012 Offering (29)
10.18	Form of Subscription Agreement for June 2013 Offering (30)
10.19	Form of Registration Rights Agreement (31)
10.20	Asset Purchase Agreement by and among Hook & Ladder Draught House, LLC, KOW Leasing Co., LLC and Deepak Devaraj dated August 8, 2013 (32)
10.21	Employment Agreement with Deepak Devaraj dated August 8, 2013 (33)
10.22	Form of Amendment No. 1 to the Advisory Agreement with Dimitri Villard, dated September 6, 2013 (34)
10.23	Form of Amendment No. 1 to the Term Sheet with Wesley K. Clark & Associates, LLC, dated September 6, 2013 (35)
10.24	Form of Amendment No. 1 to the Employment Agreement with Robert Y. Lee, dated September 6, 2013 (36)
10.25	Form of Employment Agreement with Peter Goldstein, dated September 6, 2013 (37)
10.26	Asset Purchase Agreement by and between the Company and American Food Truck Group, LLC, dated September 12, 2013 (38)
10.28	Placement Agent Termination Agreement, dated September 6, 2013(42)
10.29	Stock Purchase Agreement with Trilogy Capital Partners, dated April 12, 2012 (39)
10.30	Form of Standard Catering Agreement(43)
16.1	Letter from Sherb & Co., LLP to the Securities and Exchange Commission dated March 7, 2013. (40)
16.2	Letter from Marcum LLP to the Securities and Exchange Commission dated April 29, 2013. (41)
23.1	RBSM, LLP*

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* Filed herewith.

** To be filed in an amendment.

(1) Previously filed as Exhibit 2.1 to Form 8-K filed on October 24, 2012.

(2) Previously filed as Exhibit 3.1 to Form 10-12G/A filed on September 14, 2010.

(3) Previously filed as Exhibit 3.1 to Form 8-K filed on July 6, 2011.

(4) Previously filed as Exhibit 3.1 to Form 8-K filed on April 29, 2013.

(5) Previously filed as Exhibit 3.2 to Form 10-12G/A filed on September 14, 2010.

(6) Previously filed as Exhibit 4.1 to Form 8-K filed on October 24, 2012.

(7) Previously filed as Exhibit 4.2 to Form 8-K filed on October 24, 2012.

(8) Previously filed as Exhibit 4.1 to Form 8-K filed on July 25, 2012.

(9) Previously filed as Exhibit 4.2 to Form 8-K filed on July 25, 2012.

(10) Previously filed as Exhibit 4.1 to Form 8-K filed on June 26, 2013

(11) Previously filed as Exhibit 4.2 to Form 8-K filed on June 26, 2013

(12) Previously filed as Exhibit 10.2 to Form 8-K filed on August 14, 2013.

(13) Previously filed as Exhibit 10.1 to Form 8-K filed on October 24, 2012.

(14) Previously filed as Exhibit 10.2 to Form 8-K filed on October 24, 2012.

(15) Previously filed as Exhibit 10.3 to Form 8-K filed on October 24, 2012.

(16) Previously filed as Exhibit 10.4 to Form 8-K filed on October 24, 2012.

(17) Previously filed as Exhibit 10.5 to Form 8-K filed on October 24, 2012.

(18) Previously filed as Exhibit 10.6 to Form 8-K filed on October 24, 2012.

(19) Previously filed as Exhibit 10.7 to Form 8-K filed on October 24, 2012.

(20) Previously filed as Exhibit 10.8 to Form 8-K/A filed on December 11, 2012.

(21) Previously filed as Exhibit10.1 to Form 8-K filed on July 25, 2012.

(22) Previously filed as Exhibit 10.2 to Form 8-K filed on July 25, 2012.

(23) Previously filed as Exhibit 10.3 to Form 8-K filed on July 25, 2012.

(24) Previously filed as Exhibit 10.4 to Form 8-K filed on July 25, 2012.

(25) Previously filed as Exhibit 10.5 to Form 8-K filed on July 25, 2012.

(26) Previously filed as Exhibit 10.6 to Form 8-K filed on July 25, 2012.

(27) Previously filed as Exhibit 10.7 to Form 8-K filed on July 25, 2012.

(28) Previously filed as Exhibit 10.8 to Form 8-K filed on July 25, 2012.

(29) Previously filed as Exhibit 10.1 to Form 8-K filed on September 6, 2012.

(30) Previously filed as Exhibit 10.1 to Form 8-K filed on June 26, 2013.

(31) Previously filed as Exhibit 10.2 to Form 8-K filed on June 26, 2013.

(32) Previously filed as Exhibit 10.1 to Form 8-K filed on August 14, 2013

(33) Previously filed as Exhibit 10.3 to Form 8-K filed on August 14, 2013.

(34) Previously filed as Exhibit 10.1 to Form 8-K filed on September 12, 2013.

(35) Previously filed as Exhibit 10.2 to Form 8-K filed on September 12, 2013.

(36) Previously filed as Exhibit 10.3 to Form 8-K filed on September 12, 2013.

(37) Previously filed as Exhibit 10.4 to Form 8-K filed on September 12, 2013.

(38) Previously filed as Exhibit 10.1 to Form 8-K filed on September 18, 2013.

(39) Previously filed as Exhibit 10.2 to Form 10-K filed on April 16, 2012;

(40) Previously filed as Exhibit 16.1 to Form 8-K filed on April 29, 2013.

(41) Previously filed as Exhibit 16.2 to Form 8-K filed on April 29, 2013.

(42) Previously filed as Exhibit 10.28 to Form 10-K filed on April 15, 2014.

(43) Previously filed as Exhibit 10.30 to Form 10-K filed on April 15, 2014.

(44) Previously filed as Exhibit 3.2 to Form 8-K filed on March 8, 2011.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 13th day of June 2014.

THE GRILLED CHEESE TRUCK, INC.
By:	/s/ Robert Y. Lee
Name: Robert Y. Lee
Title: Interim Chief Executive Officer and Chairman of the Board

By:	/s/ Peter Goldstein
Name: Peter Goldstein
Title: Principal Accounting Officer, Interim Chief Financial Officer, President, Treasurer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Goldstein his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ David Danhi	Chief Creative Officer and Director	June 13, 2014
David Danhi

/s/ Robert Y. Lee	Interim Chief Executive Officer (Principal Executive Officer), Executive Chairman,	June 13, 2014
Robert Y. Lee	Director

/s/ Peter Goldstein	President, Interim Chief Financial Officer (Principal Accounting Officer), Treasurer, Secretary and Director	June 13, 2014
Peter Goldstein

/s/ General Wesley Clark	Director	June 13, 2014
General Wesley Clark

/s/ Deepak Devaraj	Director	June 13, 2014
Deepak Devaraj

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